 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, VIA EDGAR, ON AUGUST 26,
                                      1998


                                                      REGISTRATION NO. 333-60975
                                                                    333-60975-01
                                                                    333-60975-02

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

           CIRCUS CIRCUS ENTERPRISES, INC.                        NEVADA                  88-0121916
                   CIRCUS FINANCE I                              DELAWARE                 52-6929493
                  CIRCUS FINANCE II                              DELAWARE                 52-6929492
              (Exact name of registrant                       (State or other          (I.R.S. Employer
             as specified in its charter)                     jurisdiction of         Identification No.)
                                                             incorporation or
                                                               organization)

                         ------------------------------
    2880 LAS VEGAS BOULEVARD SOUTH, LAS VEGAS, NEVADA 89109  (702) 734-0410

(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)
                         ------------------------------
       YVETTE E. LANDAU, GENERAL COUNSEL, CIRCUS CIRCUS ENTERPRISES, INC.
    2880 LAS VEGAS BOULEVARD SOUTH, LAS VEGAS, NEVADA 89109  (702) 734-0410

 (Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)
                         ------------------------------
                  PLEASE SEND A COPY OF ALL CORRESPONDENCE TO:

       HOWELL J. REEVES, ESQUIRE, WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP TWELFTH FLOOR PACKARD BUILDING, 111 SOUTH 15TH STREET, PHILADELPHIA, PA
                             19102  (215) 977-2000
                         ------------------------------
      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
    From time to time after this Registration Statement becomes effective as determined by market conditions.
                         ------------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                         ------------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                                EXPLANATORY NOTE

    Included immediately preceding the Prospectus is a form of Prospectus Supplement relating to Trust Preferred Securities which will be appropriately modified to reflect the specific terms of any offering of Trust Preferred Securities.

                 SUBJECT TO COMPLETION, DATED            , 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                              PREFERRED SECURITIES

    [LOGO]
                                CIRCUS FINANCE I

                            % TRUST PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)

                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                        CIRCUS CIRCUS ENTERPRISES, INC.
                                 -------------

    The      % Trust Preferred Securities (the "Preferred Securities") offered hereby represent undivided preferred beneficial interests in the assets of Circus Finance I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Circus Circus Enterprises, Inc., a Nevada corporation (the "Company"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing common undivided

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" COMMENCING ON PAGE S-13 OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

    The Preferred Securities are expected to be approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                         ------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
      WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
 NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION, NOR ANY OTHER GAMING REGULATORY AUTHORITY
      HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION
                               TO THE CONTRARY IS
                                   UNLAWFUL.

                                                     INITIAL PUBLIC          UNDERWRITING            PROCEEDS TO
                                                    OFFERING PRICE(1)        COMMISSION(2)            TRUST(3)
Per Preferred Security..........................            $                     (3)                     $
Total...........................................            $                     (3)                     $

(1) Plus accrued distributions, if any, from             , 1998.

(2) The Company and the Trust have agreed jointly and severally to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $     .

                         ------------------------------

    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company in New York, New York on
or about             , 1998.

                         ------------------------------

                                 [UNDERWRITERS]
                                ----------------

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS             , 1998.

(CONTINUED FROM PREVIOUS PAGE)

beneficial interests in the assets of the Trust. The Trust exists for the exclusive purposes of issuing and selling the Trust Securities and investing the
proceeds thereof in an equivalent principal amount of         % Subordinated
Deferrable Interest Debentures due         ,         of the Company (for the
purpose of this Prospectus Supplement, the "Subordinated Debentures"). The Subordinated Debentures will be unsecured obligations of the Company and will be subordinate and junior in right of payment to certain other indebtedness of the Company, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption and otherwise.

    Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of     % of the liquidation amount of $25 per
Preferred Security, accruing from         , 1998 and payable quarterly in
arrears on      ,      ,         and      of each year, commencing         ,
1998 ("distributions"). The distribution payable on      , 1998, which will be
calculated at the above rate and based on a period that is shorter than a full
quarter, will be in the amount of $     per Preferred Security. The distribution
rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debentures, no amounts will be paid on the Preferred Securities. The payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by the Company (the "Preferred Securities Guarantee") if and to the extent the Trust has funds available therefor. The Company's obligations under the Preferred Securities Guarantee, taken together with its other obligations described herein, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Effect of Obligations Under the Subordinated Debentures and the Preferred Securities Guarantee" and "Description of the Preferred Securities Guarantee." The obligations of the Company under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and will rank PARI PASSU with the most senior preferred stock issued by the Company from time to time and with any guarantee that may be entered into by the Company in respect of any preferred stock of any subsidiary or affiliate of the Company. If the Company does not make principal or interest payments on the Subordinated Debentures, the Trust will not have sufficient funds to redeem or make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such redemptions or distributions until the Trust has sufficient funds available therefor. The obligations of the Company under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company. The Senior Indebtedness of the Company aggregated approximately $1.6 billion at April 30, 1998. As of such date, the indebtedness ranking PARI PASSU with the Subordinated Debentures aggregated approximately $300 million. In addition, because the Company is a holding company, its obligations under the Preferred Securities Guarantee and the Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At April 30, 1998, the subsidiaries of the Company had total indebtedness outstanding and other liabilities of approximately $187 million (excluding, in each case, indebtedness and other liabilities owed to the Company and other affiliates, guaranteed indebtedness of subsidiaries that is included in Senior Indebtedness, deferred income taxes and other deferred credits).

    The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated
Debentures, at any time, for up to   consecutive quarters (each, an "Extension
Period"); PROVIDED, HOWEVER, that no Extension Period may extend beyond the maturity of the Subordinated Debentures. If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. Despite such deferral, during an Extension Period distributions will continue to accrue with
interest thereon at an annual rate of    % per annum,
compounded quarterly (to the extent permitted by applicable law), and holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash interest payments attributable to such deferred income. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," "Risk Factors--Option to Extend Interest Payment Period," and "Certain Federal Income Tax Consequences--Original Issue Discount, Premium and Market Discount." In the event of any such deferral, the holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

    The Subordinated Debentures are redeemable by the Company (in whole or in
part) from time to time, on or after       ,       , or at any time in certain
circumstances upon the occurrence of a Tax Event (as defined herein) at 100% of the principal amount of the Subordinated Debentures to be redeemed plus accrued and unpaid interest thereon to the date fixed for redemption. If the Company redeems Subordinated Debentures, the Trust must redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed at $25 per Trust Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities--Mandatory and Optional Redemption." The Trust Securities will be redeemed at the Redemption Price upon maturity of the Subordinated Debentures.
The Subordinated Debentures mature on      ,      . In addition, upon the
occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Subordinated Debentures are redeemed in the limited circumstances described below, the Trust shall be terminated with the result that the Subordinated Debentures will be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash distribution. In the case of the occurrence of a Special Event that is a Tax Event, the Company will have the right in certain circumstances to redeem the Subordinated Debentures, which would result in the redemption by the Trust of the Trust Securities in the same amount on a pro rata basis. If the Subordinated Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Debentures."

    In the event of the voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest, if any, thereon) to the date of payment, unless in connection with such dissolution, winding-up or termination the Subordinated Debentures are distributed to the holders of the Trust Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination."
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF PREFERRED SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AS WELL AS THE INFORMATION INCORPORATED HEREIN AND THEREIN BY REFERENCE. REFERENCE IS MADE TO "DEFINITIONS" ON PAGE S-72 FOR THE LOCATION IN THIS PROSPECTUS SUPPLEMENT OF THE DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED HEREIN.

                                  THE COMPANY

    Circus Circus Enterprises, Inc. (the "Company") is one of the largest hotel-casino operators (in terms of rooms and casino square footage) in the United States. Upon completion of Mandalay Bay, the Company's newest hotel-casino resort, the Company will own and operate eleven hotel-casino properties with over 22,000 guest rooms and over 800,000 square feet of gaming space. The Company also owns a 50% interest in three joint venture casino properties with approximately 4,700 guest rooms and over 200,000 square feet of gaming space. In March 1999, Mandalay Bay is expected to open as the centerpiece of the Company's Masterplan Mile (as defined) on the south end of the Las Vegas Strip. The Masterplan Mile, which is approximately 230 acres with approximately one mile of frontage on the Las Vegas Strip, represents a completely new concept in hotel-casino development. The tropical environment of Mandalay Bay is designed to ultimately be surrounded by multiple resorts, functioning with Luxor and Excalibur as a cluster of interconnected entertainment destinations that have no similarly scaled competition in Las Vegas. The complex will include an array of distinctively themed hotel-casinos, complemented by restaurants, shops and entertainment venues catering to a broad spectrum of Las Vegas visitors. For the year ended January 31, 1998, the Company had revenues and EBITDA (as defined) of $1.35 billion and $376.9 million, respectively.

    Set forth below is certain information as of April 30, 1998 concerning the properties that are wholly owned and operated by the Company.

                                                              CASINO
                                                   HOTEL      SQUARE                    GAMING        PARKING
LOCATION/PROPERTY                                  ROOMS      FOOTAGE    SLOTS(1)      TABLES(2)      SPACES
----------------------------------------------  -----------  ---------  -----------  -------------  -----------
LAS VEGAS, NEVADA
  Circus Circus...............................       3,744     109,000       2,210            74         4,700
  Luxor.......................................       4,425     120,000       2,027           106         3,200
  Excalibur...................................       4,000     110,000       2,407            81         4,000
  Silver City(3)..............................      --          18,200         443            19           350
  Slots-A-Fun.................................      --          16,700         537            27        --
RENO, NEVADA
  Circus Circus...............................       1,605      60,000       1,793            68         3,000
LAUGHLIN, NEVADA
  Colorado Belle..............................       1,226      64,000       1,250            40         1,700
  Edgewater...................................       1,450      44,000       1,337            42         2,300
JEAN, NEVADA
  Gold Strike.................................         813      37,000       1,080            22         2,100
  Nevada Landing..............................         303      36,000       1,050            21         1,400
HENDERSON, NEVADA
  Railroad Pass...............................         120      21,000         399             9           600
TUNICA COUNTY, MISSISSIPPI
  Gold Strike.................................       1,066      48,000       1,293            46         1,400

--------------------------

(1) Includes slot machines and other coin-operated devices.

(2) Generally includes blackjack ("21"), craps, pai gow poker, Caribbean stud poker, wheel of fortune and roulette.

(3) This property is operated by the Company under a lease which expires in October 1999.

JOINT VENTURE PROPERTIES

    The Company is also a 50% participant in joint ventures that own and operate properties in Las Vegas and Reno, Nevada and Elgin, Illinois. They include (i) a joint venture which owns and operates Monte Carlo, a luxury hotel-casino resort on the Las Vegas Strip that offers a palatial style reminiscent of the BELLE EPOQUE, the French Victorian architecture of the late 19th century; (ii) a joint venture which owns and operates Grand Victoria, a Victorian themed riverboat casino and land-based entertainment complex in Elgin, Illinois, a suburb approximately 40 miles northwest of downtown Chicago; and (iii) a joint venture which owns and operates Silver Legacy, a hotel-casino and entertainment complex situated on two city blocks in downtown Reno, Nevada.

    The following table sets forth certain information as of April 30, 1998, concerning the properties of the joint ventures in which the Company is a 50% participant.

                                                               CASINO
                                                               SQUARE                    GAMING        PARKING
LOCATION/PROPERTY                                HOTEL ROOMS   FOOTAGE    SLOTS(1)      TABLES(2)      SPACES
-----------------------------------------------  -----------  ---------  -----------  -------------  -----------

LAS VEGAS, NEVADA
 Monte Carlo...................................       3,002      90,000       2,088            95         4,000

ELGIN, ILLINOIS
 Grand Victoria................................      --          36,000         977            58         2,000

RENO, NEVADA
 Silver Legacy.................................       1,711      85,000       2,257            83         1,800

--------------------------

(1) Included slot machines and other coin-operated devices.

(2) Generally includes, blackjack ("21"), craps, pai gow poker, Caribbean stud poker, wheel of fortune and roulette.

NEW CASINO RESORT DEVELOPMENT

LAS VEGAS

    In the Spring of 1997, the Company commenced construction of Mandalay Bay, a 43-story, hotel-casino resort which will have approximately 3,700 rooms and approximately 135,000 square feet of gaming space. The resort, which is expected to be completed in the first quarter of 1999, will be situated on approximately 60 acres of land just south of Luxor. Mandalay Bay's attractions are planned to include an 11-acre tropical lagoon featuring a sand-and-surf beach, a three-quarter-mile lazy river ride, a 30,000-square-foot spa and other entertainment attractions. Inside, Mandalay Bay will offer internationally renowned restaurants, as well as a House of Blues nightclub and restaurant, including its signature Foundation Room sited on Mandalay Bay's rooftop, and 100 "music-themed" hotel rooms in Mandalay Bay's towers.

    Within Mandalay Bay and as part of its 3,700 rooms, a Four Seasons Hotel with approximately 400 rooms will provide Las Vegas visitors with a luxury "five-star" hospitality experience. The Four Seasons Hotel, which will be owned by the Company and managed by Four Seasons Hotels Limited ("Four Seasons"), represents the first step pursuant to the Company's cooperative effort with Four Seasons to identify strategic opportunities for development of hotel and casino properties worldwide. The cost of Mandalay Bay, including the Four Seasons Hotel but excluding the land, is currently estimated at approximately $850 million. See "Risk Factors--Construction Risks" and "--Mandalay Bay Construction."

    During the course of construction, Mandalay Bay's hotel tower has experienced settling which has exceeded the level contemplated in the building's original design and the amount of settling has been greater in some portions of the structure than others. The Company has retained geotechnical, structural engineering and foundation consultants who are evaluating the situation and have recommended remedial measures which are in the initial stages of implementation. Completion of the recommended remedial measures is not expected to delay the opening of Mandalay Bay or materially increase the cost of the project. However, until such remedial measures are completed and evaluated and the ongoing evaluation of the site is concluded, there can be no assurances that further corrective measures will not be required or, if additional measures are required, as to the cost of such measures or their impact, if any, on the scheduled completion and opening of Mandalay Bay.

    Mandalay Bay is the latest phase of the Company's development of over 230 acres of land it owns at the south end of the Las Vegas Strip which runs from Tropicana Avenue south approximately one mile to Russell Road ("Masterplan Mile"). As part of its development plan for Masterplan Mile, the Company is constructing a 125,000-square-foot convention facility and a 12,000-seat arena. These facilities are expected to be completed and opened concurrently with Mandalay Bay, and will represent core components of Masterplan Mile which will be cross-marketed to guests at the Company's existing and future hotel-casinos within Masterplan Mile. The estimated cost of the convention facility and arena is approximately $100 million.

    The Company also plans to construct a monorail system which will link the Company's resorts on Masterplan Mile. Furthermore, the Company is planning a "Sea of Predators" aquarium exhibit which will likewise represent a core component of Masterplan Mile. Both the monorail and the Sea of Predators exhibit are anticipated to be completed after the opening of Mandalay Bay. The cost of these additional Masterplan Mile core components is estimated at approximately $75 million. The Company may add other core components to its development plan for Masterplan Mile in the future.

DETROIT, MICHIGAN

    The Company has formed a joint venture with the Detroit-based Atwater Casino Group to build, own and operate a hotel-casino in Detroit, Michigan. The Company will own a 45% equity interest in the proposed project and receive a management fee. On November 21, 1997, the joint venture was selected to be one of three groups permitted to negotiate a development agreement with the City, and its development agreement was approved by the City Council on April 9, 1998. The joint venture's ability to proceed with the proposed project is contingent upon the receipt of all necessary gaming approvals and satisfaction of other conditions. The joint venture is planning a $600 million project, of which the Company would be required to contribute 20% of such amount in the form of equity, with the balance expected to be provided through project-specific financing. If the Company proceeds with the project, it will guarantee completion of the project and will be required to give a keep-well guarantee, pursuant to which the Company would contribute additional funds, if and as needed, to continue operations of the project for a period of two years. If permitted by city and state authorities, the Company would consider construction of a temporary facility. See "Risk Factors--Mississippi and Michigan Voter Initiatives to Ban Gaming."

MISSISSIPPI GULF COAST

    The Company has announced that it plans to develop a hotel-casino resort on the Mississippi Gulf Coast at the north end of the Bay of St. Louis, near the DeLisle exit on Interstate 10. It is currently anticipated that the resort will include approximately 1,500 hotel rooms and involve an investment by the Company of approximately $225 million. The Company has received all necessary approvals to commence development. However, these approvals have been challenged in state and federal court, and the Company anticipates that the design and construction of this project will begin only after satisfactory resolution of all legal actions. As presently contemplated, the Company will own 90% of the resort, with a partner contributing the land in exchange for the remaining 10% interest. See "Risk Factors--Mississippi and Michigan Voter Initiatives to Ban Gaming."

ATLANTIC CITY

    The Company has entered into an agreement with Mirage Resorts, Incorporated ("Mirage") to participate in the development of a site located in the Marina District of Atlantic City, New Jersey. As reported by Mirage, the site consists of 181 acres, of which approximately 125 acres are developable. The site is the subject of an agreement between Mirage and Atlantic City which provides (as reported by Mirage) that the City convey the site to Mirage in exchange for Mirage's agreeing to develop a hotel/casino thereon and to undertake certain other obligations.

    On January 8, 1998, the City of Atlantic City transferred title to the land to a subsidiary of Mirage. Shortly thereafter, Mirage purported to cancel its agreement with the Company, and filed suit to have the agreement declared invalid. The Company has filed its own suit against Mirage seeking, among other things, to enforce the agreement. While the Company and Mirage have had discussions regarding this dispute, there can be no assurances as to when or whether a settlement can be reached and, in the absence of a settlement, no assurances can be given as to the outcome of the litigation. In any event, various governmental permits required for the development of the site have not yet been received.

    Additionally, as reported by Mirage, an existing Atlantic City hotel-casino operator and others have filed various lawsuits which seek to prevent Mirage's acquisition of the site and construction of road improvements to the site. These lawsuits have the potential to delay or prevent the Company's acquisition of a portion of the site from Mirage and development of a hotel-casino. Moreover, in order to proceed, the Company must obtain the requisite gaming and other approvals (including various governmental permits required for the development of the site) and licenses in New Jersey and various other jurisdictions. While the Company and a wholly owned subsidiary have initiated the gaming application process in New Jersey, based upon the contingencies and impediments to this project, there can be no assurances as to whether or when the Company will proceed with the development of a hotel-casino on the site or the magnitude of the Company's investments in any such project.

BUSINESS STRATEGY

    The Company's objective is to be a leader in resort entertainment, with casino gaming as its core strength. To achieve this objective, the Company pursues the following strategies.

A LEADER IN EACH OF ITS MARKETS

    The Company seeks to be a leading owner and operator of resort destination properties in major gaming markets within the U.S. by leveraging its considerable operating expertise, brand value and reputation in the gaming industry. The Company is pursuing expansion opportunities in major U.S. gaming markets including Las Vegas, Detroit, Mississippi and Atlantic City. The Company believes that the expansion projects it is currently pursuing represent significant growth opportunities that can provide geographic diversity which would reduce the Company's reliance on any particular U.S. gaming market. The Company expects that future developments will continue to focus on high growth gaming markets such as those in which it is currently pursuing expansion opportunities.

DEVELOPMENT OF MASTERPLAN MILE

    With its Masterplan Mile, the Company currently controls the largest development parcel in Las Vegas, encompassing over 230 acres of land and approximately one mile of frontage on the Las Vegas Strip. Within this property, Mandalay Bay will be the centerpiece of the Company's "Strip within a Strip" concept. Mandalay Bay will feature a tropical environment and will be interconnected to retail shops, world-class restaurants, convention facilities and a 12,000-seat arena as well as two of the Company's existing casino resorts, Luxor and Excalibur. Together, these three hotel-casino resorts will represent over 12,000 rooms and over 350,000 feet of casino space. The long-term plan for completion of Masterplan Mile presently includes two additional resorts and additional entertainment facilities. Management believes Masterplan Mile will represent a unique gaming resort complex that will have no comparably scaled competition in Las Vegas.

OWN AND OPERATE "MUST SEE" DESTINATIONS

    Within each of its existing and target markets, the Company seeks to own and operate one or more gaming resorts that are viewed by visitors as "must see" properties. To implement this strategy, the Company seeks to develop properties that are distinctively themed and provide customers with a vacation experience that includes resort hotel and gaming facilities, premier entertainment events and high quality dining. Management believes that its existing properties include gaming resorts that are among the leaders in their respective markets and further believes that each of its currently planned properties will, once opened, become one of the destinations of choice in its respective market.

TARGET LARGEST SEGMENTS OF VISITORS

    The Company targets a broad range of clientele utilizing its strategy of providing a quality resort experience at an attractive price. With the addition of Mandalay Bay, the Company is both increasing its commitment to upscale clientele and expanding its target market to include premium clientele. Inherent in the design of the Masterplan Mile, the interconnected complex will attract and service the multisegmented range of the Company's target market in the world's largest resort venue for gaming entertainment.

MAXIMIZE CUSTOMER SATISFACTION THROUGH STRATEGIC ALLIANCES

    The Company seeks to create unique destinations within its resorts by entering into strategic alliances with premier partners. As part of this strategy, the Company has entered into an agreement with Four Seasons which will manage a 400-room Four Seasons hotel within Mandalay Bay. Management believes this arrangement will enhance Mandalay Bay's appeal by providing the option of a "five star" hospitality experience. This arrangement represents the first step as part of a planned cooperative effort between these two companies to identify strategic opportunities for development of hotel and casino properties worldwide. The Company has also entered into an agreement with the House of Blues whereby the House of Blues will operate a nightclub and restaurant, including its signature Foundation Room, within Mandalay Bay which will also include 100 "music-themed" rooms. The Company believes that this alliance will offer high-quality, distinctively-themed entertainment which will be an integral part of the total experience offered both at Mandalay Bay and within Masterplan Mile.

                                  THE OFFERING

PREFERRED SECURITIES OFFERED

       % Trust Preferred Securities evidencing preferred undivided beneficial interests in the assets of the Trust are offered hereby. Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an
annual rate of    % of the liquidation amount of $25 per Preferred Security,
accruing from         , 1998 and payable quarterly in arrears on      ,      ,
        and      of each year, commencing on         , 1998. The distribution
payable on      , 1998, which will be calculated at the above rate and based on a period that is shorter than a full quarter, will be in the amount of $ per Preferred Security. The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debentures, no amounts will be paid on the Preferred Securities. See "Description of the Preferred Securities."

SUBORDINATED DEBENTURES

    The Trust will invest the proceeds from the issuance of the Preferred
Securities and Common Securities in an equivalent amount of      % Subordinated
Deferrable Interest Debentures due            ,     of the Company. The
Subordinated Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "Description of the Subordinated Debentures--Subordination."

PREFERRED SECURITIES GUARANTEE

    Payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities, are guaranteed by the Company if and to the extent the Trust has funds available therefor. If the Company does not make principal or interest payments on the Subordinated Debentures, the Trust will not have sufficient funds to redeem or make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such redemptions or distributions until the Trust has sufficient funds available therefor. The Company's obligations under the Preferred Securities Guarantee, taken together with its other obligations described herein, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Effect of Obligations Under the Subordinated Debentures and the Preferred Securities Guarantee" and "Description of the Preferred Securities Guarantee." The obligations of the Company under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and will rank PARI PASSU with the most senior preferred stock issued by the Company from time to time and with any guarantee that may be entered into by the Company in respect of any preferred stock of any subsidiary or affiliate of the Company. See "Risk Factors--Ranking of Obligations under Preferred Securities Guarantee and Subordinated Debentures" and "--Rights under the Preferred Securities Guarantee" and "Description of the Preferred Securities Guarantee."

INTEREST DEFERRAL

    The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period on the Subordinated Debentures, at any time and from time to time, for up to 20 consecutive quarters, provided that no Extension Period may extend beyond the maturity of the Subordinated Debentures. If interest payments on the Subordinated Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon compounded quarterly (to the extent permitted by law) as described herein. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debentures. During an Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income in advance of receipt of the cash interest payments attributable thereto. See "Description of the Preferred Securities--Voting Rights," "Description of the Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest, Original Issue Discount, Premium and Market Discount."

MANDATORY REDEMPTION OF CAPITAL SECURITIES

    Unless previously redeemed pursuant to the optional or special redemption provisions described below, each of the outstanding Preferred Securities will be
redeemed by the Trust, in cash, on            ,     , which is the maturity date
of the Subordinated Debentures, at the Mandatory Redemption Price, which is equal to (a) $25 per Preferred Security plus (b) accrued and unpaid distributions thereon (including interest, if any, thereon) to the date of redemption. See "Description of the Preferred Securities--Mandatory and Optional Redemption."

OPTIONAL AND SPECIAL REDEMPTION

    The Subordinated Debentures are redeemable by the Company, in whole or in
part, from time to time, on or after             ,     , or at any time in
certain circumstances upon the occurrence of a Tax Event, in each case at a price equal to (a) 100% of the principal amount of Subordinated Debentures to be redeemed plus (b) accrued and unpaid interest thereon to the date of redemption. If the Company redeems Subordinated Debentures, the Trust must redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed at the Redemption Price. See "Description of the Preferred Securities--Mandatory and Optional Redemption" and "--Special Event Redemption or Distribution."

VOTING RIGHTS

    Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Company Trustees (as defined herein), which voting rights are vested exclusively in the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights."

USE OF PROCEEDS

    The Trust will invest the proceeds from the sale of the Preferred Securities offered hereby in the Subordinated Debentures, the proceeds of which will be
used by the Company for                     . See "Use of Proceeds."

LISTING

    The Preferred Securities are expected to be approved for listing, subject to official notice of issuance, on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                         SUMMARY FINANCIAL INFORMATION

    The summary consolidated financial information of the Company presented in the table below for each of the five fiscal years ended January 31, and the balance sheet data as of the end of such year, has been derived from audited consolidated financial statements included in the documents incorporated by reference in the accompanying Prospectus. The summary consolidated financial information of the Company presented in the table below as of and for the three months ended April 30, 1997 and 1998 is unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods have been included. The results of operations for the three months ended April 30, 1998 may not be indicative of results of operations to be expected for the full year. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 and the Condensed Consolidated Financial Statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1998 incorporated by reference in the accompanying Prospectus.

                                                                                                    THREE MONTHS ENDED
                                                       YEAR ENDED JANUARY 31,                           APRIL 30,
                                    -------------------------------------------------------------  --------------------
                                      1994        1995         1996         1997         1998        1997       1998
                                    ---------  -----------  -----------  -----------  -----------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA(1):
Revenues (2)......................  $ 963,470  $ 1,170,182  $ 1,299,596  $ 1,334,250  $ 1,354,487  $ 344,098  $ 356,962
Income from operations............    201,061      256,007      251,373      222,169      236,500     82,638     61,059
Pretax income.....................    182,608      214,490      205,759      163,863      147,922     59,367     35,794
Net income........................    116,189      136,286      128,898      100,733       89,908     37,489     21,607
OTHER DATA:
  EBITDA (3)......................  $ 276,532  $   341,772  $   400,133  $   379,809  $   376,881  $ 113,800  $  97,042
  Capital expenditures............  $ 378,785  $   142,667  $   221,684  $   585,835  $   663,270  $ 124,696  $ 184,379
  Rooms (4).......................     13,665       13,665       17,739       22,407       23,465     22,407     23,465
  Casino square footage (4).......    536,400      650,200      892,900      894,700      894,900    894,700    894,900
  Number of slot machines (4).....     13,376       16,723       23,477       22,254       21,520     21,534     21,148
  Number of table games (4).......        485          594          837          814          785        764        791

  Ratio of EBITDA to interest
    expense.......................      15.56x        8.00x        7.76x        6.95x        4.24x      5.25x      4.07x
  Ratio of long-term debt to
    EBITDA........................       2.05x        1.85x        1.79x        3.70x        4.75x        --         --
  Ratio of earnings to fixed
    charges (5)...................       5.40x        5.38x        3.85x        2.68x        1.99x      2.87x      1.83x

                                                       AT JANUARY 31,                                 AT APRIL 30,
                               ---------------------------------------------------------------  ------------------------
                                  1994         1995         1996         1997         1998         1997         1998
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.................  $ 1,297,924  $ 1,512,548  $ 2,213,503    2,729,111  $ 3,263,548  $ 2,817,999  $ 3,423,954
Long-term debt...............      567,345      632,652      715,214    1,405,897    1,788,818    1,423,216    1,903,083
Stockholders' equity.........      559,950      686,124    1,226,812      971,791    1,123,749    1,014,006    1,145,575

--------------------------

(1) Gold Strike, Nevada Landing and Railroad Pass were acquired on June 1, 1995. The Hacienda was acquired on September 1, 1995 and closed on December 1, 1996. Gold Strike-Tunica (formerly Circus Circus-Tunica) opened in August 1994. Luxor opened in October 1993.

(2) Revenues are net of complimentary allowances.

(3) EBITDA consists of operating income plus depreciation, preopening expense, abandonment losses and other nonrecurring items. Corporate expense also contains depreciation which has been added back in the calculation.

    EBITDA is a measure commonly used by the financial community but is not prepared in accordance with United States generally accepted accounting principles and should not be considered as a measurement of net cash flows from operating activities.

(4) Items include 100% of the Company's joint venture properties.

(5) The ratio of earnings to fixed charges has been computed by dividing net income before fixed charges and income taxes, adjusted to exclude capitalized interest and equity in undistributed earnings of less-than-50%-owned ventures. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and issuance costs, the Company's proportionate share of the interest cost of 50%-owned ventures, and the estimated interest component of rental expense.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED IN OTHER SECTIONS OF THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS.

SUBSTANTIAL LEVERAGE

    The Company is highly leveraged. After giving effect to the sale of the Preferred Securities offered hereby, the Trust's investment of the proceeds from the issuance of the Preferred Securities in Subordinated Debentures of the Company and the Company's use of the proceeds from its issuance of the Subordinated Debentures, as described under "Use of Proceeds," the Company will
have total PRO FORMA consolidated indebtedness of approximately $     billion.
The Company also is and will become a party to various keep-well agreements with respect to existing and prospective joint ventures in which it has or will have an interest, which may require that it effectively meet the debt service obligations of such joint ventures.

    The degree to which the Company is leveraged could have important consequences to holders of the Preferred Securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be restricted; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its new projects and operations; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expense in the event of an increase in interest rates; and (iv) such indebtedness contains financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

    The degree to which the Company is leveraged could also affect its ability to compete effectively and could limit its business opportunities. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations and/or its joint venture obligations, the Company may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or to refinance or restructure its indebtedness. There can be no assurance that the Company's cash flow and capital resources will be sufficient to meet its debt and other obligations in the future, or that any such alternative measures would be successful or would permit the Company to meet its debt service obligations.

RESTRICTIVE COVENANTS

    The Company's Amended and Restated Loan Agreement dated as of May 23, 1997 with Bank of America National Trust and Savings Association, as Administrative Agent, and Canadian Imperial Bank of Commerce, Credit Lyonnais Los Angeles Branch, Societe Generale, The Long-Term Credit Bank of Japan, Ltd., Los Angeles Agency, Morgan Guaranty Trust Company of New York, PNC Bank, National Association, Wells Fargo Bank, N.A. and Westdeutsche Landesbank Girozentrale, as Managing Agents, as amended by Amendment No. 1 thereto dated as of October 3, 1997 and Amendment No. 2 thereto dated as of May 15, 1998, a $2 billion revolving credit facility (the "Credit Facility"), contains a number of covenants that impose certain operating and financial restrictions on the Company and its subsidiaries, including, without limitation, limitations on indebtedness, liens, guarantees and restricted payments. In addition, the Company is required under its Credit Facility to maintain a leverage ratio based on total debt and senior debt. There can be no assurance that the Company will be able to comply with such covenants or restrictions, or any other financial covenants in its debt instruments, in the future. The Company's ability to comply with such covenants and other restrictions may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenant or restriction could result in a default under the Credit Facility that would permit the lenders thereunder to declare all amounts outstanding thereunder to be immediately due and payable, together with accrued and unpaid interest, and to terminate the Credit Facility. In such event, there can be no assurances as to the Company's ability to refinance such indebtedness or as to the terms of any such refinancing.

COMPETITION

    The hotel and casino industry is highly competitive. The Company's Las Vegas hotel-casino operations, which are conducted primarily from facilities located along the Las Vegas Strip, currently compete with approximately 27 other major hotel-casinos and a number of smaller casinos located on or near the Las Vegas Strip. Such operations also compete with casinos located in downtown Las Vegas, approximately 11 of which offer hotel, food and beverage and entertainment facilities, and several major hotel-casinos located elsewhere in the Las Vegas area. The Company's Las Vegas properties also compete, to a lesser extent, with casino and hotel facilities in other parts of Nevada, including Laughlin, Reno and along I-15 (the principal highway between Las Vegas and southern California) near the California-Nevada state line.

    Casino and hotel capacity continues to increase in the Las Vegas market. During 1997, the number of hotel rooms increased by 11% while the number of visitors to Las Vegas increased only 3%. This imbalance of supply and demand put downward pressure on room and occupancy rates in Las Vegas. Las Vegas hotel and casino capacity is expected to continue to increase significantly. Mandalay Bay is just one of four major properties, totaling approximately 12,500 rooms, that will open within a year's span beginning in the fall of 1998. The impact on the Company of the completion and opening of additional hotel and casino capacity currently under construction in Las Vegas, including Mandalay Bay, cannot be determined at this time. While the Company's Las Vegas operations, on a consolidated basis, had previously benefited from growth of hotel and casino capacity in the Las Vegas market when the Company was a significant contributor to the new capacity, its addition of 1,000 rooms at Circus Circus-Las Vegas and an additional 1,950 at Luxor in 1997 contributed to a growth in hotel capacity in the Las Vegas market that outpaced market growth in fiscal 1998. The impact of new capacity currently under construction (including Mandalay Bay) on the Company's operations will depend, to a significant extent, on the ability of the new properties to draw additional visitors to the Las Vegas market.

    Circus Circus-Reno competes with approximately 13 major casinos (the majority of which offer hotel rooms), including Silver Legacy, a 1,711-room hotel-casino complex which is 50% owned by a wholly owned subsidiary of the Company. Circus Circus-Reno and Silver Legacy also compete with numerous other smaller casinos in the greater Reno area and, to a lesser extent, with casino and hotel facilities in Lake Tahoe and other parts of Nevada.

    In Laughlin, the Colorado Belle and the Edgewater, which together accounted for approximately 24% of the rooms in Laughlin as of April 30, 1998, compete with eight other Laughlin casinos. They also compete with the hotel-casinos in Las Vegas and those situated on I-15 (the principal highway between Las Vegas and southern California) near the California-Nevada state line, as well as a growing number of Native American casinos in Laughlin's regional market. The Company believes the significant expansion of hotel and casino capacity in Las Vegas in recent years and the growth of Native American casinos in Laughlin's central Arizona and southern California feeder markets have had a negative impact on Laughlin area properties, including the Colorado Belle and the Edgewater, by drawing visitors from the Laughlin market. This has, in turn, resulted in increased competition among Laughlin properties for a reduced number of visitors thus contributing to generally lower revenues and profit margins at Laughlin properties, including the Colorado Belle and the Edgewater.

    The Company's Jean, Nevada properties, Gold Strike and Nevada Landing, are located on I-15, the principal highway between Las Vegas and southern California, approximately 25 miles south of Las Vegas and 12 miles north of the California-Nevada border, and are dependent for their customers almost entirely on the large number of people traveling between Las Vegas and southern California. As such, these properties compete with the large concentration of hotel, casino and other entertainment options available in Las Vegas as well as three hotel-casinos clustered at the California-Nevada border.

    Gold Strike-Tunica competes with eight other casinos in Tunica County, Mississippi including Grand Casinos' hotel-casino which opened in 1996 at Buck Lake, directly north of Gold Strike-Tunica and situated closer to Memphis than any of the other facilities currently in operation in Tunica County.

    The Grand Victoria, a riverboat casino and land-based entertainment complex owned and operated by a joint venture entity in which the Company owns a 50% interest, is situated in Elgin, Illinois, a suburb approximately 40 miles northwest of downtown Chicago. The Grand Victoria, which holds one of ten riverboat gaming licenses currently granted in Illinois, is located approximately 20 miles and 40 miles, respectively, from its nearest competitors in Aurora, Illinois and Joliet, Illinois.

    Gaming has expanded dramatically in the United States in recent years. This growth has been reflected in various forms including riverboats, dockside gaming facilities, Native American gaming ventures, land-based casinos, state-sponsored lotteries, off-track wagering and card parlors. Since 1990, when there were casinos in only three states (excluding casinos on Native American lands), gaming has spread to a number of additional states and still other states are currently considering, or may in the future consider, the legalization of casino gaming in specific geographic areas within their jurisdictions. Casino gaming is currently conducted by numerous Native American tribes throughout the United States and other Native American tribes are either in the process of establishing or are considering the establishment of gaming at additional locations, including sites in California and Arizona. The November 1998 ballot in California will include a voter initiative which, if approved by the voters of California, would mandate that the Governor sign compacts relating to gaming on tribal lands with California tribes upon their request. The initiative, the passage of which requires an affirmative vote representing a majority of the votes cast with respect thereto, would also amend current California law to permit gambling devices, including slot machines, banked card games and lotteries at tribal casinos. The competitive impact on Nevada gaming establishments, in general, and the Company's operations, in particular, from the continued growth of gaming in jurisdictions outside of Nevada cannot be determined at this time. The Company believes that the expansion of casino gaming in areas close to Nevada, such as California and Arizona, could have an adverse impact on the Company's operations and, depending on the nature, location and extent of such operations, such impact could be material.

RANKING OF OBLIGATIONS UNDER PREFERRED SECURITIES GUARANTEE AND SUBORDINATED
  DEBENTURES

    The Company's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and will rank PARI PASSU with the most senior preferred stock issued by the Company from time to time and with any guarantee that may be entered into by the Company with respect to any preferred stock of any subsidiary or affiliate of the Company. The obligations of the Company under the Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company. No payment of principal of (including redemption payments), or interest on, the Subordinated Debentures may be made in the event of certain defaults in respect of Senior Indebtedness. At April 30, 1998, Senior Indebtedness of the Company aggregated approximately $1.6 billion. In addition, because the Company is a holding company, its obligations under the Preferred Securities Guarantee and the Subordinated Debentures will be effectively subordinated to all existing and future liabilities of its subsidiaries. At April 30, 1998, the subsidiaries of the Company had total indebtedness and other liabilities of approximately $187 million (excluding, in each case, indebtedness and other liabilities owed to the Company and other affiliates, guaranteed indebtedness of subsidiaries that is included in Senior Indebtedness, deferred income taxes and other deferred credits). There are no terms in the Preferred Securities, the Subordinated Debentures or the Preferred Securities Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debentures or the Preferred Securities Guarantee, and there are no limitations on the ability of its subsidiaries to issue additional indebtedness.

See "Description of the Preferred Securities Guarantee" and "Description of the Subordinated Debentures--Subordination."

RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

    The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the Redemption Price, which includes all accrued and unpaid distributions to the date of the redemption, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment thereof, to the extent the Trust has funds available therefor, and
(b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. Holders of the Preferred Securities have the right to proceed directly against the Company to enforce the Company's obligations to make payments under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee (as defined herein) or any other person or entity. If the Company were to default in its obligation to pay amounts payable on the Subordinated Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities (i) would be able to proceed directly against the Company to the extent described under "Enforcement of Certain Rights by Holders of Preferred Securities" below or (ii) would rely on the enforcement by the Property Trustee (as defined herein) of its rights as registered holder of the Subordinated Debentures against the Company, pursuant to the terms of the Subordinated Debentures. See "Description of the Preferred Securities Guarantee--Status of the Preferred Securities Guarantee" and "Description of the Subordinated Debentures--Subordination." The Declaration (as defined herein) provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Preferred Securities Guarantee and the Debentures Indenture (as defined herein).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as the holder of the Subordinated Debentures against the Company. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debentures. If a Declaration Event of Default occurs that results from the failure of the Company to pay principal of or interest on the Subordinated Debentures when due, during the continuance of such an event of default a holder of Preferred Securities may institute a legal proceeding directly against the Company to obtain payment of such principal or interest on Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder. The holders of Preferred Securities will not be able to exercise directly against the Company any other remedy available to the Property Trustee unless the Property Trustee first fails to do so. See "Description of the Preferred Securities--Voting Rights."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company has the right under the Debentures Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period at any time, and from time to time, on the Subordinated Debentures. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debentures is limited to a period not exceeding 20 consecutive quarters for any such extension. In the event that the Company exercises this right to defer payments of interest, then during the term of such deferral (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank PARI PASSU with or junior to the Subordinated Debentures, and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing; PROVIDED, HOWEVER, that the foregoing restrictions do not apply to any dividend, redemption, interest, principal or guarantee payments by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made. Prior to the termination of any such Extension Period, the Company may further defer payments of interest by further extending the interest payment period; PROVIDED, HOWEVER, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Preferred Securities--Distributions" and "--Voting Rights" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

    The Company takes the position that the Subordinated Debentures will be issued with OID at the time of their original issuance and that each U.S. holder of Preferred Securities will be required to include in gross income such holder's allocable share of the interest paid on the Subordinated Debentures as OID. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive cash from the Trust related to such income if such holder disposes of such holder's Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent a preferred undivided beneficial interest in the Subordinated Debentures) may be more volatile than other securities on which original issue discount accrues that are not subject to such right. See "Certain Federal Income Tax Consequences--Interest, Original Issue Discount, Premium and Market Discount."

SPECIAL EVENT DISTRIBUTION

    Upon the occurrence of a Special Event, the Trust will be terminated, except in the limited circumstances described below, with the result that the Subordinated Debentures would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In the case of a Special Event that is a Tax Event, the Company shall have the right to redeem the Subordinated Debentures, in whole but not in part, in which event the Trust will redeem the Trust Securities. See "Description of the

Preferred Securities--Special Event Redemption or Distribution" and "Certain Federal Income Tax Consequences."

    Under current United States federal income tax law, a distribution of the Subordinated Debentures upon the termination of the Trust would not be a taxable event to holders of the Preferred Securities. Upon occurrence of a Tax Event, however, a termination of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash upon Liquidation of the Trust."

    There can be no assurance as to the market prices for the Preferred Securities, or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a termination of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Debentures."

LIMITED VOTING RIGHTS

    Holders of Preferred Securities will have limited voting rights, primarily in connection with directing the activities of the Property Trustee as the holder of the Subordinated Debentures. Such holders will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Company Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights."

TRADING PRICE OF PREFERRED SECURITIES

    The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include (to the extent not previously included in income) accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income, and the amount realized on disposition will exclude the portion of the sale price treated as interest. To the extent the amount realized on disposition is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest, Original Issue Discount, Premium and Market Discount" and "--Sale of Preferred Securities."

CONSTRUCTION RISKS

    As with any major construction project, Mandalay Bay involves (and any other major construction project the Company or any joint venture in which the Company owns an interest may undertake, including the proposed Detroit joint venture project, will involve) many risks, including potential shortages of materials and labor, work stoppages, labor disputes, weather interference, unforeseen engineering, environmental or geological problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. Construction, equipment or staffing requirements or problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities could increase the cost or delay the construction or opening of the facilities or otherwise affect the planned design and features. It is possible that the existing budget and construction plans for Mandalay Bay (and/or any budget and construction plans developed for any other project, including the proposed Detroit joint venture project) may be changed for competitive or other reasons. In addition, the Detroit joint venture's proposed project will require it to locate and purchase a satisfactory site. Accordingly, there can be no assurance that Mandalay Bay will be completed within the time period or budget currently contemplated, nor can there be any assurance as to the commencement or completion of other currently contemplated projects, including the one contemplated by the Detroit joint venture. See "Prospectus Summary--The Company--New Casino Resort Development" for information concerning remedial measures being performed at Mandalay Bay in response to settling of the tower which has occurred.

REGULATION AND LICENSING

    The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. In the States of Illinois, Mississippi and Nevada licensed gaming operations are currently conducted by the Company through wholly owned subsidiaries and/or by joint ventures in which wholly owned subsidiaries of the Company are participants. In Michigan a joint venture in which a wholly owned subsidiary of the Company is a participant plans (subject to receipt of the requisite approvals and licenses) to conduct licensed gaming operations in the future. The Company and a wholly owned subsidiary of the Company have also filed gaming applications in New Jersey in connection with plans to acquire land in Atlantic City, construct a hotel-casino and conduct gaming operations subject to the successful resolution of currently pending litigation, the receipt of applicable regulatory approvals and the satisfaction of other conditions. Each of these states as well as the applicable local authorities in such states, require various licenses, findings of suitability, registrations, permits and approvals (individually, a "Gaming License" and collectively, "Gaming Licenses") to be held by the Company and its subsidiaries and joint ventures that are engaged in gaming operations. The Illinois Gaming Board, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Nevada Gaming Commission, the New Jersey Casino Control Commission and any other governmental authority which now or hereafter has regulatory authority over any gaming operations conducted or proposed to be conducted by the Company, any of its subsidiaries or any joint ventures in which the Company or any entity wholly-owned by the Company is a participant (individually, a "Gaming Authority" and collectively, the "Gaming Authorities") may, among other things, deny, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interest of any of the licensed operations conducted in such states by the Company or its subsidiaries or joint ventures for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against the Company, such subsidiaries and joint ventures and the individuals involved. The denial, suspension or revocation of any Gaming License of the Company or any of its subsidiaries or joint ventures or the levy on the Company or any of such subsidiaries or joint ventures of substantial fines or forfeiture of assets could have a material adverse effect on the business of the Company.

    To date, the Company has obtained all Gaming Licenses necessary for the operation of its existing gaming activities. However, Gaming Licenses and related approvals are deemed to be privileges under Illinois, Mississippi and Nevada as well as Michigan and New Jersey law, and no assurance can be given that any new Gaming License that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

    The Nevada Gaming Commission (the "Nevada Commission") may, in its discretion, require the holder of any securities issued by the Company to file applications, be investigated and be found suitable to own such securities if it has reason to believe that such ownership would be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such securities, then pursuant to the Nevada Gaming Control Act and the regulations promulgated thereunder, the Company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

    The Illinois Gaming Board and the Mississippi Gaming Commission have jurisdiction over the holders and beneficial owners of securities issued by the Company similar to that of the Nevada Commission and may also require their investigation and approval, the Michigan Gaming Control Board will have such jurisdiction and authority if a joint venture which includes among its participants a wholly owned subsidiary of the Company is subsequently licensed to conduct gaming operations in Detroit, Michigan and the New Jersey Casino Control Commission will have such jurisdiction and authority if the Company and a subsidiary of the Company are subsequently licensed to conduct gaming operations in New Jersey. An applicant must pay all costs of investigation incurred by a Gaming Authority in conducting an investigation relating to such applicant.

    In certain jurisdictions, including Mississippi and Nevada, the Company may not make a public offering of its securities without prior approval of the applicable Gaming Authorities if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes or for similar transactions. On May 22, 1997, the Nevada Commission granted the Company prior approval to make public offerings of its securities for a period of two years, subject to certain conditions (the "Nevada Shelf Approval"). The Nevada Shelf Approval also applies to any affiliated company wholly owned by the Company (a "Gaming Affiliate") which is a publicly traded corporation or would become a publicly traded corporation pursuant to a public offering. The Nevada Shelf Approval also includes approval for the Company's registered and licensed subsidiaries to guarantee any security issued by, and to hypothecate their assets to secure the payment or performance of any obligation issued by, the Company or a Gaming Affiliate in a public offering under the Nevada Shelf Approval. However, the Nevada Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada State Gaming Control Board (the "Nevada Board") and must be renewed biennially. The Nevada Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Company received a similar one-year waiver of approval requirements from the Mississippi Gaming Commission on January 22, 1998 (the "Mississippi Shelf Approval"). The public offering of the Subordinated Debentures and the Preferred Securities Guarantees will be made pursuant to the Nevada Shelf Approval and the Mississippi Shelf Approval, each as currently in effect or as may be renewed in the discretion of the applicable Gaming Authority. The public offering of the Preferred Securities offered hereby does not require any additional prior approval.

    The foregoing is only a summary of the regulatory requirements applicable to the Company and the holders of its securities. For additional information regarding the gaming laws and regulations applicable to the Company's gaming operations and the holders of its securities, see the discussion under the caption "Regulation and Licensing" in Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, incorporated by reference in the accompanying Prospectus.

MISSISSIPPI AND MICHIGAN VOTER INITIATIVES TO BAN GAMING

    In Mississippi, where the Company currently owns and operates one hotel-casino and plans to build another, two requests have been filed with the Secretary of State to place on the November 1999 state-wide ballot a voter initiative to ban gaming in the state. In order for an initiative to be placed on the November 1999 ballot in Mississippi, the sponsor must obtain approval of the wording of the initiative for the ballot by Mississippi's Secretary of State and Attorney General and, after the wording is so approved, obtain 98,336 signatures by October 7, 1998. The wording of the first of these initiatives has been so approved. However, several groups have filed objections in court to such initiative contesting its wording, and the local circuit court has supported the challenge and found the wording of the first initiative invalid. If the legal process for either initiative is not completed in time for the inclusion of such initiative on the November 1999 ballot, it is possible that the process could be completed in time for such initiative to be included on the ballot in November 2000 or at a later date. Passage of either Mississippi initiative would require an affirmative vote representing both a majority of the votes cast with respect to such initiative and at least 40% of the voters casting votes on any matter in the election.

    In Michigan, where a joint venture in which the Company will own a 45% equity interest plans to build, own and operate a Detroit hotel-casino, opponents of casino gaming are circulating a petition to compel the inclusion on the November 1998 state-wide ballot of a proposal to repeal the legislation authorizing casino gaming in Detroit. Passage of the Michigan initiative would require the affirmative vote of a majority of the votes cast with respect thereto. Reference is made to the more detailed discussion of this initiative under "Regulation and Licensing--Michigan" in Item 1 of the Company's Annual Report on Form 10-K for the year ended January 31, 1998, incorporated by reference in the Prospectus.

    Approval by the requisite number of voters of either of the aforementioned Mississippi initiatives or the Michigan initiative would repeal the legislation authorizing gaming in the state where such approval was obtained subject to the final results of any legal challenges which might be raised regarding the initiative and its impact on any current casino operations and/or pending applications for gaming licenses in such state. The Company is unable to determine at this time whether any such initiative will be submitted to voters. If any such initiative is submitted to the voters of Mississippi or Michigan for their consideration no assurance can be given regarding the outcome of the vote and/or the impact of the vote on Company's current and/or proposed gaming operations in such state.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    The Declaration will provide that each holder and beneficial owner of Preferred Securities, by accepting or otherwise acquiring an interest in the Preferred Securities, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries (or any joint venture in which the Company or a subsidiary of the Company is a participant) now or hereafter conducts or proposes to conduct gaming requires that a person who is a holder or beneficial owner of Preferred Securities must be licensed, qualified or found suitable, or comply with any other requirement under applicable Gaming Laws, such holder or beneficial owner shall apply for a license, qualification or a finding of suitability or comply with such other requirement, as the case may be, within the prescribed time period. If such holder or beneficial owner fails to apply to be, or fails to become, licensed or qualified, is found unsuitable or fails to comply with any other requirement, as the case may be (a "failure of compliance"), then the Company shall have the right, at its option (i) to require such person to dispose of its Preferred Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by the Gaming Authority or (ii) to purchase such Preferred Securities (which purchase may be less than 30 days following the notice of purchase if so requested or prescribed by the Gaming Authority) at a purchase price equal to the lesser of (A) such person's cost, (B) 100% of the liquidation amount thereof, plus accrued and unpaid cash distributions to the earlier of the redemption date and the date of any failure of compliance, or (C) such other amount as may be required by applicable law or by order of any Gaming Authority. The Company shall notify the Trustee in writing of any such redemption as soon as practicable. Neither the Company nor the Trust shall be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or a finding of suitability or its compliance with any other requirement of a Gaming Authority. The Declaration will also provide that immediately upon the imposition by a Gaming Authority of a requirement that a holder or beneficial owner dispose of Preferred Securities, such holder or beneficial owner shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by the Preferred Securities or (ii) to receive any cash distributions, interest, dividends or any other distributions or payments with respect to the Preferred Securities or any remuneration in any form with respect to the Preferred Securities from the Company, the Trust or the trustees under the Declaration, except the purchase price referred to above. See "Description of the Preferred Securities--Mandatory Disposition Pursuant to Gaming Laws."

    Under certain circumstances, the holders of the Preferred Securities may be required to accept distribution of Subordinated Debentures in lieu of a cash distribution. In such event, provisions similar to those relating to the mandatory disposition of Preferred Securities pursuant to Gaming Laws will be included in the Debentures Indenture and will be applicable to the holders of Subordinated Debentures. See "Description of the Subordinated Debentures--Mandatory Disposition Pursuant to Gaming Laws."

    "Gaming Authority," as defined in the Declaration and in the Debentures Indenture, means the Nevada Gaming Commission, the Nevada Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board, the Michigan Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement or any similar federal, state or local commission, agency or other regulatory body which has, or may at any time after the date of the Declaration or the Debentures Indenture (as the case may be) have, jurisdiction over the gaming activities of the Company or a subsidiary of the Company (or any joint venture in which the Company or a subsidiary of the Company is a participant) or any successor thereto.

    "Gaming Laws," as defined in the Declaration and in the Debentures Indenture, means the gaming laws of a jurisdiction or jurisdictions to which the Company or a subsidiary of the Company (or any joint venture in which the Company or a subsidiary of the Company is a participant) is, or may at any time after the date of the Declaration or the Debentures Indenture (as the case may be) be, subject.

UNCERTAIN EFFECT OF NATIONAL GAMBLING IMPACT STUDY COMMISSION

    A National Gambling Impact Study Commission (the "National Commission") has been established by the United States Congress to conduct a comprehensive legal and factual study of the social and economic impact of gaming in the United States. The National Commission is required by the enabling legislation to issue a report containing its findings and conclusions, together with recommendations of the National Commission for legislation and administrative actions, within two years after the date on which it held its first meeting, which occurred on June 20, 1997. Any recommendations which may be made by the National Commission could result in the enactment of new laws and/or the adoption of new regulations which could adversely impact the gaming industry in general and the Company in particular. The Company is unable at this time to determine what recommendations, if any, the National Commission will make, or the ultimate disposition of any recommendations the National Commission may make.

                                   THE TRUST

    The Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on June 23, 1998. The Trust's business is defined in a Declaration of Trust, dated as of June 23, 1998, executed by the Company, as sponsor (the "Sponsor"), and the Company Trustees as of that date. The Declaration of Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities--Book-Entry Issuance Only--The Depository Trust Company." The Company will directly or indirectly acquire all of the Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and the Preferred Securities Guarantee and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately years, but may terminate earlier as provided in the Declaration.

    The Trust's business and affairs will be conducted by the trustees (the "Company Trustees") appointed by the Company, as holder of the Common Securities. The duties and obligations of the Company Trustees shall be governed by the Declaration, the Trust Indenture Act and the Delaware Business Trust Act, as amended (the "Trust Act"). Pursuant to the Declaration, the number of Company Trustees will initially be five. Three of the Company Trustees (the "Regular Trustees") will be persons who are employees or officers of, or affiliated with, the Company. A fourth trustee will be a financial institution unaffiliated with the Company that will serve as property trustee (the "Property Trustee") under the Declaration and as indenture trustee for purposes of the Trust Indenture Act. The Bank of New York will act as the Property Trustee until removed or replaced by the holder of the Common Securities. The Bank of New York will also act as indenture trustee under the Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). See "Description of the Preferred Securities Guarantee." The fifth trustee will be a financial institution or an affiliate thereof which maintains a principal place of business in the State of Delaware (the "Delaware Trustee") and meets any other requirements of applicable law. The Bank of New York (Delaware) will initially act as the Delaware Trustee.

    The Property Trustee will hold title to the Subordinated Debentures for the benefit of the Trust and holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Debentures Indenture (as defined herein) as the holder of the Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the Trust and holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Company Trustee and to increase or decrease the number of Company Trustees, provided that the number of Company Trustees shall be at least three, a majority of which shall be Regular Trustees. The Company will pay all fees, expenses, debts and obligations (other than the Trust Securities) related to the Trust and the offering of the Trust Securities. The Company has agreed that the Property Trustee and any person to whom such fees, expenses, debts and obligations are owed will have the right to enforce the Company's obligations in respect of such fees, expenses, debts and obligations directly against the Company without first proceeding against the Trust. See "Description of the Preferred Securities--Expenses and Taxes."

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Trust Act, and the Trust Indenture Act. See "Description of the Preferred Securities."

    The principal place of business of the Trust shall be c/o Circus Circus Enterprise, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone (702) 734-0410.

                              ACCOUNTING TREATMENT

    The financial statements of the Trust will be consolidated into the Company's consolidated financial statements, with the Preferred Securities treated as minority interest and shown on the Company's consolidated financial statements as Company-obligated mandatorily redeemable preferred securities of
the Trust. The sole asset of the Trust will be the      % Subordinated
Deferrable Interest Debentures due            ,     in the principal amount of
$     , which will eliminate upon consolidation of the Trust.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Preferred Securities, estimated to be
approximately $          , will be invested by the Trust in the Subordinated
Debentures of the Company. The Company will use the net proceeds from the sale
of such Subordinated Debentures principally to          .

                                 CAPITALIZATION

    The following table sets forth the Company's cash and capitalization at April 30, 1998 and as adjusted as of that date to give effect to the sale of the Preferred Securities offered hereby and the concurrent purchase by the Trust
from the Company of $    million principal amount of Subordinated Debentures,
and the Company's application of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1998 which is incorporated by reference in the accompanying Prospectus.

                                                                                                        APRIL 30, 1998
                                                                                                 ----------------------------
                                                                                                    ACTUAL       AS ADJUSTED
                                                                                                 -------------  -------------
                                                                                                         (UNAUDITED)
                                                                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents......................................................................  $      73,656  $
                                                                                                 -------------  -------------
                                                                                                 -------------  -------------
Current portion of long-term debt..............................................................  $       2,991  $
                                                                                                 -------------  -------------
Long-term debt:
  Commercial paper.............................................................................  $     591,241  $
  Credit Facility..............................................................................        505,000
  6.45% Senior Notes due 2006..................................................................        199,659
  7 5/8% Senior Subordinated Debentures due 2013...............................................        150,000
  6 3/4% Senior Subordinated Notes due 2003....................................................        149,917
  7.0% Debentures due 2036.....................................................................        149,857
  6.70% Debentures due 2096....................................................................        149,733
  Other notes..................................................................................          7,676
                                                                                                 -------------  -------------
    Total long-term debt.......................................................................      1,903,083
                                                                                                 -------------  -------------
Company-obligated mandatorily redeemable preferred securities of Circus Finance I offered hereby.......................................................................................
                                                                                                 -------------  -------------
Stockholders' equity:
  Common stock, $.01 2/3 par value.............................................................          1,894
  Preferred stock, $.01 par value..............................................................       --
  Additional paid-in capital...................................................................        558,839
  Retained earnings............................................................................      1,095,879
  Treasury stock, at cost......................................................................       (511,037)
                                                                                                 -------------  -------------
    Total stockholders' equity.................................................................      1,145,575
                                                                                                 -------------  -------------
      Total capitalization.....................................................................  $   3,051,649
                                                                                                 -------------  -------------
                                                                                                 -------------  -------------

                         SELECTED FINANCIAL INFORMATION

    The selected consolidated financial information of the Company presented in the table below for each of the five fiscal years ended January 31, and the balance sheet data as of the end of such year, has been derived from audited consolidated financial statements included in the documents incorporated by reference in the accompanying Prospectus. The selected consolidated financial information of the Company presented in the table below as of and for the three months ended April 30, 1997 and 1998 is unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods have been included. The results of operations for the three months ended April 30, 1998 may not be indicative of results of operations to be expected for the full year. The table should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 and the Condensed Consolidated Financial Statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1998 incorporated by reference in the accompanying Prospectus.

                                                                                                          THREE MONTHS ENDED
                                                                 YEAR ENDED JANUARY 31,                       APRIL 30,
                                                  -----------------------------------------------------  --------------------
                                                    1994       1995       1996       1997       1998       1997       1998
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA (1):
Revenues
  Casino........................................  $ 538,813  $ 612,115  $ 664,772  $ 655,902  $ 632,122  $ 160,595  $ 168,417
  Rooms.........................................    176,001    232,346    278,807    294,241    330,644     86,323     87,799
  Food and beverage.............................    152,469    189,664    201,385    210,384    215,584     53,965     60,089
  Other.........................................    126,048    166,295    158,534    146,554    142,407     33,673     37,984
  Earnings of unconsolidated affiliates.........     --          5,459     45,485     86,646     98,977     25,256     22,051
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    993,331  1,205,879  1,348,983  1,393,727  1,419,734    359,812    376,340
Less--complimentary allowances..................    (29,861)   (35,697)   (49,387)   (59,477)   (65,247)   (15,714)   (19,378)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net revenues..................................    963,470  1,170,182  1,299,596  1,334,250  1,354,487    344,098    356,962
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses
  Casino........................................    209,402    246,416    275,680    302,096    316,902     72,478     84,069
  Rooms.........................................     78,932     94,257    110,362    116,508    122,934     30,153     31,422
  Food and beverage.............................    149,267    177,136    188,712    200,722    199,955     48,019     51,094
  Other operating expenses......................     82,958    107,297     92,631     90,601     90,187     20,015     24,097
  General and administrative....................    150,495    183,175    215,083    227,348    232,536     54,652     65,127
  Depreciation and amortization.................     58,105     81,109     93,938     95,414    117,474     28,344     33,966
  Preopening expense............................     16,506      3,012     --         --          3,447     --         --
  Abandonment losses............................     --         --         45,148     48,309     --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total cost and expenses before corporate
      expenses..................................    745,665    892,402  1,021,554  1,080,998  1,083,435    253,661    289,775
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating profit before corporate expense.......    217,805    277,780    278,042    253,252    271,052     90,437     67,187

Corporate expense...............................     16,744     21,773     26,669     31,083     34,552      7,799      6,128
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Income from operations..........................    201,061    256,007    251,373    222,169    236,500     82,638     61,059

Interest expense................................    (17,770)   (42,734)   (51,537)   (54,681)   (88,847)   (21,667)   (23,823)
Interest expense from unconsolidated
  affiliates....................................     --         --         (5,616)   (15,567)   (15,551)    (4,226)    (3,160)
Other income (expense)..........................       (683)     1,217     11,539     11,942     15,820      2,622      1,718
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Income before provision for income tax..........    182,608    214,490    205,759    163,863    147,922     59,367     35,794

Provision for income tax........................     66,419     78,204     76,861     63,130     58,014     21,878     14,187
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Net income......................................  $ 116,189  $ 136,286  $ 128,898  $ 100,733  $  89,908  $  37,489  $  21,607
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER DATA:
  EBITDA (2)....................................  $ 276,532  $ 341,772  $ 400,133  $ 379,809  $ 376,881  $ 113,800  $  97,042
  Capital expenditures..........................  $ 378,785  $ 142,667  $ 221,684  $ 585,835  $ 663,270  $ 124,696  $ 184,379
  Rooms (3).....................................     13,665     13,665     17,739     22,407     23,465     22,407     23,465
  Casino square footage (3).....................    536,400    650,200    892,900    894,700    894,900    894,700    894,900
  Number of slot machines (3)...................     13,376     16,723     23,477     22,254     21,520     21,534     21,148
  Number of table games (3).....................        485        594        837        814        785        764        791

  Ratio of EBITDA to interest expense...........      15.56x      8.00x      7.76x      6.95x      4.24x      5.25x      4.07x

                                                                                                          THREE MONTHS ENDED
                                                                 YEAR ENDED JANUARY 31,                       APRIL 30,
                                                  -----------------------------------------------------  --------------------
                                                    1994       1995       1996       1997       1998       1997       1998
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
  Ratio of long-term debt to EBITDA.............       2.05x      1.85x      1.79x      3.70x      4.75x    --         --
  Ratio of earnings to fixed charges (4)........       5.40x      5.38x      3.85x      2.68x      1.99x      2.87x      1.83x

                                                                     AT JANUARY 31,                          AT APRIL 30,
                                                  -----------------------------------------------------  --------------------
                                                    1994       1995       1996       1997       1998       1997       1998
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Property, equipment and leasehold interests...  $1,179,961 $1,239,062 $1,474,684 $1,920,032 $2,466,848 $2,016,945 $2,617,794
  Total assets..................................  1,297,924  1,512,548  2,213,503  2,729,111  3,263,548  2,817,999  3,423,954
  Long-term debt................................    567,345    632,652    715,214  1,405,897  1,788,818  1,423,216  1,903,083
  Total stockholders' equity....................    559,950    686,124  1,226,812    971,791  1,123,749  1,014,006  1,145,575

------------------------------

(1) Gold Strike, Nevada Landing and Railroad Pass were acquired on June 1, 1995. The Hacienda was acquired on September 1, 1995 and closed on December 1, 1996. Gold Strike-Tunica (formerly Circus Circus-Tunica) opened in August 1994. Luxor opened in October 1993.

(2) EBITDA consists of operating income plus depreciation, preopening expense, abandonment losses and other nonrecurring items. Corporate expense also contains depreciation which has been added back in the calculation. EBITDA is a measure commonly used by the financial community but is not prepared in accordance with United States generally accepted accounting principles and should not be considered as a measurement of net cash flows from operating activities.

(3) Items include 100% of the Company's joint venture properties.

(4) The ratio of earnings to fixed charges has been computed by dividing net income before fixed charges and income taxes, adjusted to exclude capitalized interest and equity in undistributed earnings of less-than-50%-owned ventures. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and issuance costs, the Company's proportionate share of the interest cost of 50%-owned ventures, and the estimated interest component of rental expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1998 AND THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED APRIL 30, 1998 INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS.

FIRST QUARTER FISCAL 1999 COMPARED WITH FIRST QUARTER FISCAL 1998

RESULTS OF OPERATIONS

REVENUES

    Revenues for the Company increased $12.9 million, or 4%, versus the prior year. The increase in revenues was attributable to two properties. First, the completion of an 1,100-room hotel tower at Gold Strike-Tunica during the quarter contributed to an increase in revenues at that property of $14.1 million, or 136%. Second, revenues at Luxor increased $12.1 million, or 17%, due to an increase in the amount of high-budget play in the casino and the opening of a new 1,200-seat showroom in the third quarter of the prior year.

    The increases noted above were partially offset by decreases in revenues at both Circus Circus-Las Vegas and Excalibur. Circus Circus declined $2.5 million, or 4%, while Excalibur declined $3.6 million, or 5%. These decreases are due primarily to the continued soft market conditions in Las Vegas, particularly during mid-week periods. Also, an increase in the maximum tax rate on casino revenues in Illinois from 20% to 35% reduced the contribution from Grand Victoria (50%-owned by the Company) by $3.1 million, or 27%.

OPERATING INCOME

    For the quarter ended April 30, 1998, income from operations declined $21.6 million, or 26%, from the prior year. The Company's composite operating margin was 17.1% versus 24.0% in the prior year quarter. A discussion of operating results by market follows.

LAS VEGAS

    The Company's Las Vegas properties posted an overall decrease in operating income of $14.7 million, or 25%. Declines occurred at all of the Company's wholly owned properties. At Luxor, operating income fell $5.5 million, or 31%, as results were affected by the additional costs associated with a new national advertising campaign which began in February, as well as increases in casino promotional expenses and a lower hold percentage on table games. At Excalibur, operating income decreased $4.9 million, or 22%, while Circus Circus decreased $3.8 million, or 38%. Each of the Company's Las Vegas properties has been negatively affected by overall soft conditions in the market, particularly during mid-week.

RENO

    In Reno, the Company's combined operating income declined $1.8 million, or 24%, versus the year ago quarter. This market suffered from adverse weather conditions in February, making travel in and out of the area difficult. However, results in Reno benefitted from the Company recording its priority return from the 50%-owned Silver Legacy. This priority return began in the second quarter of the prior year and provides the Company with approximately two-thirds of the operating income of the joint venture. This priority return in expected to continue through fiscal 2000.

LAUGHLIN

    The Company's two properties in Laughlin, the Colorado Belle and the Edgewater, posted a combined decrease in operating income of $1.6 million, or 19%. This market continues to suffer from difficult competitive challenges, foremost of which are the unregulated Native American casinos in Laughlin's prime central Arizona and southern California feeder markets. Competition from new resorts in Las Vegas and Primm, Nevada (formerly Stateline, Nevada) has also contributed to the erosion of Laughlin's customer base.

RIVERBOAT MARKETS

    In Tunica County, Mississippi, operating income at Gold Strike rose to $1.4 million, a 13% increase over the prior year. During the quarter, the Company completed construction of a 1,100-room hotel tower.

    Results at Grand Victoria (a 50% owned riverboat casino in Elgin, Illinois) reflected a $3.2 million decrease in the Company's share of operating income. An increase in the maximum tax rate on casino revenues in Illinois from 20% to 35% reduced the contribution from Grand Victoria.

INTEREST EXPENSE

    For the three months ended April 30, 1998, interest expense (excluding joint venture interest expense) increased $2.2 million versus the prior year. The increase was due principally to higher average borrowings (approximately $1.9 billion in the current quarter against approximately $1.4 billion last year) related to various construction projects (primarily the ongoing construction of Mandalay Bay, the completion of a new hotel tower at Gold Strike-Tunica and the completion of various improvements at Luxor). Capitalized interest was $7.1 million for the quarter ended April 30, 1998 versus $3.6 million in the year-ago quarter. Long-term debt at April 30, 1998 stood at $1.9 billion compared to $1.4 billion at April 30, 1997.

    The Company also recorded interest expense related to joint venture projects of $3.2 million in the quarter ended April 30, 1998 compared to $4.2 million in the previous year. This reflects the Company's 50% share of the interest expense of Silver Legacy and Monte Carlo.

INCOME TAX

    For the three months ended April 30, 1998, the Company's effective tax rate was 39.6% compared with 36.9% for the three months ended April 30, 1997. These rates reflect the corporate statutory rate of 35% plus the effect of various nondeductible expenses, including the amortization of goodwill associated with the acquisition of Gold Strike Resorts.

FISCAL 1998 COMPARED WITH FISCAL 1997

RESULTS OF OPERATIONS

    For the year ended January 31, 1998, the Company reported net income of $89.9 million, or $.95 per share, compared to $100.7 million, or $.99 per share, in the prior year. Average shares outstanding totaled 94.9 million as against
101.9 million, reflecting the repurchase of 10.1 million shares of the Company's stock in fiscal 1997.

    During fiscal 1998, the Company recognized approximately $8.0 million in costs associated with the resignation of its chairman and $3.4 million in preopening expenses related to the opening of a 1,100-room hotel at its remodeled Gold Strike Casino Resort in Tunica County, Mississippi. Also during the year, the Company recognized a $6.0 million gain on the sale of a company airplane. In the prior year, the Company took one-time asset write-offs totaling $48.3 million, related primarily to construction and remodeling at Luxor and Circus Circus-Las Vegas. The Company also recognized $5.6 million in preopening expenses (reflected in Earnings of Unconsolidated Affiliates) related to the June 21, 1996, opening of Monte Carlo, a 50%-owned joint venture hotel/casino on the Las Vegas Strip. Excluding the effect of these nonrecurring items, earnings per share for fiscal 1998 were $1.01 versus $1.33 in the prior year.

    The decline in earnings was due primarily to two factors. The first was lower operating income at Excalibur, which faced significant new competition from New York-New York, Monte Carlo and the expanded Luxor. The second factor was higher interest expense arising from borrowings in the prior year for the expansion projects at Luxor and Circus Circus-Las Vegas. Also negatively affecting results for fiscal 1998 was the closure of the Hacienda Hotel and Casino in December 1996. This property was demolished to make way for the construction of Mandalay Bay, the Company's destination resort currently under construction on the Las Vegas Strip. (See Liquidity and Capital Resources for additional details regarding Mandalay Bay.) Additionally, the Company sold its interest in Windsor Casino Limited in January 1997.

REVENUES

    Revenues for fiscal 1998 increased $20.2 million, or 2%, from the prior year. This increase was attributable primarily to Luxor, whose revenues grew $78.2 million, or 34%, on the strength of 1,950 new rooms (however, this comparison is against a prior year when the property's operations were significantly disrupted by construction). Circus Circus-Las Vegas posted an increase in revenues of $11.1 million, or 5%, due to 1,000 new rooms which opened late last year (though this comparison, too, is with a construction-disrupted year).

    The Company also benefitted from a full year's contribution from Monte Carlo. This property contributed $34.2 million to the Company's revenues in fiscal 1998 as against $16.6 million in the prior year, when the property was open only seven months. (The Company's share of the operating income of joint ventures is recorded as revenue under Earnings of Unconsolidated Affiliates.) Meanwhile, the Company's 50% interest in Silver Legacy contributed $20.7 million to the Company's revenues in fiscal 1998 versus $12.0 million in fiscal 1997. Effective May 1, 1997, the Company began receiving a priority return on its investment in Silver Legacy representing approximately two-thirds of the joint venture's operating income. Based on current projections, the Company anticipates receiving this priority return for a period of approximately two years.

    The above increases were offset by the closure of the Hacienda in December 1996, which had produced $41.6 million in revenues in fiscal 1997, and by lower results at Excalibur, whose revenues decreased $23.4 million, or 8%, from their record level of the prior year.

    Casino revenues declined $23.8 million, or 4%, during fiscal 1998. While Luxor's casino revenues grew 22% due to its expansion, this was offset by the closure of the Hacienda and a 10% decrease in casino revenues at Excalibur. Meanwhile, hotel revenues rose $36.4 million, or 12%, due to the additional rooms at Luxor and Circus Circus-Las Vegas versus the prior year. The Company's combined hotel occupancy fell from 94% to 88%, compared with a decline in the overall occupancy in the Las Vegas market from 90% to 86%. Revenues in the Company's other principal revenue centers (food, beverage, amusements and retail) were essentially flat against the prior year.

INCOME FROM OPERATIONS (EXCLUDING NONRECURRING ITEMS)

    Income from operations for fiscal 1998 decreased $28.9 million, or 10%, from the prior year. The Company's composite operating margin was 18.2%, compared with 20.6% in fiscal 1997. The principal factor behind this decline was depreciation expense, which was $26.0 million higher in fiscal 1998 due to the expansion projects at Luxor and Circus Circus-Las Vegas that were completed in the prior year. Operating income was also negatively affected by lower results at Excalibur, closure of the Hacienda and sale of the Company's interest in Windsor Casino Limited, which in fiscal 1997 had contributed $9.5 million of operating income to the Company's results. A discussion of operating results by market follows.

LAS VEGAS

    Overall, results at our Las Vegas properties fell below those for the prior year. In particular, Excalibur's operating income declined $23.6 million, or 26%, from its record level in fiscal 1997. The decline was due to increased competition and overall weakness in the Las Vegas market. Despite an approximate 11% increase in Las Vegas hotel rooms, the number of visitors to the city grew by only 3%. The closure of the Hacienda in late 1996 also adversely affected our results, given that this property had produced $6.4 million in operating income in fiscal 1997.

    At Luxor, operating income increased $12.3 million, or 33%, mainly because of the 1,950 new rooms placed in service late last year. This property underwent significant remodeling in fiscal 1997, and certain elements of the remodeling extended into fiscal 1998. Work continued on the showroom until its opening in September 1997, and on RA, THE NIGHTCLUB, until its opening in December 1997. The Company believes this remodeling had a disruptive effect on operations in fiscal 1998, though not to the same extent as in the prior year.

    Operating income at Circus Circus-Las Vegas was slightly below that for the prior year despite the addition of 1,000 new rooms. While these new rooms ran at nearly 100% occupancy, additional depreciation expense on the rooms offset much of the benefit. Moreover, the Company believes that many of the guests staying at Circus Circus-Las Vegas are spending a portion of their time visiting the newer megaresorts on the south end of the Las Vegas Strip, and that a number of the guests staying in the new hotel rooms represent former "walk-in" customers who were already established as gaming customers.

    Monte Carlo--a joint venture with Mirage Resorts--contributed $17.6 million more in operating income (as the Company's 50% share) than in fiscal 1997, when the property was open for seven months.

RENO

    In Reno, operating income at the 50%-owned Silver Legacy rose 34% over the prior year. The presence of the Women's National Bowling Tournament contributed to the improved results. Furthermore, effective May 1, 1997, Circus began receiving a priority return on its investment representing approximately two-thirds of Silver Legacy's operating income. As a result, Circus' share of Silver Legacy's operating income rose by $8.7 million from the prior year. At Circus Circus-Reno, however, operating income was down approximately $1.0 million, or 9%. The casino at that property underwent significant remodeling for a portion of the summer, which contributed to this decrease.

LAUGHLIN

    The Company's two properties in Laughlin (Colorado Belle and Edgewater) produced operating income of $18.1 million as against $25.4 million in the previous year, a decrease of 29%. The Laughlin market continues to suffer the brunt of several competitive challenges, most notably the growth of unregulated Native American casinos. There currently are 37 such casinos in Laughlin's central Arizona and southern California feeder markets. Competition from Las Vegas, in the form of major new themed resorts has also eroded Laughlin's customer base, as have expanded facilities at Primm, Nevada.

OTHER MARKETS

    In Tunica County, Mississippi, operating income at the recently rechristened Gold Strike Casino Resort declined by $5.6 million, or 67%, during fiscal 1998. The property experienced significant disruption due to a $140 million expansion project which added a 1,100-room hotel and included remodeling and retheming of the casino. The hotel tower and remodeling were completed in early 1998.

    Results at Grand Victoria--a cruising gaming vessel in Elgin, Illinois, in which the Company has a 50% interest--were below those for the previous year. The decrease reflected the impact of a full year of additional mandatory contributions to public entities in the city and county that began in June 1996.

Furthermore, effective January 1998, the Illinois gaming tax was increased. Based upon last year's gaming revenue, this tax increase is anticipated to reduce the Company's share of operating income by $9-$10 million in the coming year.

    Results for fiscal 1998 at the Company's other smaller properties were below those for the prior year.

DEPRECIATION AND AMORTIZATION EXPENSE

    In fiscal 1998, depreciation and amortization expense rose $26.0 million, to $129.7 million. This increase stemmed primarily from a full year's depreciation on the expansion and remodeling projects at Luxor and Circus Circus-Las Vegas. For fiscal 1999, Circus estimates that its depreciation expense will be approximately $137 million.

DEPRECIATION EXPENSE BY PROPERTY (IN MILLIONS):

                                                                              YEAR ENDED JANUARY
                                                                                     31,
                                                                             --------------------
                                                                               1998       1997
                                                                             ---------  ---------
Luxor......................................................................  $    39.5  $    26.8
Circus Circus-Las Vegas....................................................       22.7       17.9
Excalibur..................................................................       14.1       12.2
Circus Circus-Reno.........................................................        8.5        6.6
Colorado Belle.............................................................        4.4        3.8
Edgewater..................................................................        4.3        4.3
Gold Strike-Tunica.........................................................        6.2        5.1
Other......................................................................       30.0       27.0
                                                                             ---------  ---------
                                                                             $   129.7  $   103.7
                                                                             ---------  ---------
                                                                             ---------  ---------

INTEREST EXPENSE

    In fiscal 1998, interest expense (excluding joint venture interest expense and before capitalized interest) rose $40.2 million to $110.9 million. This increase was due primarily to higher average debt outstanding ($1.6 billion versus $865 million in fiscal 1997) related to the completed expansion projects at Luxor and Circus Circus-Las Vegas; the prior-year share repurchase; the recently completed expansion at Gold Strike-Tunica and the ongoing construction of Mandalay Bay on the Las Vegas Strip. The increase in interest was partially offset by higher capitalized interest ($22.0 million versus $16.0 million in fiscal 1997) related primarily to the Gold Strike-Tunica and Mandalay Bay projects.

    The Company also recorded interest expense related to joint venture projects of approximately $15.6 million in both fiscal 1998 and fiscal 1997. This represents the Company's 50% share of Silver Legacy's and Monte Carlo's interest expense.

TAXES

    The Company's effective tax rates for the years ended January 31, 1998 and 1997 were 39.2% and 38.5%. These reflect the federal statutory rate of 35% plus the effect of various nondeductible expenses, primarily the amortization of goodwill associated with the June 1995 Gold Strike acquisition, and compensation associated with the resignation of the Company's chairman. For fiscal 1999, the Company estimates that its tax rate will be approximately 39%.

FISCAL 1997 COMPARED WITH FISCAL 1996

RESULTS OF OPERATIONS

    Excluding one-time asset write-offs and preopening expenses, earnings per share for fiscal 1997 were $1.33 compared to $1.66 in the previous year. During fiscal 1997, the Company took one-time asset write-offs totaling $48.3 million and recognized $5.6 million in preopening expenses related to the opening of Monte Carlo. In fiscal 1996, the Company took one-time asset write-offs totaling $45.1 million and recognized $5.2 million of preopening expenses related to the opening of Silver Legacy.

    The asset write-offs in fiscal 1997 were necessitated by construction and remodeling at Luxor and Circus Circus-Las Vegas, as well as construction and remodeling at the Company's other properties. Write-offs in fiscal 1996 related primarily to a discontinued riverboat project in Chalmette, Louisiana.

    The decline in results for fiscal 1997 was due primarily to significant construction disruption at Luxor and Circus Circus-Las Vegas. Luxor added 1,950 new rooms and remodeled extensive portions of the interior. Meanwhile, Circus Circus-Las Vegas added a new 1,000-room hotel tower.

REVENUES

    Revenues for fiscal 1997 increased $34.7 million, or 3%, from fiscal 1996. This increase was due primarily to the inclusion of a full 12 months of operations for the properties acquired in the Gold Strike acquisition, compared to eight months of operations in fiscal 1996. The Company acquired the properties (Gold Strike, Nevada Landing, Railroad Pass and Grand Victoria) on June 1, 1995. The Company's 50% ownership in Grand Victoria accounted for the most significant portion of the revenue increase.

INCOME FROM OPERATIONS (EXCLUDING NONRECURRING ITEMS)

    Income from operations for fiscal 1997 decreased $25.7 million, or 9%, from the prior year. The decrease in operating income was due principally to construction disruptions at Luxor and Circus Circus-Las Vegas.

    The Company benefitted from a record year at Excalibur and from the June 1996 opening of Monte Carlo (50% owned by Circus), whose results exceeded expectations. The Company also benefitted from a full year's operations at Silver Legacy, a 50/50 joint venture, versus only six months of operations in fiscal 1996 (the property opened on July 28, 1995). However, the above benefits were offset by lower results at Circus Circus-Reno whose operating income declined $13.6 million due to competition from the adjacent Silver Legacy, as well as winter storms and flooding which struck the market in the fourth quarter. In addition, the Company continued to experience lower results at its Laughlin properties and at Circus Circus in Tunica County, Mississippi (subsequently renamed Gold Strike Casino Resort).

DEPRECIATION AND AMORTIZATION EXPENSE

    For fiscal 1997, depreciation and amortization expense rose $5.3 million to $103.7 million. This increase came primarily from a full year's amortization of goodwill and additional depreciation expense related to the Gold Strike acquisition in June 1995.

INTEREST EXPENSE

    Interest expense for fiscal 1997 (excluding joint venture interest expense and before capitalized interest) rose $10.6 million to $70.7 million. This increase was due primarily to higher average debt outstanding ($865 million versus $715 million in fiscal 1996) related to various construction projects (primarily the new rooms and other improvements at Luxor and Circus Circus-Las Vegas). The Company also repurchased 10.1 million shares of its common stock. The increase in fiscal 1997 interest expense was largely offset by higher capitalized interest ($16.0 million as against $8.6 million in fiscal 1996) related to those same construction projects.

LIQUIDITY AND CAPITAL RESOURCES

    The Company had cash and cash equivalents of $73.7 million at April 30, 1998, representing normal daily operating requirements. The Company's pretax cash flow from operations, before asset write-offs, was $97.0 million for the three months ended April 30, 1998 versus $113.9 million in the prior year, a decrease of 15%. In this context, pretax cash flow from operations is defined as the Company's income from operations plus noncash operating expenses (primarily depreciation and amortization). The Company used its cash flow primarily to fund the construction of Mandalay Bay, the completion of a new hotel tower at Gold Strike-Tunica and miscellaneous other construction projects.

CAPITAL SPENDING

    Capital expenditures for the quarter ended April 30, 1998 were $184.4 million, of which $153.3 million related to the construction of Mandalay Bay and $14.2 million related to the completion of construction and remodeling at Gold Strike-Tunica.

CREDIT FACILITY

    In May 1997, the Company amended its unsecured credit facility with its bank group, increasing the size of the facility from $1.5 billion to $2.0 billion at more favorable terms and pricing (see Note 2 of Notes to Condensed Consolidated Financial Statements incorporated by reference in the accompanying Prospectus). The Company also has a $1.0 billion commercial paper program which is backed by the credit facility. As of April 30, 1998, Circus had aggregate borrowings of $1.1 billion outstanding under the credit facility and commercial paper program and under the Company's most restrictive loan covenants, it could issue additional debt of approximately $100 million. In order to provide increased borrowing capacity during the period when construction of Mandalay Bay is being completed, the credit facility was amended in May 1998 to provide a more liberal leverage test on total debt during such period and a new leverage test on total senior debt.

JOINT VENTURES

    In July 1995, Silver Legacy, a 50/50 joint venture with the Eldorado Hotel/Casino, opened in downtown Reno, Nevada. As a condition to the joint venture's $230 million bank credit agreement, Circus is obligated under a make-well agreement to make additional contributions to the joint venture as may be necessary to maintain a minimum coverage ratio (as defined).

NEW PROJECTS

    The Company is constructing a 3,700-room luxury destination resort set on 60 acres just south of Luxor. Mandalay Bay is slated to open in March 1999 and will be the third property developed within Masterplan Mile. Mandalay Bay's attractions will include an 11-acre tropical lagoon featuring a sand-and-surf beach, a three-quarter-mile lazy river ride, a 30,000-square foot spa and other entertainment attractions. Inside, Mandalay Bay will offer internationally renowned restaurants, as well as a House of Blues nightclub and restaurant, including its signature Foundation Room sited on Mandalay Bay's rooftop and 100 "music-themed" hotel rooms in Mandalay Bay's towers. Within Mandalay Bay and as part of its 3,700 rooms, there will also be a Four Seasons Hotel of approximately 400 rooms, which will provide Las Vegas visitors with a luxury "five-star" hospitality experience. This hotel, owned by Circus and managed by Four Seasons Regent Hotels and Resorts, represents the first step pursuant to the Company's cooperative effort with Four Seasons to identify strategic opportunities for development of hotel and casino properties worldwide. The cost of Mandalay Bay, includng the Four Seasons Hotel but excluding the land, is currently estimated at approximately $850 million and as of April 30, 1998, $418.1 million in costs had been incurred for this project.

    As part of its development plan for Masterplan Mile, the Company is constructing a 125,000-square foot convention facility and a 12,000-seat arena. These facilities are expected to be completed and opened concurrently with Mandalay Bay, and will represent core components of Masterplan Mile which will be cross-marketed to guests at the Company's existing and future hotel-casinos within Masterplan Mile. The estimated cost of the convention facility and arena, excluding the land, is approximately $100 million and as of April 30, 1998, $8.4 million in costs had been incurred for these facilities.

    The Company also plans to construct a monorail system which will link the Company's resorts on Masterplan Mile. Furthermore, the Company is planning a "Sea of Predators" aquarium exhibit which will likewise represent a core component of Masterplan Mile. Both the monorail and the Sea of Predators exhibit are anticipated to be completed after the opening of Mandalay Bay. The cost of these additional Masterplan Mile core components is estimated at approximately $75 million. The Company may add other core components to its development plan for Masterplan Mile in the future.

    In Tunica County, Mississippi, the Company recently completed construction of a 1,100-room tower addition to its casino, which was also remodeled and rechristened Gold Strike Casino Resort. The remodeled casino opened prior to the 1997 Labor Day weekend and all of the new rooms were in service by March 1998. The total cost of this expansion was approximately $140 million.

    Also in Mississippi, the Company has announced that it plans to develop a hotel/casino resort on the Mississippi Gulf Coast at the north end of the Bay of St. Louis, near the DeLisle exit on Interstate 10. The planned resort, which will have approximately 1,500 rooms, is estimated to cost $225 million. The Company has received all necessary approvals to commence development. However, these approvals have been challenged in state and federal court, and the Company expects construction to begin only after satisfactory resolution of all legal actions. As the project is presently contemplated, Circus will own 90% of the resort, with a partner contributing land (up to 500 acres) in exchange for the remaining 10% interest.

    The Company has formed a joint venture with the Detroit-based Atwater Casino Group, comprised of numerous Detroit-area business, education, civic and community leaders. Circus will own a 45% equity interest in the proposed project and receive a management fee. On November 21, 1997, the joint venture was selected to be one of three groups permitted to negotiate a development agreement with the city, and its development agreement was approved by the city council on April 9, 1998. The joint venture's ability to proceed with the proposed project is contingent upon the receipt of all necessary gaming approvals and satisfaction of other customary conditions. The joint venture is planning a $600 million project, of which the Company would be required to contribute 20% in equity, with the balance provided through project-specific financing. If the Company proceeds with the project, it will guarantee completion of the facility and will be required to give a keep-well guarantee, pursuant to which the Company would contribute additional funds, if and as needed, to continue operations of the project for a period of two years.

    The Company has entered into an agreement with Mirage Resorts to participate in the development of a site located in the Marina District of Atlantic City, New Jersey. As reported by Mirage, the site consists of 181 acres, of which about 125 acres are developable. The site is the subject of an agreement between Mirage and Atlantic City which provides (as reported by Mirage) that the city will convey the site to Mirage in exchange for Mirage's agreeing to develop a hotel/casino thereon and to undertake certain other obligations.

    On January 8, 1998, the City of Atlantic City transferred title to the land to a subsidiary of Mirage. Shortly thereafter, Mirage purported to cancel its agreement with the Company, and filed suit to have the agreement declared invalid. The Company has filed its own suit against Mirage seeking, among other things, to enforce the agreement. While the Company and Mirage have engaged in discussions concerning the dispute, no resolution has been reached. At this time, there is no assurance that a satisfactory settlement can be reached. Nor can there be any assurances as to the eventual outcome of the pending ligitation In any event, various governmental permits required for the development of the site have not yet been received.

    Additionally, as reported by Mirage, an existing Atlantic City hotel/casino operator and others have filed various lawsuits which seek to prevent Mirage's acquisition of the site and construction of road improvements to the site. These lawsuits have the potential to delay or prevent the Company's acquisition of a portion of the site from Mirage and development of a hotel/casino. Moreover, in order to proceed, the Company must obtain the requisite gaming and other approvals (including various governmental permits required for the development of the site) and licenses in New Jersey and various other jurisdictions. While the Company and a wholly owned subsidiary have initiated the gaming application process, based upon the contingencies and impediments to this project, there can be no assurances as to whether or when the Company will proceed with the development of a hotel/casino on the Atlantic City site or the magnitude of the Company's investment in any such project.

OTHER MATTERS

    The Company believes that, through a combination of its credit facility, operating cash flows and ability to raise additional funds through debt or equity markets, it has sufficient capital resources to meet all of its existing cash obligations and fund its commitments on the projects underway.

MARKET RISK AND DERIVATIVE FINANCIAL INSTRUMENTS

    The Company is exposed to market risk in the form of fluctuations in interest rates and their potential impact upon the Company's variable-rate debt. The Company manages this market risk by utilizing derivative financial instruments in accordance with established policies and procedures. The Company evaluates its exposure to market risk by monitoring interest rates in the marketplace. The Company does not utilize derivative financial instruments for trading purposes.

    With respect to derivative financial instruments, the Company manages its exposure to counterparty credit risk by entering into agreements with highly rated institutions that can be expected to fully perform under the terms of such agreements. Frequently, these institutions are also members of the bank group providing the Company's credit facility, which management believes further minimizes the risk of nonperformance.

    The Company's derivative financial instruments consist exclusively of interest rate swap agreements. Interest differentials resulting from interest rate swap agreements are recorded on an accrual basis as an adjustment to interest expense. Interest rate swaps related to debt are matched either with specific fixed-rate debt obligations or with levels of variable-rate borrowings.

    The following table provides information about the Company's derivative and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents principal cash flows and related weighted-average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted-average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual cash flows to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve. Implied forward rates should not be considered a predictor of actual future interest rates.

                                                                            YEAR ENDING JANUARY 31,
                                                 -----------------------------------------------------------------------------
                                                   1999       2000       2001       2002       2003     THEREAFTER     TOTAL
                                                 ---------  ---------  ---------  ---------  ---------  -----------  ---------

                                                                                 (IN MILLIONS)
Long-term debt (including current portion)
  Fixed rate...................................  $     3.1  $     3.5  $     0.5  $     0.3  $     0.2   $   803.0   $   810.6
    Average interest rate......................        4.9%       5.3%       5.6%       6.7%       6.7%        6.9%        6.9%
  Variable rate................................         --         --         --         --  $   981.3          --   $   981.3
    Average interest rate......................         --         --         --         --        5.9%         --         5.9%
Interest rate swaps
  Pay fixed....................................  $    52.0  $    25.0         --         --         --   $   150.0   $   227.0
    Average payable rate.......................        8.8%       8.1%        --         --         --         5.9%        6.8%
    Average receivable rate....................        5.8%       5.8%        --         --         --         6.3%        6.1%
  Pay floating.................................         --         --         --  $    30.0         --          --   $    30.0
    Average payable rate.......................         --         --         --        6.0%        --          --         6.0%
    Average receivable rate....................         --         --         --        8.2%        --          --         8.2%

YEAR 2000 COMPLIANCE

    In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, date-sensitive computer software may recognize a date using "00" as the year 1900 rather than the year 2000. This is generally referred to as the "Year 2000 Problem". If this situation occurs, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations. The Company is conducting a comprehensive review of its computer systems (as well as those of its unconsolidated affiliates) to assess its exposure to the Year 2000 Problem and is already in the process of modifying or replacing those systems that are not Year 2000 compliant. Based upon a preliminary assessment, management believes that the Company's systems are compliant or will be compliant by mid-1999. However, if modifications are not made or not completed within an adequate time frame, the Year 2000 Problem could have a material adverse impact on the operations of the Company. All maintenance and modification costs are being expensed as incurred, while the cost of new hardware or software, when material, is being capitalized and amortized over its expected useful life. The costs associated with Year 2000 compliance have not been, nor are they anticipated to be material to the Company's financial position or results of operations.

FORWARD-LOOKING STATEMENTS

    Certain information included in this Prospectus Supplement, the accompanying Prospectus and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or written statements made or to be made by the Company) contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information relating to current expansion projects, plans for future expansion projects and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), domestic or global economic conditions, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions) and applications for licenses and approvals under applicable laws and regulations (including gaming laws and regulations).

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration has been qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Act and the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part), the Trust Act and the Trust Indenture Act.

GENERAL

    The Declaration authorizes the Regular Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned directly or indirectly by the Company. The Common Securities rank PARI PASSU, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuation of an event of default under the Debentures Indenture, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will own and hold the Subordinated Debentures for the benefit of the Trust and the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company as described under "Description of the Preferred Securities Guarantee."

    The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions on the Preferred Securities when the Trust does not have sufficient available funds in the Property Account to make such distributions.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    The Declaration will provide that each holder and beneficial owner of Preferred Securities, by accepting or otherwise acquiring an interest in the Preferred Securities, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries (or any joint venture in which the Company or a subsidiary of the Company is a participant) now or hereafter conducts or proposes to conduct gaming requires that a person who is a holder or beneficial owner of Preferred Securities must be licensed, qualified or found suitable, or comply with any other requirement under applicable Gaming Laws, such holder or beneficial owner shall apply for a license, qualification or a finding of suitability or comply with such other requirement, as the case may be, within the prescribed time period. If such holder or beneficial owner fails to apply to be, or fails to become, licensed or qualified, is found unsuitable or fails to comply with any other requirement, as the case may be (a "failure of compliance"), then the Company shall have the right, at its option (i) to require such person to dispose of its Preferred Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by the Gaming Authority or (ii) to purchase such Preferred Securities (which purchase may be less than 30 days following the notice of purchase if so requested or prescribed by the Gaming Authority) at a purchase price equal to the lesser of (A) such person's cost, (B) 100% of the liquidation amount thereof, plus accrued and unpaid cash distributions to the earlier of the purchase date and the date of any failure of compliance, or (C) such other amount as may be required by applicable law or by order of any Gaming Authority. The Company shall notify the trustees under the Declaration in writing of any such purchase as soon as practicable. Neither the Company nor the Trust shall be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or a finding of suitability or its compliance with any other requirement of a Gaming Authority. The Declaration will also provide that immediately upon the imposition by a Gaming Authority of a requirement that a holder or beneficial owner dispose of Preferred Securities, such holder or beneficial owner shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by the Preferred Securities or (ii) to receive any cash distributions, interest, dividends or any other distributions or payments with respect to the Preferred Securities or any remuneration in any form with respect to the Preferred Securities from the Company, the Trust or the trustees under the Declaration, except the purchase price referred to above.

DISTRIBUTIONS

    Distributions on the Preferred Securities will be fixed at a rate per annum
of      % of the liquidation amount of $25 per Preferred Security (equivalent to
$     per Preferred Security). Distributions in arrears for more than one
quarter will bear interest at the rate of      % per annum compounded quarterly
(to the extent permitted by applicable law). The term "distributions" as used herein includes any such interest payable unless otherwise stated.

    Distributions on the Preferred Securities will be cumulative, will accrue
from            , 1998, and will be payable quarterly in arrears on            ,
           ,            and            of each year to the holders of record on
the applicable record date, commencing             , 1998, when, as and if
available for payment by the Property Trustee, except as otherwise described below. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarter, on the basis of the actual number of days elapsed in such a 90-day quarter. The initial distribution, payable on
           , 1998, will be based on a period shorter than a full quarter
(           to            , 1998) and will be in the amount of $     per
Preferred Security.

    The Company has the right under the Debentures Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period from time to time on the Subordinated Debentures which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue interest since interest would continue to accrue on the Subordinated Debentures) during any such extended interest payment period. In the event that the Company exercises this right, then during the term of such deferral (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank PARI PASSU with or junior to the Subordinated Debentures, and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing; PROVIDED, HOWEVER, that the foregoing restrictions do not apply to any dividend, redemption, liquidation, interest, principal or guarantee payments by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; PROVIDED, HOWEVER, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "--Voting Rights" below and "Description of the Subordinated Debentures--Interest" and

"--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities, if funds are available therefor, as they appear on the books and records of the Trust on the record date immediately following the termination of such Extension Period.

    Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Subordinated Debentures. See "Description of the Subordinated Debentures." The payment of distributions out of moneys held by the Trust is guaranteed by the Company as described under "Description of the Preferred Securities Guarantee."

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates, which payment dates correspond to the interest payment dates on the Subordinated Debentures. Such distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the Trust and the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. In the event the Preferred Securities shall not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates which shall be at least one Business Day, but less than 60 Business Days, prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

MANDATORY AND OPTIONAL REDEMPTION

    The Subordinated Debentures will mature on            ,     and may be
redeemed, in whole or in part, at any time on or after            ,     , or at
any time in certain circumstances upon the occurrence of a Tax Event, in each case at a price equal to the sum of (i) 100% of the principal amount of the Subordinated Debentures to be redeemed and (ii) accrued and unpaid interest thereon to the date fixed for redemption. Upon the repayment of the Subordinated Debentures, whether at maturity or upon acceleration, redemption or otherwise, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so repaid or redeemed at the Redemption Price; PROVIDED, HOWEVER, that except in the case of payments upon maturity, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "--Redemption Procedures" and "Description of the Subordinated Debentures." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    DISTRIBUTION UPON THE OCCURRENCE OF A SPECIAL EVENT. If, at any time, a Tax Event or an Investment Company Event (each, as defined below, a "Special Event") shall occur and be continuing, the Trust shall, except in the circumstances described below under "Redemption Upon the Occurrence of a Tax Event," be dissolved with the result that, after satisfaction of liabilities to creditors, Subordinated Debentures, with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; PROVIDED, HOWEVER, that in the case of the occurrence of a Tax Event, as a condition of such termination, dissolution and distribution, the Regular Trustees shall have received an opinion from a nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that neither the Trust nor the holders of the Trust Securities will recognize any gain or loss for United States federal income tax purposes as a result of such termination and dissolution of the Trust and the distribution of the Subordinated Debentures; and, PROVIDED, FURTHER, that, if there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Trust will pursue such measure in lieu of dissolution.

    If Subordinated Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchanges as the Preferred Securities are then listed.

    After the date for any distribution of Subordinated Debentures upon termination of the Trust, (i) the Preferred Securities and Preferred Securities Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to the Company or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a termination and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer hereby or in the secondary market, or the Subordinated Debentures that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

    REDEMPTION UPON THE OCCURRENCE OF A TAX EVENT If, in the case of the occurrence and continuation of a Tax Event, (i) the Company has received an opinion (a "Redemption Tax Opinion") from a nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Subordinated Debentures for United States federal income tax purposes even after the Subordinated Debentures were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above under "Distribution Upon the Occurrence of a Special Event" or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Subordinated Debentures in whole or in part for cash within 90 days following the occurrence of such Tax Event at a price equal to the sum of (x) 100% of the principal amount of the Subordinated Debentures to be redeemed and (y) accrued and unpaid interest thereon to the date fixed for redemption, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; PROVIDED, HOWEVER, that, if there is available to the Company or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company or the Trust will pursue such measure in lieu of redemption.

    It has recently been reported that the Internal Revenue Service challenged the deductibility, for U.S. federal income tax purposes, of interest payments pursuant to instruments analogous to the Subordinated Debentures, held by an entity similar in certain respects to the Trust. Based on the information available to it, the Company does not believe that deductibility of interest pursuant to the Subordinated Debentures is jeopardized by the position reported to have been taken by the Internal Revenue Service, and the Company intends to take the position that the interest payments pursuant to the Subordinated Debentures will be deductible by the Company for federal income tax purposes. See "Certain Federal Income Tax Consequences--Classification of the Subordinated Debentures." Adverse developments in respect of the reported proceeding, or otherwise, could give rise to a Tax Event.

    DEFINITIONS. As used herein the following terms have the meanings specified below:

    "Investment Company Event" means that the Company has provided the Regular Trustees with an opinion from a nationally recognized independent counsel experienced in practice under the 1940 Act (as hereinafter defined) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

    "Tax Event" means that the Company has provided the Regular Trustees with an opinion from a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, on or after the date of this Prospectus Supplement, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any interpretation or application of such laws or regulations by any court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to interest accrued or received on the Subordinated Debentures, (ii) interest payable to the Trust on the Subordinated Debentures is not, or will not be within 90 days of the date thereof, deductible in whole or in part by the Company for United States federal income tax purposes or (iii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debentures, the Trust will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "--Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

    Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON TERMINATION

    In the event of any voluntary or involuntary termination, dissolution or winding-up of the Trust, the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless in connection with such termination, dissolution or winding-up Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of Preferred Securities in exchange for such Preferred Securities.

    If, upon any such termination, dissolution or winding-up, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

    Pursuant to the Declaration, the Trust shall terminate (i) on June 23, 2053, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company or the holder of the Common Securities, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of the Company or the holder of the Common Securities and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of the Subordinated Debentures following the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of the Company or the holder of the Common Securities or the Trust or (vi) upon the redemption of all of the Trust Securities.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Debentures Indenture (a "Debentures Indenture Event of Default") (see "Description of the Subordinated Debentures--Debentures Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); PROVIDED, HOWEVER, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities or its consequences until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Debentures Indenture. If a Declaration Event of Default with respect to the Preferred Securities is waived by holders of Preferred Securities, such waiver will also constitute the waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration, without any further act, vote or consent of the holders of the Common Securities.

    During the existence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Subordinated Debentures, will have the right under the Debentures Indenture to declare the principal of, and interest on, the Subordinated Debentures to be immediately due and payable.

    If a Declaration Event of Default occurs that results from the failure of the Company to pay principal of or interest on the Subordinated Debentures when due, during the continuance of such an event of default a holder of Preferred Securities may institute a legal proceeding directly against the Company to obtain payment of such principal or interest on Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder. The holders of Preferred Securities will not be able to exercise directly against the Company any other remedy available to the Property Trustee unless the Property Trustee first fails to do so. See "--Voting Rights."

VOTING RIGHTS

    Except as provided below and except as provided under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantee--Amendments and Assignment" below, and except as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights. In the event that the Company elects to defer payments of interest on the Subordinated Debentures as described above under "--Distributions," the holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

    Subject to the requirement of the Property Trustee obtaining a tax opinion as set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Subordinated Debentures, to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debentures Trustee (as hereinafter defined) under the Debentures Indenture with respect to the Subordinated Debentures, (ii) waive any past Debentures Indenture Event of Default which is waivable under the Debentures Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable, or (iv) consent to any amendment, modification or termination of the Debentures Indenture or the Subordinated Debentures, where such consent shall be required, provided that where a consent under the Debentures Indenture would require the consent of the holders of greater than a majority in principal amount of Subordinated Debentures affected thereby (a "Super-Majority"), only the holders of at least the proportion in liquidation amount of the Preferred Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debentures may direct the Property Trustee to give such consent. If the Property Trustee fails to enforce its rights under the Declaration (including, without limitation, its rights, powers and privileges as the holder of the Subordinated Debentures under the Debentures Indenture), a holder of Preferred Securities may to the extent permitted by applicable law institute a legal proceeding directly against any person to enforce the Property Trustee's rights under the Declaration without first instituting any legal proceeding against the Property Trustee or any other person or entity. Following and during the continuance of a Declaration Event of Default that results from the failure of the Company to pay principal of or interest on the Subordinated Debentures when due, a holder of Preferred Securities may also proceed directly against the Company, without first waiting to determine if the Property Trustee has enforced its rights under the Declaration, to obtain payment of such principal or interest on Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Subordinated Debentures Trustee with respect to the Subordinated Debentures. Such notice shall state that such Debentures Indenture Event of Default also constitutes a Declaration Event of Default. The Property Trustee shall not take any action described in clauses (i), (ii), (iii) or (iv) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes and each holder of Trust Securities will be treated as owning an undivided beneficial interest in the Subordinated Debentures.

    In the event the consent of the Property Trustee, as the holder of the Subordinated Debentures, is required under the Debentures Indenture with respect to any amendment, modification or termination of the Debentures Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination. The Property Trustee shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Preferred Securities and, if no Declaration Event of Default has occurred and is continuing, a majority in liquidation amount of the Common Securities, voting together as a single class, provided that where a consent under the Debentures Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Preferred Securities and Common Securities, respectively, which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debentures outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

    A waiver of a Debentures Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debentures in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the

Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Holders of the Preferred Securities will have no rights to appoint or remove the Company Trustees, who may be appointed, removed or replaced solely by the Company, as the direct or indirect holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be amended or modified if approved and executed by a majority of the Regular Trustees (or if there are two or fewer Regular Trustees, by all of the Regular Trustees), provided that if any proposed amendment provides for (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of the Trust Securities affected thereby, provided that a reduction of the principal amount or the distribution rate, or a change in the payment dates or maturity of the Preferred Securities, shall not be permitted without the consent of each holder of Preferred Securities. In the event any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities. In addition, if any such proposed amendment or modification affects the rights, powers, duties, obligations or immunities of the Property Trustee or the Delaware Trustee such amendment or modification shall also require the written approval of the Property Trustee or the Delaware Trustee, as the case may be.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed to be an "investment company" which is required to be registered under the 1940 Act.

EXPENSES AND TAXES

    In the Declaration, the Company has agreed to pay for all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Company Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. The foregoing obligations of the Trust under the Declaration are for the benefit of, and shall be enforceable by, the Property Trustee and any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. The Property Trustee and any such Creditor may enforce such obligations of the Trust directly against the Company, and the Company has irrevocably waived any right or remedy to require that the Property Trustee or any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Company has also agreed in the Declaration to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing agreement of the Company.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Delaware Trustee or the Property Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon termination, liquidation, redemption, maturity and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity which possesses the same powers and duties as the Property Trustee as the holder of the Subordinated Debentures, (iii) if the Preferred Securities are at such time listed on any national securities exchange or with another organization, the Successor Securities will be listed, upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the successor entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that
(A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the successor entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified for United States federal income tax purposes as other than a grantor trust for United States federal income tax purposes and any holder of Trust Securities not to be treated as owning an undivided beneficial interest in the Subordinated Debentures.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of

1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce by lot the amount of the interest of each Direct Participant in the Preferred Securities to be redeemed.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust or any trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (after consultation with the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but the Company and the Trust take no responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Property Trustee, upon the occurrence of a Declaration Event of Default, from exercising the rights and powers vested in it by the Declaration. The Property Trustee also serves as the Subordinated Debentures Trustee under the Debentures Indenture and as the Preferred Guarantee Trustee under the Preferred Securities Guarantee.

REGISTRAR AND TRANSFER AGENT

    In the event that the Preferred Securities do not remain in book-entry only form, the Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Regular Trustees may require) in respect of any tax or other government charges which may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. The Company is authorized and directed to conduct its affairs so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Regular Trustees and the Company are authorized to take any action, not inconsistent with applicable law, the Declaration or the Restated Articles of Incorporation, as amended, of the Company, that each of the Regular Trustees and the Company determines in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

    Holders of the Preferred Securities will have no preemptive rights.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

    Set forth below is a summary of information concerning the Preferred Securities Guarantee that will be executed and delivered by the Company for the benefit of the holders from time to time of the Preferred Securities. The Preferred Securities Guarantee has been qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the Preferred Guarantee Trustee. The terms of the Preferred Securities Guarantee will be those set forth therein and those made part thereof by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Preferred Securities Guarantee (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part) and the Trust Indenture Act. The Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

    Pursuant to the Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree to pay in full to the holders of the Preferred Securities the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by the Trust), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by the Trust (the "Guarantee Payments") will be subject to the Preferred Securities Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, which includes all accrued and unpaid distributions to the date of the redemption, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary termination, dissolution or winding-up of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities in exchange for Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

    The Preferred Securities Guarantee will be a full and unconditional guarantee of the Guarantee Payments with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account to make such distributions or other payments. If the Company does not make interest payments on the Subordinated Debentures held by the Property Trustee, the Trust will not make distributions on the Preferred Securities issued by the Trust and will not have funds available therefor. See "Risk Factors--Rights under the Preferred Securities Guarantee" and "Description of the Subordinated Debentures--Certain Covenants."

    The Company has also agreed separately to guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Preferred Securities Guarantee, except that upon the occurrence and during the continuation of a Debentures Indenture Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

    For information concerning the requirement that the Preferred Securities be disposed of by holders or beneficial owners under certain circumstances, see "Description of the Preferred Securities--Mandatory Disposition Pursuant to Gaming Laws."

CERTAIN COVENANTS OF THE COMPANY

    In the Preferred Securities Guarantee, the Company will covenant that, so long as the Preferred Securities remain outstanding, if there shall have occurred and is continuing any event that constitutes an event of default under the Preferred Securities Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank PARI PASSU with or junior to the Subordinated Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing. However, the foregoing restriction will not apply to any dividend, redemption, liquidation, interest, principal or guarantee payments by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no consent will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities is set forth under "Description of the Preferred Securities--Voting Rights." All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Preferred Guarantee Trustee and the holders of the Preferred Securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

    The Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, or upon distribution of the Subordinated Debentures to the holders of the Trust Securities, and will terminate completely upon full payment of the amounts payable upon liquidation of the Trust. The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must repay to the Trust or the Company, or their successors, any sums paid to them under such Preferred Securities or the Preferred Securities Guarantee.

EVENTS OF DEFAULT

    An event of default under the Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

    The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against the Company to obtain Guarantee Payments, without first waiting to determine if the Preferred Guarantee Trustee has enforced the Preferred Security Guarantee or instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

    The Company's obligations under the Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Subordinated Debentures, except those liabilities of the Company made PARI PASSU or subordinate by their terms, (ii) PARI PASSU with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred stock of any subsidiary or affiliate of the Company and
(iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

    The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee will be deposited with the Preferred Guarantee Trustee to be held for the benefit of the holders of the Preferred Securities. Except as otherwise noted herein, the Preferred Guarantee Trustee has the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. The Preferred Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust) or upon distribution of the Subordinated Debentures to the holders of the Trust Securities.

    The Company's obligations under the Preferred Securities Guarantee, taken together with its obligations under the Declaration, the Subordinated Debentures and the Debentures Indenture, in the aggregate provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities.

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

    The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the Preferred Securities Guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Preferred Guarantee Trustee, upon the occurrence of an event of default under the Preferred Securities Guarantee, from exercising the rights and powers vested in it by the Preferred Securities Guarantee. The Preferred Guarantee Trustee also serves as Property Trustee under the Declaration and as Subordinated Debentures Trustee under the Debentures Indenture.

GOVERNING LAW

    The Preferred Securities Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

    Set forth below is a description of the terms of the Subordinated Debentures. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Debentures
Indenture, to be dated as of            , 1998, as supplemented by a First
Supplemental Indenture (as so supplemented, the "Debentures Indenture"), between the Company and The Bank of New York, as Trustee (the "Subordinated Debentures Trustee"), which (or the respective forms of which) are filed as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The terms of the Subordinated Debentures will include those stated in the Debentures Indenture (which has been qualified under the Trust Indenture Act) and those made a part of the Debentures Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Debentures Indenture.

    Under certain circumstances involving the termination of the Trust following the occurrence of a Special Event, Subordinated Debentures may be distributed to the holders of Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities--Special Event Redemption or Distribution."

    If the Subordinated Debentures are distributed to the holders of the Trust Securities, the Company will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

GENERAL

    The Subordinated Debentures will be issued as unsecured subordinated debt securities under the Debentures Indenture. The Subordinated Debentures will be
limited in aggregate principal amount to $     , such amount being the sum of
the aggregate liquidation amount of the Preferred Securities and the capital contributed by the Company in exchange for the Common Securities.

    The Subordinated Debentures are not subject to any sinking fund provision. The entire principal amount of the Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon,
on            ,    .

    If Subordinated Debentures are distributed to holders of the Trust Securities in liquidation of such holders' interests in the Trust, such Subordinated Debentures will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "--Book Entry and Settlement" below. In the event Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debentures issued as a Global Security will be made to the depositary for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Subordinated Debentures Trustee in New York, New York; PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

    The Debentures Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction involving the Company or a decline in the credit quality of the Company resulting from a change of control transaction.

SUBORDINATION

    The payment of the principal of, premium, if any, and interest on the Subordinated Debentures will be subordinated in right of payment, as described below, to the prior payment in full of all current and future Senior Indebtedness.

    The Debentures Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, or any distribution of assets of the Company pursuant to liquidation, dissolution or other winding-up or reorganization of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all current and future Senior Indebtedness must be paid in full before any payment or distribution is made on account of the principal of, premium, if any, or interest on the Subordinated Debentures. Upon maturity of any current or future Senior Indebtedness by lapse of time, acceleration or otherwise, payment in full must be made on such Senior Indebtedness before any payment is made on or in respect of the Subordinated Debentures. During the continuance of any event of default with respect to any current or future Senior Indebtedness entitling the holders thereof to accelerate the maturity thereof, or if such event of default would be caused by any payment upon or in respect of the Subordinated Debentures, no payment may be made by the Company upon or in respect of the Subordinated Debentures.

    In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Subordinated Debentures Trustee or any holders of any Subordinated Debentures prohibited by the subordination provision of the Debentures Indenture, then such payment or distribution will be required to be paid over and delivered to the holders (or their representative) of Senior Indebtedness.

    By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Subordinated Debentures and funds that would be otherwise payable to the holders of the Subordinated Debentures will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligation fully with respect to the Subordinated Securities.

    The term "Credit Facility", as defined in the Debentures Indenture, means the Amended and Restated Loan Agreement dated as of May 23, 1997 among the Company, as borrower, Bank of America National Trust and Savings Association, as Administrative Agent, and the lenders which are or become parties from time to time thereto, as amended by Amendment No. 1 thereto dated as of October 3, 1997 and Amendment No. 2 thereto dated as of May 15, 1998, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including without limitation any amendment and restatement thereof), supplemented or otherwise modified from time to time, including without limitation any agreement extending the maturity of, refinancing or otherwise restructuring (including adding guarantors) all or any portion of the Indebtedness under such agreement or any successor agreement or increasing the credit available thereunder.

    The term "Senior Indebtedness," as defined in the Debentures Indenture, means the principal, premium, if any, and interest on any Indebtedness of the Company, whenever created, incurred, assumed or guaranteed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Subordinated Debentures. Without limiting the foregoing, Senior Indebtedness shall include
(i) any payment or payment obligation in respect of (a) Indebtedness of the Company for money borrowed, including under the Credit Facility, together with any other amounts due on or in connection with the Indebtedness of the Company under the Credit Facility, and (b) Indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company, including all Indebtedness currently outstanding under indentures with various trustees; (ii) all Interest Rate Protection Obligations of the Company; (iii) all Capital Lease Obligations of the Company; (iv) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding any obligations in respect of any trade accounts payable incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business); (v) all obligations of the

Company for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (vi) the 6 3/4% Senior Subordinated Notes of the Company Due 2003 and the 7 5/8% Senior Subordinated Debentures of the Company Due 2013; the Senior Secured Debt Securities, the Senior Unsecured Debt Securities, the 6.45% Senior Notes of the Company Due 2006, the 7.0% Debentures of the Company Due 2036 and the 6.70% Debentures of the Company Due 2096; (vii) all obligations of the type referred to in clauses
(i) through (vi) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (viii) all obligations of the type referred to in clauses (i) through (vii) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for any such Indebtedness that is by its terms subordinated to or PARI PASSU with the Subordinated Debentures, as the case may be. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Debentures Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by the Company. As of April 30, 1998, Senior Indebtedness of the Company aggregated approximately $1.6 billion. In addition, because the Company is a holding company, its obligations under the Preferred Securities Guarantee and the Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At April 30, 1998, the subsidiaries of the Company had total indebtedness outstanding and other liabilities of approximately $187 million (excluding, in each case, indebtedness and other liabilities owed to the Company and other affiliates, guaranteed indebtedness of subsidiaries that is included in Senior Indebtedness and deferred income taxes and other deferred credits).

CERTAIN COVENANTS

    If (i) there shall have occurred and be continuing any event that constitutes a Debentures Indenture Event of Default or (ii) the Company shall be in default with respect to its payment of any obligations under the Preferred Securities Guarantee or the Common Securities Guarantee, and such default shall be continuing then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank PARI PASSU with or junior to the Subordinated Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing.

    If the Company shall have given notice of its election of an Extension Period as provided in the Debentures Indenture and such period, or any extension thereof, shall be continuing, then during the term of such Extension Period (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank PARI PASSU with or junior to the Subordinated Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing.

    Notwithstanding the foregoing restrictions, the Company will be permitted, in any event, to make dividend, redemption, liquidation and guarantee payments on capital stock, and interest, principal, redemption and guarantee payments on debt securities issued by the Company ranking PARI PASSU with or junior to Subordinated Debentures, where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such payment is being made.

    For so long as the Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100% direct or indirect ownership of the Common Securities of the Trust; PROVIDED, HOWEVER, that any permitted successor of the Company under the Debentures Indenture may succeed to the

Company's ownership of such Common Securities, (ii) not to cause, as sponsor of the Trust, or to permit, as holder of the Common Securities, the termination, dissolution or winding-up of the Trust, except in connection with a distribution of the Subordinated Debentures as provided in the Declaration and in connection with certain mergers, consolidations or amalgamations, (iii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income purposes and (iv) to use reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debentures.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    The Debentures Indenture will provide that each holder and beneficial owner of Subordinated Debentures, by accepting or otherwise acquiring an interest in the Subordinated Debentures, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries (or any joint venture in which the Company or a subsidiary of the Company is a participant) now or hereafter conducts or proposes to conduct gaming requires that a person who is a holder or beneficial owner of Subordinated Debentures must be licensed, qualified or found suitable, or comply with any other requirement under applicable Gaming Laws, such holder or beneficial owner shall apply for a license, qualification or a finding of suitability or comply with such other requirement, as the case may be, within the prescribed time period. If such holder or beneficial owner fails to apply to be, or fails to become, licensed or qualified, is found unsuitable or fails to comply with any other requirement, as the case may be (a "failure of compliance"), then the Company shall have the right, at its option (i) to require such person to dispose of its Subordinated Debentures or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by the Gaming Authority or (ii) to redeem such Subordinated Debentures (which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the Gaming Authority) at a redemption price equal to the lesser of (A) such person's cost, (B) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of any failure of compliance, or (C) such other amount as may be required by applicable law or by order of any Gaming Authority. The Company shall notify the Subordinated Debentures Trustee in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or a finding of suitability or its compliance with any other requirement of a Gaming Authority. The Debentures Indenture will also provide that immediately upon the imposition by a Gaming Authority of a requirement that a holder or beneficial owner dispose of Subordinated Debentures, such holder or beneficial owner shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by the Subordinated Debentures or (ii) to receive any interest, dividends or any other distributions or payments with respect to the Subordinated Debentures or any remuneration in any form with respect to the Subordinated Debentures from the Company or the Subordinated Debentures Trustee, except the redemption price referred to above.

OPTIONAL REDEMPTION

    The Company shall have the right to redeem the Subordinated Debentures, in
whole or in part, from time to time, on or after            ,    , or at any
time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities--Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debentures would result in the delisting of the Preferred Securities, the Company may only redeem the Subordinated Debentures in whole.

INTEREST

    Each Subordinated Debenture shall bear interest at the rate of      % per
annum from            , 1998, payable quarterly in arrears on            ,
           ,            and            of each year (each, an "Interest Payment
Date"), commencing            , 1998, to the person in whose name such
Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date.
The distribution payable on            , 1998, which will be calculated at the
above rate and based on a period that is shorter than a full quarter, will be in
the amount of $     per Preferred Security. In the event the Subordinated
Debentures are distributed to holders of the Trust Securities in liquidation of such holders' interests in the Trust and such Subordinated Debentures shall not thereafter continue to remain in book-entry only form, the Company shall have the right to select record dates which shall be not less than fifteen days prior to each Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in such 90-day quarter. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company shall have the right at any time, and from time to time, during the term of the Subordinated Debentures to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period the Company shall pay all interest then accrued and unpaid (including any Additional Interest), together with interest thereon at the rate specified for the Subordinated Debentures to the extent permitted by applicable law; PROVIDED, HOWEVER, that, during any such Extension Period, (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank PARI PASSU with or junior to the Subordinated Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Preferred Securities Guarantee) with respect to the foregoing; PROVIDED, HOWEVER, the foregoing restriction will not apply to any dividend, redemption, liquidation, interest, principal or guarantee payments by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made. Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. No interest on the Subordinated Debentures during an Extension Period, except at the end thereof, shall be due and payable.

    The Company takes the position that the Subordinated Debentures will be issued with OID at the time of their original issuance and that each U.S. holder of Preferred Securities will be required to include in gross income such holder's allocable share of the interest paid on the Subordinated Debentures as OID. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive cash from the Trust related to such income if such holder disposes of such holder's Preferred Securities prior to the record date for the date on which distribution of such amounts are made. If the Property Trustee shall be the sole holder of the Subordinated Debentures, the Company shall give the Regular Trustees and the Property Trustee notice of its selection of an Extension Period one Business Day prior to the earlier of (i) the next succeeding date on which distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice to any national securities exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Debentures, the Company shall give the holders of the Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the relevant Interest Payment Date or (ii) the date the Company is required to give notice to any national securities exchange or other applicable self-regulatory organization or to holders of the Subordinated Debentures of the record or payment date of such related interest payment, but in any event at least two Business Days before such record date.

ADDITIONAL INTEREST

    If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

DEBENTURES INDENTURE EVENTS OF DEFAULT

    In case any Event of Default shall occur under the Debentures Indenture and be continuing, the Property Trustee, as the holder of the Subordinated Debentures, will have the right to declare the principal of and the interest on the Subordinated Debentures (including Additional Interest, if any) and any other amounts payable under the Debentures Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debentures.

    The Debentures Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Subordinated Debentures:

        (a) failure for 30 days to pay interest on the Subordinated Debentures, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

        (b) failure to pay principal or premium, if any, on the Subordinated Debentures when due whether at maturity, upon earlier redemption or otherwise; or

        (c) failure to observe or perform any other covenant (other than those specifically relating to another series of subordinated debt securites) contained in the Debentures Indenture for 90 days after written notice to the Company from the Subordinated Debentures Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debentures; or

        (d) certain events of bankruptcy, insolvency or reorganization of the Company; or

        (e) the voluntary or involuntary termination, dissolution or winding-up of the Trust, except in connection with the distribution of Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all outstanding Trust Securities of the Trust and certain mergers, consolidations or amalgamations permitted by the Declaration.

    The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debentures Trustee. The Subordinated Debentures Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures may declare the principal due and payable immediately on default, but the holders of a majority in aggregate outstanding principal amount may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Subordinated Debentures Trustee.

    The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures affected thereby may, on behalf of the holders of all the Subordinated Debentures, waive any past default, except (i) a default in the payment of principal or interest, including Additional Interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Subordinated Debentures Trustee), or (ii) a default in the covenant of the Company not to declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire any of its capital stock during an Extension Period. A Debentures Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debentures. See "Description of the Preferred Securities--Declaration Events of Default" and "--Voting Rights."

    In addition, if an Event of Default under the Debentures Indenture results from the failure of the Company to pay principal of or interest on the Subordinated Debentures when due, during the continuance of such an event of default a holder of Preferred Securities may immediately institute a legal proceeding directly against the Company to obtain payment of such principal or interest on Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Preferred Securities in connection with the voluntary or involuntary termination, dissolution or winding-up of the Trust as a result of the occurrence of a Special Event, the Subordinated Debentures will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debentures in definitive form and will not be considered the Holders (as defined in the Debentures Indenture) thereof for any purpose under the Debentures Indenture, and no Global Security representing Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Debentures Indenture.

    If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Debentures. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." The description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as depositary.

    None of the Company, the Trust, the Subordinated Debentures Trustee, any paying agent and any other agent of the Company or the Subordinated Debentures Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A Global Security shall be exchangeable for Subordinated Debentures registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, or if at any time the depositary ceases to be registered or in good standing under the Exchange Act (or other applicable statute or regulation) at a time when the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed by the Company within 90 days after the Company receives such notice or becomes aware of such condition, or (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

    In the event the Subordinated Debentures are not represented by one or more Global Securities, certificates evidencing Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Registrar (as defined in the Debentures Indenture) or at the office of any transfer agent designated by the Company for such purpose with respect to the Subordinated Debentures, without service charge and upon payment of any taxes and other governmental charges as described in the Debentures Indenture. Such transfer or exchange will be effected upon the register maintained by the Registrar (as defined in the Debentures Indenture) for the Subordinated Debentures or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Subordinated Debentures Trustee as Registrar with respect to the Subordinated Debentures. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent at the place of payment. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures.

    In the event of any redemption in part, the Company shall not be required to
(i) issue, exchange or register the transfer of Subordinated Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all of the Subordinated Debentures and ending at the close of business on the date of such mailing or
(ii) register the transfer of or exchange any Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Subordinated Debentures being redeemed in part.

PAYMENT AND PAYING AGENTS

    Payment of principal of and premium, if any, on the Subordinated Debentures will be made only against surrender to the Paying Agent (as defined in the Debentures Indenture) of the Subordinated Debentures. Principal of and premium, if any, and interest on Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Register with respect to the Subordinated Debentures. Payment of interest on the Subordinated Debentures on any Interest Payment Date will be made to the person in whose name the Subordinated Debenture (or predecessor security) is registered at the close of business on the Regular Record Date (as defined in the Debentures Indenture) for such interest payment.

    The Company will initially act as Paying Agent with respect to the Subordinated Debentures except that, if the Subordinated Debentures are distributed to the holders of the Preferred Securities in liquidation of such holders' interests in the Trust, the Subordinated Debentures Trustee will act as the Paying Agent. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent at the place of payment.

    All moneys paid by the Company to a Paying Agent for the payment of the principal of, premium, if any, or interest, if any, on the Subordinated Debentures which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Subordinated Debentures will thereafter look only to the Company for payment thereof.

MODIFICATION OF THE DEBENTURES INDENTURE

    The Debentures Indenture contains provisions permitting the Company and the Subordinated Debentures Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debentures, to modify the Debentures Indenture or any supplemental indenture affecting that series or the rights of the holders of the Subordinated Debentures; PROVIDED, HOWEVER, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected thereby, (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of the Subordinated Debentures so affected or (ii) reduce the percentage of Subordinated Debentures the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Subordinated Debenture then outstanding and affected thereby.

    In addition, the Company and the Subordinated Debentures Trustee may execute, without the consent of holders of the Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of subordinated debt securities.

SUCCESSOR CORPORATION

    The Company may not consolidate with or merge into, or transfer its properties and assets substantially as an entirety to, another corporation unless (i) the successor corporation, which shall be a corporation organized under the laws of the United States or a State thereof, assumes by supplemental indenture all the obligations of the Company under the Subordinated Debentures and the Debentures Indenture, and (ii) after giving effect to such transaction, no Debentures Indenture Event of Default shall have occurred and be continuing. The Debentures Indenture does not otherwise contain any covenant which restricts the ability of the Company to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

DEFEASANCE AND DISCHARGE

    Under the terms of the Debentures Indenture, the Company will be discharged from any and all obligations in respect of the Subordinated Debentures (except in each case for certain obligations with respect to denominations and provisions for payment of the Subordinated Debentures and obligations to register the transfer or exchange of Subordinated Debentures, replace stolen, lost or mutilated Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company (i) deposits with the Subordinated Debentures Trustee, in trust, moneys or governmental obligations in an amount sufficient to pay all the principal of, and interest on, the Subordinated Debentures on the dates such payments are due in accordance with the terms of such Subordinated Debentures and (ii) delivers to the Subordinated Debentures Trustee an opinion of counsel to the effect that, based upon the Company's receipt from, or the publication by, the Internal Revenue Service of a ruling or a change in law, the holders of the Subordinated Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance or discharge had not occurred.

GOVERNING LAW

    The Debentures Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE SUBORDINATED DEBENTURES TRUSTEE

    The Subordinated Debentures Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Debentures Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Debentures Trustee is under no obligation to exercise any of the powers vested in it by the Debentures Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Subordinated Debentures Trustee, upon the occurrence of an Event of Default under the Debentures Indenture from exercising the rights and powers vested in it by the Debentures Indenture. The Subordinated Debentures Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Subordinated Debentures Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Subordinated Debentures Trustee also serves as Property Trustee under the Declaration and as the Preferred Guarantee Trustee under the Preferred Securities Guarantee.

MISCELLANEOUS

    The Company will have the right at all times to assign any of its rights or obligations under the Debentures Indenture to a direct or indirect wholly owned subsidiary of the Company; PROVIDED, HOWEVER, that in the event of any such assignment, the Company will remain liable for all of the obligations of such subsidiary. Subject to the foregoing, the Debentures Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Debentures Indenture provides that it may not otherwise be assigned by the parties thereto.

    The Debentures Indenture will provide that the Company will pay all costs, expenses, debts and obligations of the Trust other than with respect to the Trust Securities.

            EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBENTURES
                     AND THE PREFERRED SECURITIES GUARANTEE

    As set forth in the Declaration, the exclusive purposes of the Trust are to
(i) issue the Trust Securities, (ii) invest the proceeds thereof in the Subordinated Debentures and (iii) engage in only those other activities necessary or incidental thereto.

    As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and
(iv) the Declaration provides that the Company Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

    Payments of distributions (to the extent funds therefor are available to the Trust) and other payments due on the Preferred Securities (to the extent funds therefor are available to the Trust) are guaranteed by the Company as described under "Description of the Preferred Securities Guarantee." If the Company does not make interest payments on the Subordinated Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

    If the Company fails to make interest or other payments on the Subordinated Debentures when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities-- Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Debentures, including proceeding directly against the Company to enforce the Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Debentures Indenture or the Subordinated Debentures, a holder of Preferred Securities may, to the extent permitted by applicable law, institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Debentures Indenture and the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust. In addition, during the continuance of a Declaration Event of Default that results from the failure of the Company to pay principal of or interest on the Subordinated Debentures when due, a holder may proceed directly against the Company, without first waiting to determine if the Property Trustee has enforced its rights under the Declaration, to obtain payment of such principal or interest on Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder.

    If the Company fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against the Company to obtain Guarantee Payments, without first waiting to determine if the Preferred Guarantee Trustee has enforced the Preferred Security Guarantee or instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

    The Company's obligations under the Preferred Securities Guarantee, the Declaration, the Subordinated Debentures and the Debentures Indenture, in the aggregate, provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations and administrative and judicial rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a U.S. Holder. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to a U.S. Holder.

    As used herein, a "U.S. Holder" means a beneficial owner of the Preferred Securities who or that is (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized in or under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Preferred Securities, as the case may be. As used herein, a "Non-U.S. Holder" means a holder that is not a U.S. Holder.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

    The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company and, by acceptance of a Preferred Security, each U.S. Holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given however, that such position will not be challenged by the Internal Revenue Service, or if challenged, that such a challenge will not be successful. It has recently been reported that the Internal Revenue Service challenged the status as indebtedness, for U.S. federal income tax purposes, of certain instruments analogous to the Subordinated Debentures, held by an entity similar in certain respects to the Trust. See "Description of the Preferred Securities--Special Event Redemption or Distribution." Based on the information available to it, the Company does not believe that the treatment of the Subordinated Debentures as indebtedness for federal income tax purposes is jeopardized by the position reported to have been taken. The remainder of this discussion assumes that the Subordinated Debentures will be classified as indebtedness of the Company for United States federal income tax purposes.

CLASSIFICATION OF CIRCUS FINANCE I

    Wolf, Block, Schorr and Solis-Cohen LLP, special tax counsel to the Company and the Trust, is of the opinion that, under current law and assuming full compliance with the terms of the Debentures Indenture and the Declaration (and certain other documents), the Trust will be classified as a "grantor trust" for United States federal income tax purposes and will not be classified as an association taxable as a corporation or a partnership. Each U.S. Holder will be treated as owning an undivided beneficial interest in the Subordinated Debentures. Accordingly, each U.S. Holder will be required to include in its gross income the interest and/or original issue discount ("OID") paid or accrued with respect to its allocable share of Subordinated Debentures. Investors should be aware that the opinion of Wolf, Block, Schorr and Solis-Cohen LLP does not address any other issue and is not binding on the Internal Revenue Service or the courts.

INTEREST, ORIGINAL ISSUE DISCOUNT, PREMIUM AND MARKET DISCOUNT

    Under applicable Treasury regulations (the "Regulations"), if the likelihood that the stated interest on a debt instrument will not be paid timely is "remote," such likelihood is ignored in determining whether the debt instrument is issued with OID. The Company does not intend to treat the likelihood of exercising its option to defer payments of interest on the Subordinated Debentures as remote within the meaning of the Regulations. Consequently, the Company intends to take the position that the Subordinated Debentures will be considered to be issued with OID at the time of their original issuance and that a U.S. Holder of Preferred Securities should include in gross income such holder's allocable share of the interest paid on the Subordinated Debentures as OID. In such event, U.S. Holders would include the OID attributable to the Subordinated Debentures in income on a daily economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues in that month at the stated interest rate. In the event that the interest payment period is extended, Holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest payment period. Corporate U.S. Holders will not be entitled to a dividends-received deduction with respect to any income earned with respect to the Preferred Securities.

    No rulings or interpretations have been issued by the Internal Revenue Service which address the meaning of the term "remote" as used in the Regulations, and it is possible that the Internal Revenue Service could take a position contrary to that expressed herein.

    To the extent a U.S. Holder acquires its Preferred Securities at a price that is greater or less than the principal amount of such U.S. Holder's share of the Subordinated Debentures, the U.S. Holder will be deemed to have acquired its interest in the Preferred Securities with amortizable bond premium or with market discount, as the case may be. A U.S. Holder acquiring Preferred Securities at a premium will be permitted to reduce the amount of OID required to be included in income to reflect such acquisition premium. A U.S. Holder acquiring Preferred Securities at a market discount will also include the amount of such discount in income in accordance with the market discount rules described below.

    A U.S. Holder acquiring Preferred Securities at a market discount generally will be required to recognize ordinary income to the extent of accrued market discount upon the retirement of the underlying Subordinated Debentures or, to the extent of any gain, upon the disposition of the Preferred Securities. Such market discount would accrue on a straight-line basis, or, at the election of the U.S. Holder, under a constant yield method over the remaining term of the Subordinated Debentures. A U.S. Holder may also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry Preferred Securities acquired with market discount. In lieu of the foregoing, a U.S. Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply. A U.S. Holder may elect, in lieu of applying the market discount or premium rules described above, to account for all income under the Preferred Securities as if it were OID.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    Under certain circumstances, as described under the caption "Description of the Preferred Securities--Special Event Redemption or Distribution," Subordinated Debentures may be distributed to Holders in exchange for the Preferred Securities and in liquidation of the Trust. Such a distribution would be treated as a non-taxable event to each U.S. Holder and each U.S. Holder would receive an aggregate tax basis in the Subordinated Debentures equal to such Holder's aggregate tax basis in the Preferred Securities. A U.S. Holder's holding period in the Subordinated Debentures so received in liquidation of the Trust would include the period for which the Preferred Securities were held by such holder. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Subordinated Debentures would constitute a taxable event to U.S. Holders of Preferred Securities and a U.S. Holder's holding period in Subordinated Debentures would not include the period during which the Subordinated Debentures were held by the Trust.

    Under certain circumstances described herein (see "Description of the Preferred Securities"), the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a U.S. Holder would recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "--Sale of Preferred Securities."

SALE OF PREFERRED SECURITIES

    A U.S. Holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale. A U.S. Holder's adjusted tax basis in the Preferred Securities generally will be such holder's initial purchase price increased by OID previously included in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Subject to the market discount rules described above, any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Preferred Securities have been held for more than one year.

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A U.S. Holder disposing of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest through the date of disposition in income (to the extent not previously included in income) as ordinary income, and the amount realized on disposition excludes the portion of the sale price treated as interest. To the extent the amount realized on disposition is less than the U.S. Holder's adjusted tax basis, a U.S. Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

NON-U.S. HOLDERS

    Subject to the discussion of backup withholding below, interest (including OID, if any) with respect to the Preferred Securities paid to a Non-U.S. Holder will be exempt from U.S. withholding tax, provided that the Holder complies with applicable certification requirements (and does not actually or constructively own ten percent or more of the voting stock of the Company and is not a controlled foreign corporation related to the Company or its affiliates).

INFORMATION REPORTING TO HOLDERS

    Subject to the qualifications discussed below, income on the Preferred Securities generally will be reported to Holders on Form 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided that required information is provided to the Internal Revenue Service. Recently promulgated Treasury regulations, effective for certain payments made to Non-U.S. Holders after December 31, 1999, may change certain certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of Preferred Securities. Prospective investors should consult their tax advisors regarding the possible effect of such new Treasury regulations on an investment in the Preferred Securities.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Trust has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom is acting as representative (the "Representative"), has severally agreed to purchase, the number of Preferred Securities set forth opposite its name below.

                                                                                                    NUMBER OF
                                                                                                    PREFERRED
UNDERWRITER                                                                                         SECURITIES
----------------------------------------------------------------------------------------------  ------------------

                                                                                                ------------------
    Total.....................................................................................
                                                                                                ------------------
                                                                                                ------------------

    In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

    The Underwriters propose initially to offer the Preferred Securities to the
public at the initial public offering price set forth on the cover page   of
this Prospectus Supplement, and to certain dealers at such price less a
concession not in excess of $     per Preferred Security; PROVIDED, HOWEVER,
that such concession for sales of 10,000 or more Preferred Securities to a
single purchaser will not be in excess of $     per Preferred Security. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $     per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Purchase Agreement provides that the Company will pay as compensation ("Underwriters' Compensation") to the Underwriters for the Underwriters arranging the investment therein of such proceeds, an amount in same-day funds
of $     per Preferred Security (or $     in the aggregate); PROVIDED, HOWEVER,
that such compensation for sales of 10,000 or more Preferred Securities to any
single purchaser will be $     per Preferred Security. Therefore, to the extent
of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

    During a period of 30 days from the date of this Prospectus Supplement, neither the Trust nor the Company will, without the prior written consent of the Representative, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into, or exchangeable or exercisable for, Preferred Securities or any debt securities substantially similar to the Subordinated Debentures or any equity securities substantially similar to the Preferred Securities (except for the Subordinated Debentures and the Preferred Securities offered hereby and subject to certain exceptions specified in the Purchase Agreement).

    Prior to this Offering there has been no public market for the Preferred Securities. The Representative has advised the Trust that the Underwriters intend to make a market in the Preferred Securities but will have no obligation to make a market in the Preferred Securities and may cease market making activities, if commenced, at any time. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

    The Company and the Trust have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Certain of the Underwriters engage in transactions with, and from time to time have performed services for, the Company in the ordinary course of business.

    Until the distribution of the Preferred Securities is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Preferred Securities. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the Preferred Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Preferred Securities.

    If the Underwriters create a short position in the Preferred Securities in connection with this offering, I.E., if they sell more Preferred Securities than are contemplated on the cover page of this Prospectus Supplement, the Representative may reduce that short position by purchasing Preferred Securities in the open market.

    The Representative may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases Preferred Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Preferred Securities they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those securities as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the

Preferred Securities. In addition, neither the Company nor any of the Underwriters makes any representation that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Preferred Securities, the validity of the Subordinated Debentures, the Preferred Securities Guarantee and certain matters relating thereto, and certain United States federal income taxation matters will be passed upon by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, counsel to the Company and the Trust. Certain matters of
Nevada law will be passed upon for the Company and the Trust by Schreck Morris, Las Vegas, Nevada. Certain legal matters will be passed upon on behalf of the
Underwriters, by                      .

                                  DEFINITIONS

TERM                                               PAGE
-----------------------------------------------  ---------
Additional Interest............................       S-59
Beneficial Owner...............................       S-48
Business Day...................................       S-40
Change in 1940 Act Law.........................       S-42
Common Securities..............................        S-1
Common Securities Guarantee....................       S-51
Company........................................        S-1
Company Trustees...............................       S-23
Creditor.......................................       S-46
DTC............................................       S-47
Debentures Indenture...........................       S-54
Declaration....................................       S-23
Declaration Event of Default...................       S-44
Delaware Trustee...............................       S-23
Direct Participants............................       S-48
Dissolution Tax Opinion........................       S-42
distributions..................................        S-2
Event of Default...............................       S-59
Exchange Act...................................       S-48
Extension Period...............................        S-2
Gaming Authority...............................       S-22
Gaming Laws....................................       S-22
Global Security................................       S-60
Guarantee Payments.............................       S-51
Debentures Indenture Event of Default..........       S-44
Indirect Participants..........................       S-48
Interest Payment Date..........................       S-57
Investment Company Event.......................       S-42
Liquidation Distribution.......................       S-43
1940 Act.......................................       S-42

TERM                                               PAGE
-----------------------------------------------  ---------
No Recognition Opinion.........................       S-41
Non-U.S. Holder................................       S-65
OID............................................       S-66
Participants...................................       S-48
Preferred Guarantee Trustee....................       S-23
Preferred Securities...........................        S-1
Preferred Securities Guarantee.................        S-2
Property Account...............................       S-23
Property Trustee...............................       S-23
Purchase Agreement.............................       S-69
Redemption Price...............................        S-3
Redemption Tax Opinion.........................       S-41
Regular Trustees...............................       S-23
Regulations....................................       S-66
Representative.................................       S-69
Senior Indebtedness............................       S-55
Special Event..................................       S-40
Sponsor........................................       S-23
Successor Securities...........................       S-47
Subordinated Debentures........................        S-2
Subordinated Debentures Trustee................       S-54
Super-Majority.................................       S-44
Tax Event......................................       S-42
Trust..........................................        S-1
Trust Act......................................       S-23
Trust Indenture Act............................       S-23
Trust Securities...............................        S-1
Underwriters...................................       S-69
Underwriters' Compensation.....................       S-70
U.S. Holder....................................       S-65

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CIRCUS FINANCE I, CIRCUS CIRCUS ENTERPRISES, INC. OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CIRCUS FINANCE I OR CIRCUS CIRCUS ENTERPRISES, INC. SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                           --------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................   S-4
Risk Factors..............................................................  S-13
The Trust.................................................................  S-23
Accounting Treatment......................................................  S-24
Use of Proceeds...........................................................  S-24
Capitalization............................................................  S-25
Selected Financial Information............................................  S-26
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................  S-28
Description of the Preferred Securities...................................  S-38
Description of the Preferred Securities Guarantee.........................  S-51
Description of the Subordinated Debentures................................  S-54
Effect of Obligations Under the Subordinated Debentures and the Preferred
  Securities Guarantee....................................................  S-64
Certain Federal Income Tax Consequences...................................  S-65
Underwriting..............................................................  S-69
Legal Matters.............................................................  S-71

                                   PROSPECTUS

Available Information.....................................................     3
Incorporation of Certain Documents by Reference...........................     3
The Company...............................................................     5
The Trusts................................................................     6
Gaming Regulation.........................................................     7
Ratio of Earnings To Fixed Charges........................................     9
Use of Proceeds...........................................................     9
Accounting Treatment Relating to Trust Securities.........................     9
Description of Debt Securities............................................     9
Description of the Trust Preferred Securities.............................    22
Description of the Trust Preferred Securities Guarantees..................    23
Description of the Subordinated Deferrable Interest Debentures............    26
Plan of Distribution......................................................    33
Legal Matters.............................................................    34
Experts...................................................................    34

                              PREFERRED SECURITIES

                                CIRCUS FINANCE I

                             [TITLE OF SECURITIES]

                            GUARANTEED TO THE EXTENT
                              SET FORTH HEREIN BY

                        CIRCUS CIRCUS ENTERPRISES, INC.

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                                 [UNDERWRITERS]

                                      , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

PROSPECTUS

                                  $550,000,000

   [LOGO]
                        CIRCUS CIRCUS ENTERPRISES, INC.

                                DEBT SECURITIES
                  SUBORDINATED DEFERRABLE INTEREST DEBENTURES
                               ------------------

                                CIRCUS FINANCE I
                               CIRCUS FINANCE II
                           TRUST PREFERRED SECURITIES
                                 GUARANTEED BY
                        CIRCUS CIRCUS ENTERPRISES, INC.

                               ------------------

    Circus Circus Enterprises, Inc., a Nevada corporation (the "Company"), may offer from time to time in one or more series its debt securities consisting of debentures, notes or other evidence of indebtedness (the "Debt Securities") on terms to be determined at the time of the offering. At the option of the Company, the Debt Securities may be issued as senior secured Debt Securities, as senior unsecured Debt Securities, as senior subordinated Debt Securities or as subordinated Debt Securities and in any combination thereof. The general terms and conditions of the Debt Securities are described under "Description of Debt Securities" in this Prospectus. The Company may also from time to time issue its unsecured subordinated deferrable interest debentures (the "Subordinated Deferrable Interest Debentures") and Trust Preferred Securities Guarantees (as defined), as described herein and in the applicable Prospectus Supplement.

    Circus Finance I and Circus Finance II (each a "Trust"), each a statutory business trust formed under the laws of Delaware, may from time to time offer preferred securities evidencing preferred beneficial interests in the assets of the respective Trust ("Trust Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Trust Preferred Securities of each of the Trusts, out of moneys held by each of the Trusts, and payments on liquidation, redemption or otherwise with respect to such Trust Preferred Securities will be guaranteed by the Company as described herein (each, a "Trust Preferred Securities Guarantee"). The Company's obligations under the Trust Preferred Securities Guarantees will be subordinate and junior in right of payment to all other liabilities of the Company and PARI PASSU (equally and ratably) with the most senior preferred stock issued by the Company and with any guarantee that may be entered into by the Company in respect of any preferred stock of any subsidiary or affiliate of the Company. Subordinated Deferrable Interest Debentures may be issued and sold from time to time in one or more series by the Company to a Trust in connection with the investment of the proceeds from the offering of Trust Preferred Securities and Trust Common Securities (as defined herein) of such Trust. The Subordinated Deferrable Interest Debentures subsequently may be distributed pro rata to holders of Trust Preferred Securities and Trust Common Securities in connection with the termination of such Trust upon the occurrence of certain events as may be described in the Prospectus Supplement. The Debt Securities, the Trust Preferred Securities, the Trust Preferred Securities Guarantees and the Subordinated Deferrable Interest Debentures are collectively referred to as the "Securities."

                                                        (CONTINUED ON NEXT PAGE)

                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
              ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                    REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD,
      THE MISSISSIPPI GAMING COMMISSION, NOR ANY OTHER GAMING REGULATORY
          AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED
            HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1998.

(CONTINUED FROM PREVIOUS PAGE)

    The Trust Preferred Securities (which will be issued with a Trust Preferred Securities Guarantee, and the proceeds of which will be used exclusively to purchase Subordinated Deferrable Interest Debentures) and the Debt Securities offered pursuant to this Prospectus may be offered separately or together in one or more series up to an aggregate public offering price of $550,000,000 (or the equivalent thereof in foreign currency or currency units), in each case at individual prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and, among other things, will include, where applicable, (i) in the case of Debt Securities or Subordinated Deferrable Interest Debentures, the specific designation, aggregate principal amount offered, ranking, rate or rates of interest or the provisions for determining such rate or rates (which may be fixed or variable) or the manner of calculation thereof, if any, the time of payment of interest, if any, maturity (which may be fixed or extendible), form (which may be certificated or global), authorized denominations, currency of payment, any terms relating to redemption (whether mandatory, at the option of the Company or the holder), terms for sinking fund payments, additional covenants, the initial public offering price, the purchase price and other terms with respect to such Securities and (ii) in the case of shares of Trust Preferred Securities, the number of shares, specific title and stated value, any dividend, liquidation, redemption, voting and other rights and restrictions and the initial public offering price.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. Federal income taxes, accounting and other considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be sold directly by the Company or the applicable Trust through agents designated by the Company or the applicable Trust from time to time or through underwriters or dealers designated by the Company or the applicable Trust from time to time. If any agents of the Company or the applicable Trust or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the name of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be as set forth in or may be calculated from the applicable Prospectus Supplement. The net proceeds to the Company or the applicable Trust, as the case may be, from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price of such Securities less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution" for indemnification arrangements for agents, dealers and underwriters.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

    The Company and the Trusts have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a combined registration statement on Form S-3 (herein, together with all amendments thereto and exhibits filed therewith, referred to as the "Registration Statement") relating to the Debt Securities, the Subordinated Deferrable Interest Debentures, the Trust Preferred Securities and the Trust Preferred Securities Guarantees.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy statements, information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of fees prescribed by the Commission. The Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Reports, proxy statements, information statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005 and at the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

    This Prospectus does not contain all the information set forth in the Registration Statement of which this Prospectus is a part filed by the Company and the Trusts with the Commission under the Securities Act. Statements contained herein concerning the provisions of any contract or other document are necessarily summaries of such contracts or documents, and each statement is qualified in its entirety by reference to the copy of the applicable contract or document filed with the Commission. A copy of the Registration Statement is on file at the offices of the Commission and may be obtained upon payment of fees prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above or at the Commission's Web site, the address of which is set forth above.

    No separate financial statements of the Trusts have been included herein. The Company does not believe that such financial statements would be material to holders of the Trust Preferred Securities because (i) all of the voting securities of the Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trusts have no independent operations and exist for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the applicable Trust and investing the proceeds thereof in the Subordinated Deferrable Interest Debentures issued by the Company and (iii) the obligations of each Trust under the Trust Securities are fully and unconditionally guaranteed by the Company to the extent that such Trust has funds available to meet such obligations. See "The Trusts," "Description of the Trust Preferred Securities," "Description of the Trust Preferred Securities Guarantees" and "Description of the Subordinated Deferrable Interest Debentures." The Trusts do not expect to file separate reports under the Exchange Act but must apply for and be granted relief by the Commission to avoid the requirement to file such reports.
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                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1998 and the Company's Current Report on Form 8-K dated August 3, 1998, previously filed by the Company (File No. 1-8570) with the Commission under the Exchange Act, are incorporated by reference in this Prospectus as of their respective dates.

    All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such reports and documents, except as to any portion of any future annual or quarterly report to the Company's stockholders or proxy statement which is not deemed to be filed under those provisions. Any such statement contained in this Prospectus, or in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this

Prospectus to the extent that a statement contained herein or in any subsequently dated document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company undertakes to provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the Indentures (as hereinafter defined) or any document incorporated herein by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are also specifically incorporated by reference herein. Requests should be directed to the Company at 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: General Counsel; telephone number (702) 734-0410.
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    The Company will furnish each holder of the Securities annual reports containing audited financial statements, quarterly reports containing unaudited financial information and such other reports as may be required by applicable law.

                                  THE COMPANY

    Circus Circus Enterprises, Inc., which was incorporated in 1974, currently owns and operates, through wholly owned subsidiaries, nine hotel-casino properties in Nevada with a total of approximately 17,700 guest rooms. These properties include (i) three hotel/casinos in Las Vegas (Circus Circus-Las Vegas, Luxor and Excalibur), (ii) Circus Circus Hotel and Casino in Reno, (iii) Colorado Belle Hotel and Casino and Edgewater Hotel and Casino which are located on the Colorado River in Laughlin, (iv) Gold Strike Hotel and Gambling Hall and Nevada Landing Hotel & Casino in Jean, and (v) Railroad Pass Hotel and Casino in Henderson. The Company also owns and operates a dockside casino situated on a 24-acre site in Tunica County, Mississippi, which includes a 1,066-room hotel tower placed in service during late 1997 and early 1998. It also operates two smaller casinos on the Las Vegas Strip, Slots-A-Fun (which the Company also owns) and Silver City Casino (which the Company operates under a lease which expires in October 1999).

    In the Spring of 1997, the Company commenced construction of Mandalay Bay (formerly referred to as Project Paradise), a 43-story, hotel-casino resort which will have approximately 3,700 rooms and approximately 135,000 square feet of gaming space. The resort, which is expected to be completed in the first quarter of 1999, will be situated on approximately 60 acres of land just south of Luxor. Mandalay Bay's attractions are planned to include an 11-acre tropical lagoon featuring a sand-and-surf beach, a three-quarter-mile lazy river ride, a 30,000-square-foot spa and other entertainment attractions. Inside, Mandalay Bay will offer internationally renowned restaurants, as well as a House of Blues nightclub and restaurant, including its signature Foundation Room sited on Mandalay Bay's rooftop, and 100 "music-themed" hotel rooms in Mandalay Bay's towers.

    Within Mandalay Bay and as part of its 3,700 rooms, a Four Seasons Hotel with approximately 400 rooms will provide Las Vegas visitors with a luxury "five-star" hospitality experience. The Four Seasons Hotel, which will be owned by the Company and managed by Four Seasons Hotels Limited ("Four Seasons"), represents the first step pursuant to the Company's cooperative effort with Four Seasons to identify strategic opportunities for development of hotel and casino properties worldwide. The cost of Mandalay Bay, including the Four Seasons Hotel but excluding the land, is currently estimated at approximately $850 million.

    During the course of construction, Mandalay Bay's hotel tower has experienced settling which has exceeded the level contemplated in the building's original design and the amount of settling has been greater in some portions of the structure than others. The Company has retained geotechnical, structural engineering and foundation consultants who are evaluating the situation and have recommended remedial measures which are in the initial stages of implementation. Completion of the recommended remedial measures is not expected to delay the opening of Mandalay Bay or materially increase the cost of the project. However, until such remedial measures are completed and evaluated and the ongoing evaluation of the site is concluded there can be no assurances that further corrective measures will not be required or, if additional measures are required, as to the cost of such measures or their impact, if any, on the scheduled completion and opening of Mandalay Bay.

    Mandalay Bay is the latest phase of the Company's development of over 230 acres of land it owns at the south end of the Las Vegas Strip which runs from Tropicana Avenue south approximately one mile to Russell Road ("Masterplan Mile"). As part of its development plan for Masterplan Mile, the Company is constructing a 125,000-square-foot convention facility and a 12,000-seat arena. These facilities are expected to be completed and opened concurrently with Mandalay Bay, and will represent core components of Masterplan Mile which will be cross-marketed to guests at the Company's existing and future hotel-casinos within Masterplan Mile. The estimated cost of the convention facility and arena is approximately $100 million.

    The Company also plans to construct a monorail system which will link the Company's resorts on Masterplan Mile. Furthermore, the Company is planning a "Sea of Predators" aquarium exhibit which will likewise represent a core component of Masterplan Mile. Both the monorail and the Sea of Predators exhibit are anticipated to be completed after the opening of Mandalay Bay. The cost of these additional Masterplan Mile core components is estimated at approximately $75 million. The Company may add other core components to its development plan for Masterplan Mile in the future.

    The Company, through wholly owned subsidiaries, is a 50% participant in three joint ventures which own and operate gaming properties. They include (i) a joint venture which owns and operates Monte Carlo, a 3,002-room hotel/casino on the Las Vegas Strip that opened in June 1996, (ii) a joint venture which owns and operates the Grand Victoria, a riverboat casino and related land-based entertainment complex located in Elgin, Illinois, and (iii) a joint venture which owns and operates Silver Legacy, a 1,711-room hotel/casino located in downtown Reno that opened in July 1995 and is situated between (and connected by enclosed climate-controlled skyways to) Circus Circus-Reno and another hotel/casino owned and operated by an affiliate of the other joint venture participant.

    The Company is also a participant in another joint venture which has been selected to develop one of three casinos permitted to be developed in Detroit, Michigan. The Company will own a 45% equity interest in the proposed project and receive a management fee. A development agreement between this joint venture and the City of Detroit was approved by the Detroit City Council on April 9, 1998. The joint venture's ability to proceed with the proposed project is contingent upon the receipt of all necessary gaming approvals and satisfaction of other conditions. The joint venture is planning a $600 million project, of which the Company would be required to contribute 20% of such amount in the form of equity, with the balance being provided through project-specific financing.

    The Company's executive offices are located at 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and its telephone number is (702) 734-0410. Unless the context otherwise indicates, all references herein to the Company are to Circus Circus Enterprises, Inc. and its subsidiaries.

                                   THE TRUSTS

    Each of Circus Finance I and Circus Finance II is a statutory business trust formed under the Delaware Business Trust Act, as amended (the "Trust Act") pursuant to (i) a separate declaration of trust, executed by the Company, as sponsor for such trust (the "Sponsor"), and the Trustees (as defined herein) of such trust as of that date and (ii) the filing of a separate certificate of trust with the Delaware Secretary of State. The declaration of trust of each Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement filed by the Company and the Trusts of which this Prospectus forms a part. Each Trust exists for the exclusive purposes of (i) issuing and selling the Trust Preferred Securities representing preferred undivided beneficial interests in the assets of such Trust and Trust Common Securities representing common undivided beneficial interests in the assets of such Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in a series of Subordinated Deferrable Interest Debentures and
(iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Trust Preferred Securities except that upon the occurrence and during the continuation of an Event of Default (as defined in the Declaration), the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Company will, directly or indirectly, acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each Trust. Each Trust has a term of approximately 55 years, but may earlier terminate as provided in the applicable Declaration. Each Trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by the Company, as the direct or indirect holder of all the Trust Common Securities. The holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of a Trust. The duties and obligations of such Trustees shall be governed by the Declaration of such Trust, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Trust Act. A majority of the Trustees (the "Regular Trustees") of each Trust will be persons who are employees or officers of or affiliated with the Company. One Trustee of each Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, another Trustee of each Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees, expenses, debts and obligations (other than the Trust Securities) related to the Trusts and the offering of Trust Securities. The office of the Delaware Trustee for each Trust in the State of Delaware is The Bank of New York (Delaware), 400 White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each Trust shall be c/o Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (telephone number 702-734-0410).

                               GAMING REGULATION

    The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. In the States of Illinois, Mississippi and Nevada licensed gaming operations are currently conducted by the Company through wholly owned subsidiaries and/or by joint ventures in which entities wholly owned by the Company are participants. A joint venture in which a wholly owned subsidiary of the Company is a participant plans (subject to receipt of the requisite approvals and licenses) to conduct licensed gaming operations in the future in Detroit, Michigan. The Company and a wholly owned subsidiary of the Company have also filed gaming applications in New Jersey in connection with plans to acquire land in Atlantic City, construct a hotel-casino and conduct gaming operations, subject to the successful resolution of currently pending litigation, the receipt of applicable regulatory approvals and the satisfaction of other conditions. Each of these states, as well as the applicable local authorities in such states, requires various licenses, findings of suitability, registrations, permits and approvals (individually, a "Gaming License" and collectively, "Gaming Licenses") to be held by the Company and its subsidiaries and joint ventures that are engaged in gaming operations. The Illinois Gaming Board, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Nevada Gaming Commission, the New Jersey Casino Control Commission and any other governmental authority which now or hereafter has regulatory authority over any gaming operations conducted or proposed to be conducted by the Company, any of its subsidiaries or any joint ventures in which the Company or any entity wholly-owned by the Company is a participant (individually, a "Gaming Authority" and collectively, the "Gaming Authorities") may, among other things, deny, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interest of any of the licensed operations conducted in such states by the Company or its subsidiaries or joint ventures for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against the Company, such subsidiaries and joint ventures and the individuals involved. The denial, suspension or revocation of any Gaming License of the Company or any of its subsidiaries or joint ventures or the levy on the Company or any of such subsidiaries or joint ventures of substantial fines or forfeiture of assets could have a material adverse effect on the business of the Company.

    To date, the Company has obtained all Gaming Licenses necessary for the operation of its existing gaming activities. However, Gaming Licenses and related approvals are deemed to be privileges under Illinois, Mississippi and Nevada as well as Michigan and New Jersey law, and no assurance can be given that any new Gaming License that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

    The Nevada Gaming Commission (the "Nevada Commission") may, in its discretion, require the holder of any securities issued by the Company to file applications, be investigated and be found suitable to own such securities if it has reason to believe that such ownership would be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such securities, then pursuant to the Nevada Gaming Control Act and the regulations promulgated thereunder, the Company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

    The Illinois Gaming Board and the Mississippi Gaming Commission have jurisdiction over the holders and beneficial owners of securities issued by the Company similar to that of the Nevada Commission and may also require their investigation and approval, the Michigan Gaming Control Board will have such jurisdiction and authority if a joint venture which includes among its participants a wholly owned subsidiary of the Company is subsequently licensed to conduct gaming operations in Detroit, Michigan, and the New Jersey Casino Control Commission will have such jurisdiction and authority if the Company and a subsidiary of the Company are subsequently licensed to conduct gaming operations in New Jersey. An applicant must pay all costs of investigation incurred by a Gaming Authority in conducting an investigation relating to such applicant.

    In certain jurisdictions, including Mississippi and Nevada, the Company may not make a public offering of its securities without prior approval of the applicable Gaming Authorities if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes or for similar transactions. On May 22, 1997, the Nevada Commission granted the Company prior approval to make public offerings of its securities for a period of two years, subject to certain conditions (the "Nevada Shelf Approval"). The Nevada Shelf Approval also applies to any affiliated company wholly owned by the Company (a "Gaming Affiliate") which is a publicly traded corporation or would become a publicly traded corporation pursuant to a public offering. The Nevada Shelf Approval also includes approval for the Company's registered and licensed subsidiaries to guarantee any security issued by, and to hypothecate their assets to secure the payment or performance of any obligation issued by, the Company or a Gaming Affiliate in a public offering under the Nevada Shelf Approval. However, the Nevada Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada State Gaming Control Board (the "Nevada Board") and must be renewed biennially. The Nevada Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of this Prospectus or any related Prospectus Supplement or the investment merits of the Securities offered. Any representation to the contrary is unlawful. The Company received a similar one-year waiver of approval requirements from the Mississippi Gaming Commission on January 22, 1998 (the "Mississippi Shelf Approval"). The public offering of the Debt Securities, Subordinated Deferred Interest Debentures and the Trust Preferred Securities Guarantees will be made pursuant to the Nevada Shelf Approval and the Mississippi Shelf Approval, each as currently in effect or as may be renewed in the discretion of the applicable Gaming Authority. The public offering of the Trust Securities does not require any additional prior approval.

    For information concerning the requirement that Debt Securities, Trust Preferred Securities or Subordinated Deferrable Interest Debentures be disposed of by holders or beneficial owners under certain circumstances, see "Description of Debt Securities--Mandatory Disposition Pursuant to Gaming Laws," "Description of the Trust Preferred Securities" and "Description of the Subordinated Deferrable Interest Debentures--Mandatory Disposition Pursuant to Gaming Laws."

    The foregoing is only a summary of the regulatory requirements applicable to the Company and the holders of its securities. For additional information regarding the gaming laws and regulations applicable to the Company's gaming operations and the holders of its securities, see the discussion under the caption "Regulation and Licensing" in Item I of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, incorporated by reference in this Prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following are the consolidated ratios of earnings to fixed charges of the Company for the three months ended April 30, 1998 and each of the fiscal years ended January 31, 1998, 1997, 1996, 1995 and 1994.

                                                                 THREE
                                                              MONTHS ENDED          YEAR ENDED JANUARY 31,
                                                               APRIL 30,     ------------------------------------
                                                                  1998       1998    1997    1996    1995    1994
                                                              ------------   ----    ----    ----    ----    ----
Ratio of earnings to fixed charges(1).......................     1.83x       1.99x   2.68x   3.85x   5.38x   5.40x

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(1) For purposes of computing the ratio, "earnings" consist of income before fixed charges and income taxes, adjusted to exclude capitalized interest and equity in undistributed earnings of less-than-50%-owned ventures. "Fixed charges" include interest, whether expensed or capitalized, amortization of debt discount and issuance costs, the Company's proportionate share of the interest cost of 50%-owned ventures, and the estimated interest component of rental expense.

                                USE OF PROCEEDS

    The Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include financing the development and construction of new facilities, other capital expenditures, working capital, the repayment or repurchase of outstanding indebtedness, share repurchases or such other purposes as may be specified in an accompanying Prospectus Supplement.

               ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

    The financial statements of each Trust that has issued Trust Securities will be consolidated with the Company's financial statements, with the Trust Preferred Securities of each Trust shown on the Company's consolidated financial statements as Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debt securities of the Company. The Company's financial statements will include a footnote that discloses, among other things, that the sole asset of each Trust included therein consists of Subordinated Deferrable Interest Debentures of the Company, and will specify the designation, principal amount, interest rate and maturity date of such Subordinated Deferrable Interest Debentures.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent to which such general provisions may apply to the Debt Securities will be described in a Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may constitute either senior secured debt ("Senior Secured Debt Securities"), senior unsecured debt ("Senior Unsecured Debt Securities"), senior subordinated debt ("Senior Subordinated Debt Securities") or subordinated debt ("Subordinated Debt Securities" and, collectively with the Senior Subordinated Debt Securities, the "Subordinated Securities"), or any combination thereof, of the Company. Each such series of Debt Securities will be issued under a separate indenture (the "Senior Secured Debt Indenture," the "Senior Unsecured Debt Indenture," the "Senior Subordinated Debt Indenture" and the "Subordinated Debt Indenture," respectively), in each case, between the Company, as obligor, and The Bank of New York, as Trustee (the "Trustee"). The Senior Secured Debt Indenture, the Senior Unsecured Debt Indenture, the Senior Subordinated Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures."

    The terms of the Debt Securities include those stated in the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act, and holders of the Debt Securities are referred to the Indentures and the Trust Indenture Act for a statement thereof. A copy of the form of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities and the Indentures, while including a discussion of all material aspects or features thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Securities and the Indentures, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

    The Indentures will not limit the aggregate principal amount of Debt Securities which may be issued thereunder. Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Company for each series.

    The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities, if applicable to such Debt Securities: (i) the title of the Debt Securities; (ii) any limit on the aggregate principal amount of the Debt Securities and whether they will constitute Senior Secured Debt Securities, Senior Unsecured Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities;
(iii) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (iv) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof; (v) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest (which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity), and the date or dates from which such interest, if any, will accrue, and the circumstances, if any, in which the Company may defer interest payments; (vi) the interest payment date or dates, if any, on which any interest on the Debt Securities will be payable, and the record date or dates for any interest payable on any Debt Securities; (vii) the right or obligation, if any, of the Company to redeem or purchase Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, or otherwise, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which Debt Securities shall be redeemed or purchased, in whole or in part, and any provisions for the marketing of such Debt Securities; (viii) if the amount of payments of principal of, premium, if any, and interest, if any, on the Debt Securities is to be determined by reference to an index, formula or other method, the manner in which such amounts are to be determined and the calculation agent, if any, with respect thereto; (ix) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration or acceleration of the stated maturity thereof pursuant to an Event of Default (as defined in the Indentures); (x) whether the Debt Securities will be issued in certificated or book-entry form and, if applicable, the identity of the depositary for the Debt Securities; (xi) any listing of the Debt Securities on a securities exchange; (xii) any additional restrictive covenants included for the benefit of holders of such Debt Securities; (xiii) any additional events of default provided with respect to such Debt Securities; and (xiv) any other material terms of the Debt Securities. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    The Indentures will provide that each holder and beneficial owner of Debt Securities, by accepting or otherwise acquiring an interest in the Debt Securities, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries (or any joint venture in which the Company or a subsidiary of the Company is a participant) now or hereafter conducts or proposes to conduct gaming requires that a person who is a holder or beneficial owner of Debt Securities must be licensed, qualified or found suitable, or comply with any other requirement under applicable Gaming

Laws, such holder or beneficial owner shall apply for a license, qualification or a finding of suitability or comply with such other requirement, as the case may be, within the prescribed time period. If such holder or beneficial owner fails to apply to be, or fails to become, licensed or qualified, is found unsuitable or fails to comply with any other requirement, as the case may be (a "failure of compliance"), then the Company shall have the right, at its option
(i) to require such person to dispose of its Debt Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by the Gaming Authority or (ii) to redeem such Debt Securities (which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the Gaming Authority) at a redemption price equal to the lesser of (A) such person's cost, (B) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of any failure of compliance, or (C) such lesser amount as may be required by applicable law or by order of any Gaming Authority. The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or a finding of suitability or its compliance with any other requirement of a Gaming Authority. The Indentures will also provide that immediately upon the imposition by a Gaming Authority of a requirement that a holder or beneficial owner dispose of Debt Securities, such holder or beneficial owner shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by the Debt Securities or (ii) to receive any interest, dividends or any other distributions or payments with respect to the Debt Securities or any remuneration in any form with respect to the Debt Securities from the Company or the Trustee, except the redemption price referred to above.

SUBORDINATION OF SECURITIES

    The payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinated in right of payment, as described below, to the prior payment in full of all current and future Senior Indebtedness.

    The Indentures will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, or any distribution of assets of the Company pursuant to liquidation, dissolution or other winding-up or reorganization of the Company, whether voluntary or involuntary, or any assignment for the benefit or creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full before any payment or distribution is made on account of the principal of, premium, if any, or interest on the Subordinated Securities. Upon maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, payment in full must be made on such Senior Indebtedness before any payment is made on or in respect of the Subordinated Securities. During the continuance of any event of default with respect to Senior Indebtedness entitling the holders thereof to accelerate the maturity thereof, or if such event of default would be caused by any payment upon or in respect of the applicable Subordinated Securities, no payment may be made by the Company upon or in respect of the Subordinated Securities; provided, however, that if such event of default is other than a default in payment of any amount due in connection with such Senior Indebtedness, the Company shall be permitted to continue to make payments of interest on the Subordinated Securities.

    In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or any holders of any Subordinated Securities prohibited by the subordination provision of the applicable Indenture, then such payment or distribution will be required to be paid over and delivered to the holders (or their representative) of Senior Indebtedness.

    If the Company fails to make any payment on Subordinated Securities when due or within any applicable grace period, whether or not on account of the subordination provisions referred to above, such failure would constitute an Event of Default under the Indentures and would enable the holders of such Subordinated Securities to accelerate the maturity thereof and, subject to the terms set forth under

"Events of Default and Notice Thereof," would enable the holders of other Debt Securities to accelerate the maturity thereof. See "--Events of Default and Notice Thereof."

    By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Subordinated Securities and funds that would be otherwise payable to the holders of the Subordinated Securities will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Subordinated Securities.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "Credit Facility" means the Amended and Restated Loan Agreement dated as of May 23, 1997 among the Company, as Borrower, Bank of America National Trust and Savings Association, as Administrative Agent, and the lenders which are or become parties from time to time thereto, as amended by Amendment No. 1 thereto dated as of October 3, 1997 and Amendment No. 2 thereto dated as of May 15, 1998, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including without limitation any agreement extending the maturity of, refinancing or otherwise restructuring (including adding guarantors) all or any portion of the Indebtedness under such agreement or any successor agreement or increasing the credit available thereunder.

    "Interest Rate Protection Obligations" means, with respect to any person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

    "Senior Indebtedness" is defined in the Senior Subordinated Debt Indenture as the principal, premium, if any, and interest on any Indebtedness of the Company, whenever created, incurred, issued, assumed or guaranteed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Debt Securities. Without limiting the foregoing, Senior Indebtedness shall include (a) the principal of and interest on and other amounts due on or in connection with the Indebtedness of the Company under the Credit Facility; (b) all Interest Rate Protection Obligations of the Company;
(c) all obligations of the Company under standby letters of credit; and (d) Indebtedness evidenced by the Senior Secured Debt Securities, the Senior Unsecured Debt Securities, the 6.45% Senior Notes of the Company Due 2006, the 7.0% Debentures of the Company Due 2036 and the 6.70% Debentures of the Company Due 2096. Notwithstanding the foregoing, Senior Indebtedness shall not include
(a) to the extent that it may constitute Indebtedness, any obligation for federal, state, local or other taxes; (b) any Indebtedness among or between the Company and/or any one or more subsidiaries and Affiliates of the Company; (c) to the extent that it may constitute Indebtedness, any obligation in respect to any trade payable incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) Indebtedness evidenced by the 6 3/4% Senior Subordinated Notes of the Company Due 2003 and the 7 5/8% Senior Subordinated Debentures of the Company Due 2013, with respect to which the Senior Subordinated Debt Securities will rank PARI PASSU in right of payment; (e) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (f) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; and (g) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company; provided, that any guaranty by the Company of Indebtedness of a subsidiary of the Company to third parties shall constitute Senior Indebtedness unless, in the case of any particular guaranty, the instrument creating or evidencing the same provides that such guaranty is subordinated to any other Indebtedness of the Company; provided further, that in the event a subsidiary of the Company advances to the Company the proceeds attributable to Indebtedness incurred by such subsidiary to a third party which Indebtedness has been guaranteed by the Company pursuant to a guaranty which itself constitutes Senior Indebtedness, then such obligation of the Company to repay such advance to the subsidiary shall constitute Senior Indebtedness, unless such obligation is created or evidenced by an instrument which provides that such obligation is subordinated to any other Indebtedness of the Company.

    "Senior Indebtedness" is defined in the Subordinated Debt Indenture as the principal, premium, if any, and interest on any Indebtedness of the Company, whenever created, incurred, issued, assumed or guaranteed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Subordinated Debt Securities. Without limiting the foregoing, Senior Indebtedness shall include
(a) the principal of and interest on and other amounts due on or in connection with the Indebtedness of the Company under the Credit Facility; (b) all Interest Rate Protection Obligations of the Company; (c) all obligations of the Company under standby letters of credit; (d) Indebtedness evidenced by the Senior Subordinated Debt Securities, the 6 3/4% Senior Subordinated Notes of the Company Due 2003 and the 7 5/8% Senior Subordinated Debentures of the Company Due 2013; and (e) Indebtedness evidenced by the Senior Secured Debt Securities, the Senior Unsecured Debt Securities, the 6.45% Senior Notes of the Company Due 2006, the 7.0% Debentures of the Company Due 2036 and the 6.70% Debentures of the Company Due 2096. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any obligation for federal, state, local or other taxes; (b) any Indebtedness among or between the Company and/or any one or more subsidiaries or Affiliates of the Company; (c) to the extent that it may constitute Indebtedness, any obligation in respect to any trade payable incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease obligations) or management agreements; and (e) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company; provided, that any guaranty by the Company of Indebtedness of a subsidiary of the Company to third parties shall constitute Senior Indebtedness unless, in the case of any particular guaranty, the instrument creating or evidencing the same provides that such guaranty does not constitute Senior Indebtedness; provided further, that in the event a subsidiary of the Company advances to the Company the proceeds attributable to Indebtedness incurred by such subsidiary to a third party which Indebtedness has been guaranteed by the Company pursuant to a guaranty which itself constitutes Senior Indebtedness, then such obligation of the Company to repay such advance to the subsidiary shall constitute Senior Indebtedness, unless such obligation is created or evidenced by an instrument which provides that such advance does not constitute Senior Indebtedness.

    The claims of third parties to the assets of the Company's subsidiaries incurring such obligations will be superior to those of the Company as a stockholder and, therefore, the Debt Securities may be deemed to be effectively subordinated to the claims of such third parties. Substantially all of the Company's business operations are conducted through such subsidiaries, and the Debt Securities are effectively subordinated to the repayment of the liabilities arising from those operations. Unless the Prospectus Supplement otherwise provides, the Indentures will not limit the amount of additional Indebtedness, including Senior Indebtedness, which the Company or any subsidiary may create, incur, assume or guarantee. As a result of the subordination provisions contained in the Indentures, in the event of insolvency, holders of the Subordinated Securities may recover less, ratably, than other creditors of the Company or its subsidiaries.

REGISTERED GLOBAL SECURITIES

    The registered Debt Securities of a series may be issued in the form of one or more Registered Global Securities that will be deposited with and registered in the name of a depositary (a "Depositary") or its nominee identified in the applicable Prospectus Supplement. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary, or by such a nominee to such Depositary or to another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons holding interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

    So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indentures. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indentures. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the Indentures. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

    Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such

Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustees. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

CERTAIN COVENANTS

    LIMITATION OF LIENS. Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Unsecured Debt Indenture and the Senior Subordinated Debt Indenture will provide that neither the Company nor any of its subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien upon any Consolidated Property without effectively providing that the Debt Securities shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to: (a) Liens existing on the date of original issuance of the Debt Securities; (b) Liens affecting property of a corporation or other entity existing at the time it becomes a subsidiary of the Company or at the time it is merged into or consolidated with the Company or a subsidiary of the Company; (c) Liens on property existing at the time of acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition thereof for the purpose of financing all or part of the purchase price thereof; (d) Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction; (e) Liens which secure Indebtedness owing by a subsidiary of the Company to the Company or to a subsidiary of the Company;
(f) Liens securing Indebtedness of the Company the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Debt; (g) purchase money security Liens on personal property; (h) Liens securing Indebtedness of the Company the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the Project Cost of the construction and development or improvement of a Resort Property; (i) Liens on the stock, partnership or other equity interest of the Company or any subsidiary in any Joint Venture (as hereinafter defined) or any subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, PROVIDED the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (j) Liens securing any Senior Indebtedness (as defined in the Senior Subordinated Debt Indenture), including without limitation, the Senior Secured Debt Securities; (k) certain Liens to government entities, including pollution control or industrial revenue bond financing; (l) Liens required by any contract or statute in order to permit the Company or a subsidiary of the Company to perform any contract or subcontract made by it with or at the request of a governmental entity; (m) mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business; (n) certain Liens for taxes or assessments and similar charges; (o) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title; and (p) certain extensions, renewals, replacements or refinancings of any Liens referred to in the foregoing clauses (a) through (j). Notwithstanding the foregoing, the Company and any one or more of its subsidiaries may, without securing the Debt Securities, issue, assume or guarantee

Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of the Company and its subsidiaries which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under clauses (a) through (j) inclusive above) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which the Company has voluntarily retired Funded Debt) does not at any one time exceed 15% of Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries.

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Unsecured Debt Indenture and the Senior Subordinated Debt Indenture will provide that neither the Company nor any of its subsidiaries will enter into any Sale and Lease-Back Transaction unless either (a) the Company or such subsidiary would be entitled, pursuant to the above provisions, to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by a Lien on the property to be leased, without equally and ratably securing such Debt Securities or (b) the Company within 120 days after the effective date of such Sale and Lease-Back Transaction applies to the voluntary retirement of its Funded Debt an amount equal to the Value of the Sale and Lease-Back Transaction (subject to credits for certain voluntary retirements of Funded Debt).

    ADDITIONAL COVENANTS. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

CERTAIN DEFINITIONS

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth in the most recent quarterly balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

    "CONSOLIDATED PROPERTY" means any property of the Company or any subsidiary of the Company.

    "DETROIT JOINT VENTURE" means the Michigan limited liability company governed by an Operating Agreement, dated October 7, 1997, by and between Circus Circus Michigan, Inc., a wholly owned subsidiary of the Company, and Atwater Casino Group, L.L.C.

    "EXISTING AND PERMITTED COMPLETION GUARANTEES AND MAKE-WELL AGREEMENTS" means (i) that certain Amended and Restated Make-Well Agreement by the Company in favor of Bank of America National Trust and Savings Association dated as of November 24, 1997 relating to the Circus and Eldorado Joint Venture, a Nevada general partnership, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any extension of the term thereof, (ii) any contract providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of property or equipment of the Detroit Joint Venture, or (iii) any "make-well," "keep-well" or other agreement or arrangement of whatever nature providing for the obligation to advance funds, property or services on behalf of the Detroit Joint Venture, or given for the purpose of assuring or holding harmless any governmental entity or agency and/or any lender against loss with respect to any obligation of the Detroit Joint Venture.

    "FUNDED DEBT" means all Indebtedness of the Company which (i) matures by its terms, or is renewable at the option of any obligor thereon to a date, more than one year after the date of original issuance of such Indebtedness and (ii) ranks at least pari passu with the Debt Securities.

    "INDEBTEDNESS" of any person means (a) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (b) any guaranty, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed (except to banks or other financial institutions) for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, "Indebtedness" shall not include (i) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of property or equipment of the Company or its Affiliates or (ii) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of the Company in order to maintain the financial condition of such Affiliate, in each case, including Existing and Permitted Completion Guarantees and Make-Well Agreements. For purposes hereof, a "capitalized lease" shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

    "JOINT VENTURE" means (i) with respect to properties located in the United States, any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more subsidiaries, and (ii) with respect to properties located outside the United States, any partnership, corporation or other entity, in which up to and including 60% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more subsidiaries.

    "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "PROJECT COST" means, with respect to any Resort Property, the aggregate costs required to complete such construction project in accordance with the plans therefor and applicable legal requirements, as set forth in an Officers' Certificate submitted to the Trustee, setting forth in reasonable detail all amounts theretofore expended and any anticipated costs and expenses estimated to be incurred and reserves to be established in connection with the construction and development of such future addition or improvement, including direct costs related thereto such as construction management, architectural engineering and interior design fees, site work, utility installations and hook-up fees, construction permits, certificates and bonds, land acquisition costs and the cost of furniture, fixtures, furnishings, machinery and equipment, but excluding the following: principal or interest payments on any Indebtedness (other than interest which is required to be capitalized in accordance with generally accepted accounting principal, which shall be included in determining Project
Cost), or costs related to the operation of the Resort Property including, but not limited to, non-construction supplies and pre-operating payroll.

    "RESORT PROPERTY" means any property owned or to be owned by the Company or any of its subsidiaries that is, or will be upon completion, a casino (including a river boat casino), casino-hotel, destination resort or a theme park.

    "SALE AND LEASE-BACK TRANSACTION" means any arrangement with any person (other than the Company or a subsidiary of the Company), or to which any such person is a party, providing for the leasing to the Company or a subsidiary of the Company for a period of more than three years of any Consolidated Property which has been or is to be sold or transferred by the Company or such subsidiary to such person or to any other person (other than the Company or a subsidiary of the Company), to which funds have been or are to be advanced by such person on the security of the leased property.

    "SUBSIDIARY" of any person means (i) any corporation of which at least a majority in interest of the outstanding stock having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such person, or by one or more other corporations a majority in interest of such stock of which is similarly owned or controlled, or by such person and one or more other corporations a majority in interest of such stock of which is similarly owned or controlled and (ii) any other person (other than a corporation, or a partnership, corporation or other entity described in clause (ii) of the definition of Joint Venture) in which such person or any subsidiary, directly or indirectly, has greater than a 50% ownership interest.

    "VALUE" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of property leased pursuant to such Sale and Lease-Back Transaction or (ii) the fair value, in the opinion of the Company's Board of Directors as evidenced by a board resolution, of such property at the time of entering into such Sale and Lease-Back Transaction.

SUCCESSOR CORPORATION AND ASSIGNMENT

    The Indentures provide that the Company may not consolidate with, merge into or transfer all or substantially all of its assets to, another person unless (i) the successor, if other than the Company, is a corporation organized under the laws of the United States or any state thereof or the District of Columbia, (ii) it assumes all obligations of the Company under the Debt Securities and the Indentures, and (iii) immediately after such transaction no Default or Event of Default exists. Thereafter, all such obligations of the Company will terminate.

EVENTS OF DEFAULT AND NOTICE THEREOF

    Unless otherwise indicated in the applicable Prospectus Supplement, the term "Event of Default," when used in an Indenture with respect to any series of Debt Securities, will mean any one of the following: (i) failure of the Company to pay (whether or not prohibited by the subordination provisions (if any)) interest for 30 days on, or the principal when due of, such series of Debt Securities; (ii) failure to perform any other covenant contained in such Indenture for 30 days after notice; (iii) the occurrence of an event of default under any instrument evidencing Indebtedness of the Company or its subsidiaries entitling the holder or holders thereof to accelerate the payment of an aggregate principal amount of $10,000,000 or more of such Indebtedness, which event of default is not cured or waived in accordance with the provisions of such instrument, or such Indebtedness is not discharged, within 30 days after the receipt by the Company of notice from the Trustee or the holders of 25% in principal amount of such series of Debt Securities then outstanding of such event of default and requiring the Company to cause such event of default to be cured or such Indebtedness to be discharged; and (iv) certain events of bankruptcy, insolvency or reorganization.

    The Indentures will provide that the Trustee will, within 90 days after the occurrence of a default that is known to the Trustee with respect to any series of Debt Securities, give the holders of such series of Debt Securities notice of such default (the term "default" to include the events specified above without grace or notice), PROVIDED, that, except in the case of default in the payment of principal of or interest on such series of Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such series of Debt Securities.

    In case an Event of Default occurs and is continuing with respect to any series of Debt Securities, the Trustee or the holders of not less than 25% in principal amount of such series of Debt Securities, by notice in writing to the Company (and to the Trustee if given by the holders of such series of Debt Securities), may declare the principal of and all accrued interest on all such series of Debt Securities (but in no event more than the maximum amount of principal and interest thereon allowed by law) to be due and payable immediately. Such declaration may be rescinded by holders of a majority in principal amount of such series of Debt Securities then outstanding if, among other conditions, all existing Events of Default relating to such series of Debt Securities have been cured or waived and if the rescission would not conflict with any judgment or decree.

    Defaults with respect to any series of Debt Securities (except, unless theretofore cured, a default in payment of principal of or interest on such series of Debt Securities or default with respect to a provision which cannot be modified under the terms of the applicable Indenture without the consent of each holder of the Debt Securities affected) may be waived by the holders of a majority in principal amount of such series of Debt Securities then outstanding upon the conditions provided in such Indenture.

    The Indentures will include a covenant that the Company will file annually with the Trustee a statement regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

MODIFICATION OF THE INDENTURES

    Under the Indentures, the rights and obligations of the Company and the rights of the holders of the Debt Securities may be modified by the Company and the Trustee only with the consent of the holders of not less than a majority in principal amount of the class of Debt Securities then outstanding affected by such modification; but no reduction in the principal, or extension of the maturity, of any Debt Securities in a manner adverse to the holders of the Debt Securities, or reduction of the interest rate or extension of the time of payment of interest on the Debt Securities in a manner adverse to the holders of the Debt Securities, or any modification of the subordination provisions (if any) in a manner adverse to the holders of the Debt Securities, or reduction of the percentage required for modification, will be effective against any holder of the Debt Securities without such holder's consent. Under certain circumstances, however, the Company may amend or supplement the Indentures without notice to or the consent of any holders of the Debt Securities.

SATISFACTION AND DISCHARGE OF INDENTURES

    Unless otherwise indicated in the applicable Prospectus Supplement, each Indenture with respect to any series of Debt Securities will be discharged upon payment in full of such series of Debt Securities outstanding thereunder, or upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will, without consideration of any reinvestment of such interest, provide money in an amount sufficient to pay and discharge the principal of and each installment of interest on such series of Debt Securities on the maturity or redemption date, as the case may be, of such payments in accordance with the terms of the applicable Indenture and such series of Debt Securities issued thereunder. The Company will be entitled to make such a deposit if, among other things, the Company has delivered to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, to the effect that (i) the holders of such series of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of the applicable Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (ii) the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, each Indenture will provide that the Company may be released from its obligations with respect to any series of Debt Securities relating to the Company's obligations with respect to the payment of taxes and other claims, maintenance of properties, limitations on Liens, limitations on sale and lease-back transactions, limitations on when the Company may merge and any other covenants specified in any Prospectus Supplement, and that such release will not be deemed to be an Event of Default under such Indenture with respect to any series of Debt Securities ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will, without consideration of any reinvestment of such interest, provide money in an amount sufficient to pay and discharge the principal of and each installment of interest on such series of Debt Securities on the maturity of such payments in accordance with the terms of the applicable Indenture and such series of Debt Securities issued thereunder. The Company will be entitled to make such a deposit if, among other things, the Company has delivered to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, to the effect that (i) the holders of such series of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance of certain obligations and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred and
(ii) the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

CONCERNING THE TRUSTEE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Bank of New York will be the Trustee under each of the Indentures. All payments of principal of, and interest on, and all registration, transfer, exchange, authentication, and delivery of, the Debt Securities (including authentication and delivery on original issuance of the Debt Securities) will be effected by the Trustee in New York, New York.

    Each Indenture will contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

    The Trustee, as successor in interest to Wells Fargo Bank (Colorado), N.A., which was successor in interest to First Interstate Bank of Nevada, N.A., also serves as a trustee with respect to the 6.45% Senior Notes of the Company Due 2006, the 6 3/4% Senior Subordinated Notes of the Company Due 2003, the 7 5/8% Senior Subordinated Debentures of the Company Due 2013, the 7.0% Debentures of the Company due 2036, and the 6.70% Debentures of the Company due 2096. In case of any conflicting interest relating to the Trustee's duties with respect to the foregoing securities or the Debt Securities, the Trustee shall either eliminate such conflicting interest or, except as otherwise provided in the Trust Indenture Act, resign.

    The holders of a majority in principal amount of any series of Debt Securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of Debt Securities, PROVIDED that such direction would not conflict with any rule of law or with the applicable Indenture, would not be unduly prejudicial to the rights of another holder of the Debt Securities, and would not involve the Trustee in personal liability. The Indentures will provide that in case an Event of Default shall occur and be known to the Trustee (and not be cured), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of the Debt Securities, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, STOCKHOLDERS OR INCORPORATORS

    The Indentures will provide that no past, present or future director, officer, employee, stockholder or incorporator of the Company or any successor corporation shall have any liability for any obligations of the Company under the Debt Securities or the Indentures or for any claim based on, in respect of, or by reason of such obligations or their creation, by reason of such person's or entity's status as such director, officer, employee, stockholder or incorporator.

CREDIT FACILITY

    The Company's Credit Facility includes covenants which limit the respective levels of "Senior Debt" and "Total Debt" (each as defined in the Credit Facility) which may be incurred or maintained by the Company based on its "Adjusted EBITDA" (as defined in the Credit Facility). Accordingly, the Company's ability to issue Debt Securities, or Debt Securities constituting senior indebtedness, may be limited by the Credit Facility.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    Each Trust may issue only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Trust Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in each Declaration or made part of each Declaration by the Trust Indenture Act and the Trust Act. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of a Trust for specific terms, including (i) the distinctive designation of such Trust Preferred Securities; (ii) the number of Trust Preferred Securities issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such Trust and the date or dates upon which such distributions shall be payable; PROVIDED, HOWEVER, that distributions on such Trust Preferred Securities shall be payable on a quarterly basis to holders of such Trust Preferred Securities as of a record date in each quarter during which such Trust Preferred Securities are outstanding; (iv) whether distributions on Trust Preferred Securities issued by such Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by such Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Trust to purchase or redeem Trust Preferred Securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vi) the voting rights, if any, of Trust Preferred Securities issued by such Trust in addition to those required by law, including any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Trust; (vii) whether the Trust Preferred Securities will be issued in certificated or book-entry form and, if applicable, the identity of the depositary for the Trust Preferred Securities and (viii) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Trust not inconsistent with the Declaration of such Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company as described under "Description of the Trust Preferred Securities Guarantees". Any applicable United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

    In connection with the issuance of Trust Preferred Securities, each Trust will issue one series of Trust Common Securities. The Declaration of each Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by a Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such Trust and the Trust Common Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon the occurrence and during the continuation of an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. All of the Trust Common Securities of a Trust will be directly or indirectly owned by the Company.

    Trust Preferred Securities will be issued in registered form and in either certificated form or represented by one or more global securities. If Trust Preferred Securities are represented by one or more global securities (each, a "Global Security"), the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Trust Preferred Securities of like tenor and amount in any authorized form and denomination. The specific terms of any depositary arrangement with respect to Trust Preferred Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. Reference is made to "Description of Debt Securities--Registered Global Securities" for a description of provisions the Company anticipates will apply to all depositary arrangements, including those relating to Trust Preferred Securities.

    The Declaration of Trust of each Trust will provide that each holder and beneficial owner of Trust Preferred Securities, by accepting or otherwise acquiring an interest in the Trust Preferred Securities, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries (or any joint venture in which the Company or a subsidiary of the Company is a participant) now or hereafter conducts or proposes to conduct gaming requires that a person who is a holder or beneficial owner of Trust Preferred Securities must be licensed, qualified or found suitable, or comply with any other requirement under applicable Gaming Laws, such holder or beneficial owner shall apply for a license, qualification or a finding of suitability or comply with such other requirement, as the case may be, within the prescribed time period. If such holder or beneficial owner fails to apply to be, or fails to become, licensed or qualified, is found unsuitable or fails to comply with any other requirement, as the case may be (a "failure of compliance"), then the Company shall have the right, at its option (i) to require such person to dispose of its Trust Preferred Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by the Gaming Authority or (ii) to purchase such Trust Preferred Securities (which purchase may be less than 30 days following the notice of purchase if so requested or prescribed by the Gaming Authority) at a purchase price equal to the lesser of (A) such person's cost, (B) 100% of the liquidation amount thereof, plus accrued and unpaid cash distributions to the earlier of the purchase date and the date of any failure of compliance, or (C) such other amount as may be required by applicable law or by order of any Gaming Authority. The Company shall notify the trustees under the applicable Declaration of Trust in writing of any such purchase as soon as practicable. Neither the Company nor the Trust shall be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or a finding of suitability or its compliance with any other requirement of a Gaming Authority. The Declaration of Trust of each Trust will also provide that immediately upon the imposition by a Gaming Authority of a requirement that a holder or beneficial owner dispose of Trust Preferred Securities, such holder or beneficial owner shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by the Trust Preferred Securities or (ii) to receive any cash distributions, interest, dividends or any other distributions or payments with respect to the Trust Preferred Securities or any remuneration in any form with respect to the Trust Preferred Securities from the Company, the Trust or the trustees under the applicable Declaration of Trust, except the purchase price referred to above.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the Trust Preferred Securities Guarantees which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities. Each Trust Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each Trust Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Trust Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Trust Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Trust.

GENERAL

    Pursuant to each Trust Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree to pay in full, to the holders of the Trust Preferred Securities issued by a Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Trust), as and when due, regardless of any defense, right to set-off or counterclaim which such Trust may have or assert. The following payments with respect to Preferred Securities issued by a Trust, to the extent not paid by such Trust (the "Guarantee Payments"), will be subject to the Trust Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent such Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the redemption date (the "Redemption Price"), to the extent such Trust has funds available therefor, with respect to any Preferred Securities called for redemption by such Trust and (iii) upon a voluntary or involuntary termination, dissolution or winding-up of such Trust (other than in connection with the distribution of Subordinated Deferrable Interest Debentures to the holders of Trust Preferred Securities in exchange for their Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent such Trust shall have funds available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of such Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable Trust to pay such amounts to such holders.

    Each Trust Preferred Securities Guarantee will be a full and unconditional guarantee with respect to the Trust Preferred Securities issued by the applicable Trust from the time of issuance of such Trust Preferred Securities, but will not apply to any payment of distributions when the Trust does not have sufficient funds available to make such payment or distributions. If the Company does not make interest payments on the Subordinated Deferrable Interest Debentures purchased by a Trust, such Trust will not pay distributions on the Trust Preferred Securities issued by such Trust and will not have funds available therefor. See "Description of the Subordinated Deferrable Interest Debentures--Certain Covenants."

    The Company has also agreed separately to guarantee the obligations of the Trusts with respect to the Trust Common Securities (the "Trust Common Securities Guarantees") to the same extent as the Trust Preferred Securities Guarantee, except that upon the occurrence and during the continuation of an event of default under the Subordinated Debentures Indenture (as hereinafter defined), holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

    For information concerning the requirement that Trust Preferred Securities be disposed of by holders or beneficial owners under certain circumstances, see "Description of the Trust Preferred Securities."

CERTAIN COVENANTS OF THE COMPANY

    In each Trust Preferred Securities Guarantee, the Company will covenant that, so long as any Trust Preferred Securities issued by the applicable Trust remain outstanding, if any event that would constitute an event of default shall exist under such Trust Preferred Securities Guarantee or the Declaration of such Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank PARI PASSU with or junior to such Subordinated Deferrable Interest Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Trust Preferred Security Guarantees) with respect to the foregoing. However, each Trust Preferred Security Guarantee will except from the foregoing covenant any dividend, redemption, liquidation, interest, principal or guarantee payment by the Company where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, liquidation, interest, principal or guarantee payment is being made.

MODIFICATION OF THE TRUST PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Trust Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding of the applicable Trust.

TERMINATION

    Each Trust Preferred Securities Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Trust upon full payment of the Redemption Price of all Trust Preferred Securities of such Trust, upon distribution of the Subordinated Deferrable Interest Debentures held by such Trust to the holders of the Trust Securities of such Trust in liquidation of such holders' interest in such Trust Securities or upon full payment of the amounts payable in accordance with the Declaration of such Trust upon liquidation of such Trust. Each Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Preferred Securities Guarantee.

EVENTS OF DEFAULT

    An event of default under a Trust Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

    The holders of a majority in liquidation amount of the Trust Preferred Securities relating to such Trust Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of such Trust Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Trust Preferred Guarantee Trustee under such Trust Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce such Trust Preferred Securities Guarantee, any holder of Trust Preferred Securities relating to such Trust Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant Trust, the Preferred Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities relating to such Trust Preferred Securities Guarantee shall have the right, which is absolute and unconditional, to proceed directly against the Company to obtain Guarantee Payments thereunder, without first waiting to determine if the Preferred Guarantee Trustee has enforced such Trust Preferred Security Guarantee or instituting a legal proceeding against the Trust which issued such Trust Preferred Securities, the Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEES

    The Trust Preferred Securities Guarantees will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any subsidiary or affiliate of the Company and (iii) senior to the Company's common stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by such Trust by acceptance thereof agrees to the subordination provisions and other terms of the Trust Preferred Securities Guarantee relating thereto.

    The Trust Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

    The Company's obligations under the Declaration for each Trust, the Trust Preferred Securities Guarantee with respect to the Trust Preferred Securities issued by such Trust, the Subordinated Deferrable Interest Debentures purchased by such Trust and the Subordinated Debentures Indenture, in the aggregate, will provide a full and unconditional guarantee by the Company of payments due on the Trust Preferred Securities issued by such Trust.

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

    The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of is or her own affairs. Subject to such provisions, the Preferred Guaranteed Trustee is under no obligation to exercise any of the powers vested in it by the Trust Preferred Securities Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

    The Preferred Guarantee Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of the Company are outstanding.

GOVERNING LAW

    The Trust Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

         DESCRIPTION OF THE SUBORDINATED DEFERRABLE INTEREST DEBENTURES

    Subordinated Deferrable Interest Debentures may be issued from time to time in one or more series under an Indenture (the "Subordinated Debentures Indenture") to be entered into among the Company and The Bank of New York, as Trustee (the "Subordinated Debentures Trustee"). The terms of the Subordinated Deferrable Interest Debentures will include those stated in the Subordinated Debentures Indenture and in a Supplemental Subordinated Debentures Indenture (as defined below) and those made part of the Subordinated Debentures Indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Subordinated Debentures Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular provisions or defined terms in the Subordinated Debentures Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

GENERAL

    The Subordinated Deferrable Interest Debentures will be unsecured subordinated obligations of the Company. The Subordinated Debentures Indenture does not limit the aggregate principal amount of Subordinated Deferrable Interest Debentures which may be issued thereunder and provides that the Subordinated Deferrable Interest Debentures may be issued from time to time in one or more series. The Subordinated Deferrable Interest Debentures are issuable in one or more series pursuant to an indenture supplemental to the Subordinated Debentures Indenture or a resolution of the Company's Board of Directors or a special committee thereof (each, a "Supplemental Subordinated Debentures Indenture").

    In the event Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, such Subordinated Deferrable Interest Debentures subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the termination of such Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Deferrable Interest Debentures will be issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust.

    Reference is made to the accompanying Prospectus Supplement for the following terms of the series of Subordinated Deferrable Interest Debentures being offered thereby: (i) the specific title of such Subordinated Deferrable Interest Debentures; (ii) any limit on the aggregate principal amount of such Subordinated Deferrable Interest Debentures; (iii) the date or dates on which the principal of such Subordinated Deferrable Interest Debentures is payable and the right, if any, to extend such date or dates; (iv) the rate or rates at which such Subordinated Deferrable Interest Debentures will bear interest or the method of determination of such rate or rates; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Subordinated Deferrable Interest Debentures may be redeemed, in whole or in part, at the option of the Company; (viii) the right and/or obligation, if any, of the Company to redeem or purchase such Subordinated Deferrable Interest Debentures pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods during which, the price or prices at which, and the terms and conditions upon which, such Subordinated Deferrable Interest Debentures shall be redeemed or purchased, in whole or part, pursuant to such right and/or obligation; (ix) the terms of subordination; (x) if other than denominations of $25 or any integral multiple thereof, the denominations in which such Subordinated Deferrable Interest Debentures shall be issuable; (xi) any and all other terms with respect to such series; and (xii) whether such Subordinated Deferrable Interest Debentures are issuable as a global security, and in such case, the identity of the depository.

    The Subordinated Debentures Indenture does not contain any provisions that afford holders of Subordinated Deferrable Interest Debentures protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

    The Subordinated Deferrable Interest Debentures will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the accompanying Prospectus Supplement.

CERTAIN COVENANTS

    If Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust and (i) there shall have occurred and be continuing any event that would constitute an Event of Default under the Subordinated Debentures Indenture or (ii) the Company shall be in default with respect to its payment of any obligations under the related Trust Preferred Securities Guarantee or Trust Common Securities Guarantee, and such default shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank PARI PASSU with or junior to such Subordinated Deferrable Interest Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Trust Preferred Security Guarantees) with respect to the foregoing.

    If Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust and the Company shall have given notice of its election to defer payments of interest on such Subordinated Deferrable Interest Debentures by extending the interest payment period as provided in the Subordinated Debentures Indenture and such period, or any extension thereof, shall be continuing, then
(a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank PARI PASSU with or junior to such Subordinated Deferrable Interest Debentures and (c) the Company shall not make any guarantee payments (other than pursuant to the Trust Preferred Security Guarantees) with respect to the foregoing.

    Notwithstanding the foregoing restrictions, the Company will be permitted, in any event, to make dividend, redemption, liquidation and guarantee payments on capital stock, and interest, principal, redemption and guarantee payments on debt securities issued by the Company ranking PARI PASSU with or junior to Subordinated Deferrable Interest Debentures, where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such payment is being made.

    In the event Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities of such Trust, for so long as such Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100% ownership of the Trust Common Securities of such Trust; PROVIDED, HOWEVER, that any permitted successor of the Company under the Subordinated Debentures Indenture may succeed to the Company's ownership of such Trust Common Securities, (ii) not to cause, as sponsor of such Trust, or to permit, as holder of the Trust Common Securities of such Trust, the termination, dissolution or winding-up of such Trust, except in connection with a distribution of the Subordinated Deferrable Interest Debentures as provided in the Declaration and in connection with certain mergers, consolidations or amalgamations, (iii) to use its reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Deferrable Interest Debentures to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Trust, and (b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes and (iv) to use reasonable efforts to cause each holder of Trust Securities of such Trust to be treated as owning an undivided beneficial interest in the Subordinated Deferrable Interest Debentures issued to such Trust.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Subordinated Deferrable Interest Debentures of each series will be issued in registered form and in either certificated form or represented by one or more global securities. If not represented by one or more global securities, Subordinated Deferrable Interest Debentures may be presented for registration or transfer (with the form of transfer endorsed thereon duly executed) or exchange at the office of the registrar for the Subordinated Deferrable Interest Debentures or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Subordinated Deferrable Interest Debentures and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Subordinated Debentures Indenture. Such transfer or exchange will be effected upon the registrar for the Subordinated Deferrable Interest Debentures or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company will appoint the Subordinated Debentures Trustee as registrar with respect to each series of Subordinated Deferrable Interest Debentures. If a Prospectus Supplement refers to any transfer agents (in addition to the Subordinated Debentures Registrar) initially designated by the Company with respect to any series of Subordinated Deferrable Interest Debentures, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Subordinated Deferrable Interest Debentures.

    In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange any Subordinated Deferrable Interest Debentures during a period beginning at the opening of business 15 days before any selection for redemption of Subordinated Deferrable Interest Debentures of like tenor and of the series of which such Subordinated Deferrable Interest Debentures are a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Subordinated Deferrable Interest Debentures of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Subordinated Deferrable Interest Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Subordinated Deferrable Interest Debentures being redeemed in part.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on any Subordinated Deferrable Interest Debentures will be made only against surrender to the Paying Agent of such Subordinated Deferrable Interest Debentures. Unless otherwise indicated in an applicable Prospectus Supplement, principal of, premium, if any, and interest, if any, on Subordinated Deferrable Interest Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register with respect to such Subordinated Deferrable Interest Debentures. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Subordinated Deferrable Interest Debenture on any Interest Payment Date will be made to the person in whose name such Subordinated Deferrable Interest Debenture (or predecessor security) is registered at the close of business on the date described in the applicable Prospectus Supplement for such interest payment.

    The Subordinated Debentures Trustee will act as Paying Agent with respect to each series of Subordinated Deferrable Interest Debentures. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each place of payment for each series of Subordinated Deferrable Interest Debentures.

    All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium or interest, if any, on any Subordinated Deferrable Interest Debentures of any series which remain unclaimed at the end of two years after such principal or premium or interest, if any, shall have become due and payable will be repaid to the Company and the holder of such Subordinated Deferrable Interest Debentures will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

    If any Subordinated Deferrable Interest Debentures of a series are represented by one or more global securities (each, a "Global Security"), the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Subordinated Deferrable Interest Debentures of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium, if any, and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

    The specific terms of the depositary arrangement with respect to any portion of a series of Subordinated Deferrable Interest Debentures to be represented by a Global Security will be described in the applicable Prospectus Supplement. Reference is made to "Description of Debt Securities--Registered

Global Securities" for a description of provisions the Company anticipates will apply to all depositary arrangements, including those relating to Subordinated Deferrable Interest Debentures.

MODIFICATION OF THE SUBORDINATED DEBENTURES INDENTURE

    The Subordinated Debentures Indenture contains provisions permitting the Company and the Subordinated Debentures Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Deferrable Interest Debentures of each series which are affected by the modification, to modify the Subordinated Debentures Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Subordinated Deferrable Interest Debentures; PROVIDED, HOWEVER, that no such modification may, without the consent of the holder of each outstanding Subordinated Deferrable Interest Debenture affected thereby, (i) extend the fixed maturity of any Subordinated Deferrable Interest Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Subordinated Deferrable Interest Debenture so affected or (ii) reduce the percentage of Subordinated Deferrable Interest Debentures the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each then outstanding Subordinated Deferrable Interest Debenture affected thereby.

    In addition, the Company and the Subordinated Debentures Trustee may execute, without the consent of any holder of Subordinated Deferrable Interest Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Subordinated Deferrable Interest Debentures.

EVENTS OF DEFAULT

    With respect to a particular series of Subordinated Deferrable Interest Debentures, the Subordinated Debentures Indenture provides (or the Supplemental Subordinated Debentures Indenture for such series will provide) that any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" with respect to such series of Subordinated Deferrable Interest Debentures.

        (a) failure for 30 days to pay interest on the Subordinated Deferrable Interest Debentures of that series, including any Additional Interest in respect thereof, when due; PROVIDED, HOWEVER, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

        (b) failure to pay principal or premium, if any, on the Subordinated Deferrable Interest Debentures of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking fund payment with respect to that series; or

        (c) failure to observe or perform any other covenant (other than those specifically relating to another series) contained in the Subordinated Debentures Indenture for 90 days after written notice to the Company from the Subordinated Debentures Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Deferrable Interest Debentures of that series; or

        (d) certain events of bankruptcy, insolvency or reorganization of the Company; or

        (e) in the event Subordinated Deferrable Interest Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, the voluntary or involuntary dissolution, winding-up or termination of such Trust, except in connection with the distribution of Subordinated Deferrable Interest Debentures to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Trust.

    The holders of a majority in aggregate outstanding amount of any series of Subordinated Deferrable Interest Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debentures Trustee for the series. The Subordinated Debentures Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Subordinated Deferrable Interest Debentures may declare the principal immediately due and payable upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the Event of Default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Subordinated Debentures Trustee. If an Event of Default results from the failure of the Company to pay when due principal of or interest on the Subordinated Deferrable Interest Debentures issued to a Trust, during the continuance of such an Event of Default a holder of Trust Preferred Securities issued by such Trust may immediately institute a legal proceeding directly against the Company to obtain payment of such principal or interest on Subordinated Deferrable Interest Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities owned of record by such holder.

    The holders of a majority in aggregate outstanding principal amount of any series of Subordinated Deferrable Interest Debentures affected thereby may, on behalf of the holders of all the Subordinated Deferrable Interest Debentures of such series, waive any past default except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Subordinated Debentures Trustee) or (ii) a default in the covenants described in the first or second paragraph under "--Certain Covenants" above.

CONSOLIDATION, MERGER AND SALE

    The Subordinated Debentures Indenture does not contain any covenant which restricts the ability of the Company to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    The Subordinated Debentures Indenture will provide that each holder and beneficial owner of Subordinated Deferrable Interest Debentures, by accepting or otherwise acquiring an interest in the Subordinated Deferrable Interest Debentures, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries (or any joint venture in which the Company or a subsidiary of the Company is a participant) now or hereafter conducts or proposes to conduct gaming requires that a person who is a holder or beneficial owner of Subordinated Deferrable Interest Debentures must be licensed, qualified or found suitable, or comply with any other requirement under applicable Gaming Laws, such holder or beneficial owner shall apply for a license, qualification or a finding of suitability or comply with such other requirement, as the case may be, within the prescribed time period. If such holder or beneficial owner fails to apply to be, or fails to become, licensed or qualified, is found unsuitable or fails to comply with any other requirement, as the case may be (a "failure of compliance"), then the Company shall have the right, at its option (i) to require such person to dispose of its Subordinated Deferrable Interest Debentures or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by the Gaming Authority or (ii) to redeem such Subordinated Deferrable Interest Debentures (which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the Gaming Authority) at a redemption price equal to the lesser of (A) such person's cost, (B) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of any failure of compliance, or (C) such other amount as may be required by applicable law or by order of any Gaming Authority. The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder or beneficial owner may incur in connection with its application for a license, qualification or a finding of suitability or its compliance with any other requirement of a Gaming Authority. The Subordinated Debentures Indenture will also provide that immediately upon the imposition by a Gaming Authority of a requirement that a holder or beneficial owner dispose of Subordinated Deferrable Interest Debentures, such holder or beneficial owner shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by the Subordinated Deferrable Interest Debentures or (ii) to receive any interest, dividends or any other distributions or payments with respect to the Subordinated Deferrable Interest Debentures or any remuneration in any form with respect to the Subordinated Deferrable Interest Debentures from the Company or the Trustee, except the redemption price referred to above.

DEFEASANCE AND DISCHARGE

    Under the terms of the Subordinated Debentures Indenture, the Company will be discharged from any and all obligations in respect of the Subordinated Deferrable Interest Debentures of any series (except in each case for certain obligations to register the transfer or exchange of Subordinated Deferrable Interest Debentures, replace stolen, lost or mutilated Subordinated Deferrable Interest Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Subordinated Debentures Trustee, in trust, moneys or U.S. Government Obligations in an amount sufficient to pay all the principal of, and interest on, the Subordinated Deferrable Interest Debentures of such series on the dates such payments are due in accordance with the terms of such Subordinated Deferrable Interest Debentures.

GOVERNING LAW

    The Subordinated Debentures Indenture and the Subordinated Deferrable Interest Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE SUBORDINATED DEBENTURES TRUSTEE

    The Subordinated Debentures Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Subordinated Debentures Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Debentures Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Debentures Indenture at the request of any holder of Subordinated Deferrable Interest Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Subordinated Debentures Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Subordinated Debentures Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

    The Subordinated Debentures Trustee serves as trustee under other indentures pursuant to which unsecured debt securities of the Company are outstanding.

MISCELLANEOUS

    The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Debentures Indenture to a direct or indirect wholly-owned subsidiary of the Company; PROVIDED, HOWEVER, that in the event of any such assignment, the Company will remain liable for all of its obligations thereunder. Subject to the foregoing, the Subordinated Debentures Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Subordinated Debentures Indenture provides that it may not otherwise be assigned by the parties thereto.

                              PLAN OF DISTRIBUTION

    The Company or a Trust may offer and sell the Securities directly to purchasers or to or through underwriters, dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Securities in respect of which this Prospectus is delivered will be named in the applicable Prospectus Supplement. The applicable Prospectus Supplement with respect to such Securities will also set forth the terms of the offering of such Securities, including the purchase price of such Securities and the proceeds to the Company or the applicable Trust from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The applicable Prospectus Supplement will describe the method of distribution of the Securities.

    If underwriters are used in an offering of Securities, the name of each managing underwriter, if any, and any other underwriters and terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement relating to such offering and the Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters, dealers and agents may be entitled, under agreements which may be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company of certain expenses.

    If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable Prospectus Supplement relating thereto.

    If an agent is used in an offering of Securities, the agent will be named, and the terms of the agency will be set forth, in the applicable Prospectus Supplement relating thereto. Unless otherwise indicated in such applicable Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

    Dealers and agents named in an applicable Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein and, under agreements which may be entered into with the Company and/or an applicable Trust, may be entitled to indemnification by the Company and/or an applicable Trust against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, the Company and/or the applicable Trust in the ordinary course of business.

    Offers to purchase Securities may be solicited, and sales thereof may be made, by the Company or the applicable Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the applicable Prospectus Supplement relating thereto.

    If so indicated in the applicable Prospectus Supplement, the Company or the applicable Trust will authorize underwriters or other agents to solicit offers by certain institutional investors to purchase Securities from the Company or the applicable Trust pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company or the applicable Trust. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (ii) if the Securities are also being sold to underwriters, the Company or the applicable Trust shall have sold to such underwriters the Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

    In addition, the Securities may be offered and sold by the holders thereof in one or more of the transactions described above, which transactions may be effected at any time and from time to time. Upon any such sale of Securities, the respective holders thereof and any broker, dealer or underwriter participating therewith may be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions, discounts or concessions upon such sale, or any profit on the resale of such Securities, received thereby in connection with such sale may be deemed to be underwriting commissions or discounts under the Securities Act. The compensation, including commissions, discounts. concessions and other profits, received by any broker, dealer or underwriter in connection with the sale of any of such Securities may be less than or in excess of customary commissions.

    The anticipated date of delivery of Securities will be set forth in the applicable Prospectus Supplement relating to each offering.

    The Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the Securities.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company and the Trusts by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, and certain matters of Nevada law will be passed upon for the Company and the Trusts by Schreck Morris, Las Vegas, Nevada.

                                    EXPERTS

    The consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All expenses other than the Securities and Exchange Commission filing fees are estimated.

SEC registration fee..............................................  $ 162,250
Accountants' fees and expenses....................................     50,000
Legal fees and expenses...........................................    150,000
Printing and engraving expenses...................................    250,000
Trustee's and registrar's fees and expenses.......................     25,000
Miscellaneous.....................................................     17,750
                                                                    ---------
    Total.........................................................  $ 655,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the general corporation law of Nevada (the "Nevada Law") permits a corporation to indemnity any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of claims as to which such person is found liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that, notwithstanding the determination of liability, indemnification would be appropriate. The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

    Article X, Section 10.2 of the Company's Restated Bylaws provides for mandatory indemnification of directors and officers to the fullest extent now or hereafter permitted by law.

    The Company maintains a liability insurance policy under which officers and directors are generally indemnified against losses and liability (including costs, expenses, settlements and judgments) incurred by them in such capacities, individually or otherwise, other than specified excluded losses. The insurance policy will pay on behalf of the Company all covered losses for which the Company grants indemnification of each officer or director as permitted by law which the officer or director becomes legally obligated to pay on account of an indemnifiable claim. The policy would generally cover, in addition to other liabilities, liabilities arising under the federal securities laws; however, the subject of loss may not include any claim or claims arising out of or as a result of the filing of a registration statement under the Securities Act or any liability under Section 16(b) of the Securities Exchange Act of 1934.

    The respective Declarations of Circus Finance I and Circus Finance II (each a "Trust"), and the respective forms of Amended and Restated Declaration of the Trusts filed as exhibits to this Registration Statement, each provides that to the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each of such Trust's trustees and each of the officers, directors and affiliates of each such Trustee (each an "Indemnified Person") from and against any loss, damage or claim incurred by such Indemnified Person in good faith on behalf of such Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Declaration except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such acts or omissions. Each such Declaration also provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in the Declaration.

ITEM 16.  EXHIBITS

 1*        Form of Purchase Agreement.
 3(i)(a)   Restated Articles of Incorporation of the Company as of July 15, 1988 and
           Certificate of Amendment thereto, dated June 29, 1989 (Incorporated by reference to Exhibit 3(a) to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1991).

 3(i)(b)   Certificate of Division of Shares into Smaller Denominations, dated June 20,
           1991 (Incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1992).

 3(i)(c)   Certificate of Division of Shares into Smaller Denominations, dated June 22,
           1993 (Incorporated by reference to Exhibit 3(i) to the Company's Current Report on Form 8-K dated July 21, 1993).

 3(ii)     Restated Bylaws of the Company dated November 30, 1996 (Incorporated by reference to Exhibit 3(ii) to the Company's Annual Report on Form 10-K for the
           fiscal year ended January 31, 1997).

 4(a)      Rights Agreement dated as of July 14, 1994, between the Company and First
           Chicago Trust Company of New York (Incorporated by reference to Exhibit 4 to the
           Company's Current Report on Form 8-K dated August 15, 1994).

 4(b)      Amendment to Rights Agreement, effective as of April 16, 1996, between the
           Company and First Chicago Trust Company of New York (Incorporated by reference to Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the period ended July 31, 1996).

 4(c)      Rate Swap Master Agreement, dated as of October 24, 1986, and Rate Swap
           Supplements One through Four (Incorporated by reference to Exhibit 4(j) to the
           Company's Current Report on Form 8-K dated December 29, 1986).

 4(d)      Interest Rate Swap Agreement, dated as of October 20, 1989, by and between the
           Company and Salomon Brothers Holding Company Inc. (Incorporated by reference to
           Exhibit 4(q) to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1990).

 4(e)      Interest Rate Cap Agreement, dated October 20, 1997, between the Company and
           Morgan Guaranty Trust Company of New York. (Incorporated by reference to Exhibit
           4(f) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1997.)

 4(f)      Interest Rate Cap Agreement, dated January 13, 1998, between the Company and
           Morgan Guaranty Trust of New York. (Incorporated by reference to Exhibit 4(h) to the Company's Annual Report on Form 10-K for the fiscal year ended January 31,
           1998.)

 4(g)      Grid Promissory Note, dated October 17, 1997, between the Company and Lyon Short
           Term Funding Corp. (Incorporated by reference to Exhibit 4(g) to the Company's
           Quarterly Report on Form 10-Q for hte quarterly period ended October 31, 1997.)

 4(h)      Indenture by and between the Company and The Bank of New York (successor to
           First Interstate Bank of Nevada, N.A.), as Trustee with respect to the Company's
           6 3/4% Senior Subordinated Notes due 2003 and its 7 5/8% Senior Subordinated
           Debentures due 2013 (Incorporated by reference to Exhibit 4(a) to the Company's
           Current Report on Form 8-K dated July 21, 1993).

 4(i)      Indenture, dated as of February 1, 1996, by and between the Company and The Bank of New York (successor to First Interstate Bank of Nevada, N.A.), as Trustee
           (Incorporated by reference to Exhibit 4(b) to the Company's Current Report on
           Form 8-K dated January 29, 1996).

 4(j)      Supplemental Indenture, dated February 1, 1996, by and between the Company and
           The Bank of New York (successor to First Interstate Bank of Nevada, N.A.), as
           Trustee, with respect to the Company's 6.45% Senior Notes due February 1, 2006
           (Incorporated by reference to Exhibit 4(c) to the Company's Current Report on
           Form 8-K dated January 29, 1996).

 4(k)      6.45% Senior Notes due February 1, 2006 in the principal amount of $200,000,000.
           (Incorporated by reference to Exhibit 4(d) to the Company's Current Report on
           Form. 8-K dated January 29, 1996.)

 4(l)      Amended and Restated $2 Billion Loan Agreement, dated as of May 23, 1997, by and among the Company, the Banks named therein and Bank of America National Trust and Sayings Association, as administrative agent for the Banks, and related
           Subsidiary Guaranty dated as of May 23, 1997, of the Company's subsidiaries named therein. (Incorporated by reference to Exhibit 4(a) to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1997).

 4(m)      Amendment No. 1 to the $2 Billion Loan Agreement, by and among the Company, the
           Banks named therein and Bank of America National Trust and Savings Association,
           as administrative agent for the Banks. (Incorporated by reference to Exhibit
           4(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1997).

 4(n)      Amendment No. 2 to the $2 Billion Loan Agreement, by and among the Company, the
           Banks named therein and Bank of America National Trust and Savings Association,
           as administrative agent for the Banks. (Incorporated by reference to Exhibit
           4(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1998).

 4(o)      Amended and Restated Credit Agreement, dated as of November 25, 1997, by an among the Company and Eldorado Joint Venture, the Banks named therein and Bank of America National Trust and Savings Association as Administrative Agent, and
           the related Note, Amended and Restated Make-Well Agreement and Amended and
           Restated Deed of Trust. (Incorporated by reference to Exhibit 4(h) to the
           Company's Quarterly Report on Form 10-Q for the quarterly period ended October
           31, 1997.)

 4(p)      Supplemental Indenture, dated as of November 15, 1996, to an indenture dated
           February 1, 1996, by and between the Company and The Bank of New York (successor to Wells Fargo Bank (Colorado), N.A.) as Trustee, with respect to the Company's
           6.70% Senior Notes due November 15, 2096. (Incorporated by reference to Exhibit
           4(c) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1996.)

 4(q)      6.70% Senior Notes due February 15, 2096, in the principal amount of
           $150,000,000. (Incorporated by reference to Exhibit 4(d) to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1996.)

 4(r)      Indenture, dated as of November 15, 1996, by and between the Company and The
           Bank of New York (successor to Wells Fargo Bank (Colorado), N.A.) as Trustee.
           (Incorporated by reference to Exhibit 4(e) to the Company's Quarterly Report on
           Form 10-Q for the quarterly period ended October 31, 1996.)

 4(s)      Supplemental Indenture, dated as of November 15, 1996, to an indenture dated
           November 15, 1996, by and between the Company and The Bank of New York
           (successor to Wells Fargo Bank (Colorado), N.A.) as Trustee, with respect to the
           Company's 7.0% Senior Notes due November 15, 2036. (Incorporated by reference to
           Exhibit 4(f) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1996.)

 4(t)      7.0% Senior Notes due February 15, 2036, in the principal amount of
           $150,000,000. (Incorporated by reference to Exhibit 4(g) to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1996.)

 4(u)*     Form of Indenture between the Company and The Bank of New York, as Trustee with respect to the Senior Secured Debt Securities that are the subject of this
           Registration Statement (including form of Senior Secured Debt Security).

 4(v)*     Form of Indenture between the Company and The Bank of New York, as Trustee with respect to the Senior Unsecured Debt Securities that are the subject of this
           Registration Statement (including form of Senior Unsecured Debt Security).

 4(w)*     Form of Indenture between the Company and The Bank of New York, as Trustee with respect to the Senior Subordinated Debt Securities that are the subject of this
           Registration Statement (including form of Senior Subordinated Debt Security).

 4(x)*     Form of Indenture between the Company and The Bank of New York, as Trustee with respect to the Subordinated Debt Securities that are the subject of this
           Registration Statement (including form of Subordinated Debt Security).

 4(y)      Form of Indenture between the Company and The Bank of New York, as Trustee with respect to the Subordinated Deferred Interest Debentures that are the subject of this Registration Statement.

 4(z)      Form of First Supplemental Indenture to Indenture to be used in connection with the issuance of the Subordinated Deferrable Interest Debentures to Circus
           Finance I.

 4(aa)     Form of Second Supplemental Indenture to Indenture to be used in connection with the issuance of the Subordinated Deferrable Interest Debentures to Circus
           Finance II.

 4(bb)*    Form of Subordinated Deferrable Interest Debentures (included in Exhibits 4(z)
           and 4(aa)).

 4(cc)*    Certificate of Trust of Circus Finance I.

 4(dd)*    Certificate of Trust of Circus Finance II.

 4(ee)*    Declaration of Trust of Circus Finance I.

 4(ff)*    Declaration of Trust of Circus Finance II.

 4(gg)     Form of Amended and Restated Declaration of Trust of Circus Finance I.

 4(hh)     Form of Amended and Restated Declaration of Trust of Circus Finance II.

 4(ii)     Form of Guarantee Agreement with respect to Preferred Securities of Circus
           Finance I.

 4(jj)     Form of Guarantee Agreement with respect to Preferred Securities of Circus
           Finance II.

 4(kk)     Form of Guarantee Agreement with respect to Common Securities of Circus Finance
           I.

 4(ll)     Form of Guarantee Agreement with respect to Common Securities of Circus Finance
           II.

 5(a)*     Opinion and Consent of Schreck Morris, Las Vegas, Nevada.

 5(b)*     Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen LLP.

 8*        Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen LLP regarding certain tax matters.

12*        Computation of Ratio of Earnings to Fixed Charges.

23(a)*     Consent of Schreck Morris, Las Vegas, Nevada. Reference is hereby made to
           Exhibit 5(a) hereto.

23(b)*     Consent of Wolf, Block, Schorr and Solis-Cohen LLP. Reference is made to Exhibit
           5(b) hereto.

23(c)*     Consent of Wolf, Block, Schorr and Solis-Cohen LLP. Reference is made to Exhibit
           8 hereto.

23(d)*     Consent of Arthur Andersen LLP.

24*        Powers of Attorney (included on page II-7).

25(a)*     Statement of Eligibility on Form T-1 relating to Senior Secured Debt Securities of The Bank of New York, as Trustee.

25(b)*     Statement of Eligibility on Form T-1 relating to Senior Unsecured Debt
           Securities of The Bank of New York, as Trustee.

25(c)*     Statement of Eligibility on Form T-1 relating to Senior Subordinated Debt
           Securities of The Bank of New York, as Trustee.

25(d)*     Statement of Eligibility on Form T-1 relating to Subordinated Debt Securities of
           The Bank of New York, as Trustee.

25(e)*     Statement of Eligibility of The Bank of New York, as Trustee for the
           Subordinated Deferrable Interest Debentures Indenture, on Form T-1.

25(f)*     Statement of Eligibility of The Bank of New York, as Trustee for Preferred
           Securities of Circus Finance I, on Form T-1.

25(g)*     Statement of Eligibility of The Bank of New York, as Trustee for Guarantee of
           Preferred Securities of Circus Finance I, on Form T-1.

25(h)*     Statement of Eligibility of The Bank of New York, as Trustee for Preferred
           Securities of Circus Finance II, on Form T-1.

25(i)*     Statement of Eligibility of The Bank of New York, as Trustee for Guarantee of
           Preferred Securities of Circus Finance II, on Form T-1.

------------------------


*   Previously filed.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any, increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range. may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provision describing in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 26th day of August, 1998.


                                CIRCUS CIRCUS ENTERPRISES, INC.

                                By:            /s/ MICHAEL S. ENSIGN*
                                     -----------------------------------------
                                                 MICHAEL S. ENSIGN
                                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                      OFFICER


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 26th day of August, 1998.


                                CIRCUS FINANCE I

                                By:            /s/ MICHAEL S. ENSIGN*
                                     -----------------------------------------
                                             MICHAEL S. ENSIGN, TRUSTEE

                                By:          /s/ WILLIAM A. RICHARDSON*
                                     -----------------------------------------
                                           WILLIAM A. RICHARDSON, TRUSTEE

                                By:            /s/ GLENN W. SCHAEFFER
                                     -----------------------------------------
                                            GLENN W. SCHAEFFER, TRUSTEE

------------------------


* By Glenn W. Schaeffer as attorney-in-fact pursuant to the Power of Attorney filed as Exhibit 24 to this Registration
Statement.

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 26th day of August, 1998.


                                CIRCUS FINANCE II

                                By:            /s/ MICHAEL S. ENSIGN*
                                     -----------------------------------------
                                             MICHAEL S. ENSIGN, TRUSTEE

                                By:          /s/ WILLIAM A. RICHARDSON*
                                     -----------------------------------------
                                           WILLIAM A. RICHARDSON, TRUSTEE

                                By:            /s/ GLENN W. SCHAEFFER
                                     -----------------------------------------
                                            GLENN W. SCHAEFFER, TRUSTEE


    Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
                                  Chief Executive Officer
    /s/ MICHAEL S. ENSIGN*        (Principal Executive
------------------------------    Officer) of the Company,    August 26, 1998
      Michael S. Ensign           Trustee of Circus
                                  Finance I and Trustee of
                                  Circus Finance II

                                Vice Chairman of the Board
  /s/ WILLIAM A. RICHARDSON*      of the Company, Trustee
------------------------------    of Circus Finance I and     August 26, 1998
    William A. Richardson         Trustee of Circus
                                  Finance II

                                President, Chief Financial
                                  Officer, Treasurer and
                                  Director (Principal
    /s/ GLENN W. SCHAEFFER        Financial Officer) of
------------------------------    the Company, Trustee of     August 26, 1998
      Glenn W. Schaeffer          Circus Finance I and
                                  Trustee of Circus
                                  Finance II


------------------------


* By Glenn W. Schaeffer as attorney-in-fact pursuant to the Power of Attorney filed as Exhibit 24 to this Registration
Statement.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Vice President and Chief
       /s/ LES MARTIN*            Accounting Officer
------------------------------    (Principal Accounting       August 26, 1998
          Les Martin              Officer) of the Company

    /s/ WILLIAM E. BANNEN*
------------------------------  Director of the Company       August 26, 1998
      William E. Bannen

    /s/ ARTHUR H. BILGER*
------------------------------  Director of the Company       August 26, 1998
       Arthur H. Bilger

    /s/ MICHAEL D. MCKEE*
------------------------------  Director of the Company       August 26, 1998
       Michael D. McKee

      /s/ DONNA B. MORE*
------------------------------  Director of the Company       August 26, 1998
        Donna B. More


------------------------


* By Glenn W. Schaeffer as attorney-in-fact pursuant to the Power of Attorney filed as Exhibit 24 to this Registration
Statement.